Form 10-K, Exhibit 13
period 2007-12-31
CAPITOL CITY BANCSHARES INC
filed 2008-03-31
CIK 1070295

Exhibit 13.1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

NICHOLS, CAULEY & ASSOCIATES, LLC

A Professional Services Firm of:

Certified Public Accountants

Certified Internal Auditors

Certified Financial Planners®

Certified Valuation Analysts

_______________________

Atlanta · Clarkesville · Dublin · Lake Oconee · Warner Robins

www.nicholscauley.com

REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2007 and 2006, and the related consolidated statements of income, other comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

March 28, 2008

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	2007	2006
Assets
Cash and due from banks	$5,557,711	$4,292,248
Interest-bearing deposits at other financial institutions	74,895	34,227
Federal funds sold	1,953,000	1,592,000
Securities available for sale	52,223,806	50,850,246
Restricted equity securities, at cost	471,900	481,000
Loans, net of unearned income	199,488,088	181,306,564
Less allowance for loan losses	3,349,052	3,317,067

Loans, net	196,139,036	177,989,497

Premises and equipment, net	10,432,908	9,115,846
Other real estate owned	550,278	890,769
Other assets	5,557,103	4,829,092

Total assets	$272,960,637	$250,074,925

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$30,654,203	$30,497,869
Interest-bearing	215,905,776	196,352,899

Total deposits	246,559,979	226,850,768
Note payable	452,000	622,000
Securities sold under repurchase agreements	1,000,000	2,000,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	2,795,643	1,645,859

Total liabilities	254,210,622	234,521,627

Commitments and contingencies
Stockholders’ equity:
Series A non-cumulative, non voting preferred stock, 10,000 shares authorized; par value $100, 10,000 and - shares issued and outstanding, respectively	1,000,000	—
Common stock, 20,000,000 shares authorized; par value
$1.50, 2,191,608 and 2,188,352 issued and outstanding, respectively	3,287,412	3,282,528
Surplus	2,385,840	2,358,164
Retained earnings	12,040,145	10,301,430
Accumulated other comprehensive income (loss)	36,618	(388,824)

Total stockholders’ equity	18,750,015	15,553,298

Total liabilities and stockholders’ equity	$272,960,637	$250,074,925

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Interest income:
Loans, including fees	$17,552,563	$17,199,079
Securities:
Taxable	2,273,264	1,857,445
Nontaxable	309,955	396,738
Federal funds sold	204,306	145,333

Total interest income	20,340,088	19,598,595

Interest expense:
Deposits	9,777,254	8,326,414
Other borrowings	386,385	427,255

Total interest expense	10,163,639	8,753,669

Net interest income	10,176,449	10,844,926
Provision for loan losses	500,000	695,100

Net interest income after provision for loan losses	9,676,449	10,149,826

Other income:
Service charges on deposit accounts	2,008,523	2,004,098
Other fees and commissions	71,815	41,122
Mortgage origination income	37,461	172,153
Other operating income	197,261	208,920

Total other income	2,315,060	2,426,293

Other expenses:
Salaries and employee benefits	4,204,495	4,064,262
Occupancy and equipment expenses, net	1,118,375	1,090,891
Other operating expenses	3,702,553	4,313,752

Total other expenses	9,025,423	9,468,905

Income before income taxes	2,966,086	3,107,214
Income tax expense	1,008,251	1,014,734

Net income	$1,957,835	$2,092,480

Basic earnings per share	$0.89	$0.96

Diluted earnings per share	$0.81	$0.87

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Net income	$1,957,835	$2,092,480

Other comprehensive income:
Unrealized holding gains arising during period, net of tax benefits of $(218,250) and $(29,682), respectively	423,661	57,620
Reclassification adjustment for losses on sale of securities, net of tax benefits of $(917) and $ -, respectively	1,781	—

Other comprehensive income	425,442	57,620

Comprehensive income	$2,383,277	$2,150,100

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2007 AND 2006

	Preferred Stock		Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2005	—	$—	2,168,352	$3,252,528	$2,281,560	$8,362,135	$(446,444)	$13,449,779
Net income	—	—	—	—	—	2,092,480	—	2,092,480
Dividends declared, $.07 per share	—	—	—	—	—	(153,185)	—	(153,185)
Exercise of stock options	—	—	20,000	30,000	20,000	—	—	50,000
Tax benefit from the exercise	—	—
of stock options	—	—	—	—	56,604	—	—	56,604
Other comprehensive income	—	—	—	—	—	—	57,620	57,620

Balance, December 31, 2006	—	—	2,188,352	$3,282,528	$2,358,164	$10,301,430	$(388,824)	$15,553,298
Net income	—	—	—	—	—	1,957,835	—	1,957,835
Dividends declared, $.10 per share	—	—	—	—	—	(219,120)	—	(219,120)
Issuance of common stock for ESOP	—	—	3,256	4,884	27,676	—	—	32,560
Issuance of preferred stock	10,000	1,000,000	—	—	—	—	—	1,000,000
Other comprehensive income	—	—	—	—	—	—	425,442	425,442

Balance, December 31, 2007	10,000	$1,000,000	2,191,608	$3,287,412	$2,385,840	$12,040,145	$36,618	$18,750,015

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
OPERATING ACTIVITIES
Net income	$1,957,835	$2,092,480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	576,122	480,646
Provision for loan losses	500,000	695,100
Deferred taxes	(156,652)	(179,895)
Loss (gain) on sale of other real estate	(232,876)	8,063
Loss on sale of securities available for sale	2,698	—
Increase in interest receivable	(262,856)	(1,081,256)
Increase in interest payable	460,397	658,725
Net other operating activities	161,715	(384,309)

Net cash provided by operating activities	3,006,383	2,289,554

INVESTING ACTIVITIES
Purchases of securities available for sale	(17,863,295)	(8,600,789)
Proceeds from maturities of securities available for sale	12,573,036	9,930,613
Proceeds from sales of securities available for sale	4,494,754	—
Purchases of restricted equity securities	—	(102,600)
Proceeds from sale of restricted equity securities	9,100	—
Net (increase) decrease in federal funds sold	(361,000)	444,000
Net increase in loans	(19,839,089)	(9,824,871)
Proceeds from sale of other real estate owned	1,762,917	455,636
Net (increase) decrease in interest-bearing deposits at other financial institutions	(40,668)	76,705
Purchase of premises and equipment	(1,829,326)	(419,788)

Net cash used in investing activities	(21,093,571)	(8,041,094)

FINANCING ACTIVITIES
Net increase in deposits	19,709,211	8,978,960
Net decrease in securities sold under repurchase agreement	(1,000,000)	(2,000,000)
Payment of dividends	(219,120)	(153,185)
Repayment of note payable	(170,000)	(85,000)
Proceeds from issuance of preferred stock	1,000,000	—
Proceeds from issuance of common stock under ESOP plan	32,560	—
Proceeds from exercise of stock options	—	50,000
Net cash provided by financing activities	19,352,651	6,790,775
Net increase in cash and due from banks	1,265,463	1,039,235
Cash and due from banks at beginning of year	4,292,248	3,253,013

Cash and due from banks at end of year	$5,557,711	$4,292,248

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$9,703,243	$8,094,944
Income taxes	$1,287,174	$1,216,178
NONCASH TRANSACTIONS
Principal balances of loans transferred to other real estate	$3,027,653	$2,337,971
Financed sales of other real estate	$1,838,103	$1,447,201
Transfer of other real estate owned to premises and equipment	$—	$2,530,406

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans. Inc. (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with two branches located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, one branch located in Savannah, and one branch located in Augusta, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County, Chatham County, and Richmond County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States. The mortgage company has offices in the Stone Mountain and Savannah branches and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and currently originates mortgage loans and brokers the loans to independent investors.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $648,000 and $758,000 at December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in the statements of comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities are non-callable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make changes to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard, special mention, or watch. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10- 40 years
Furniture and equipment	2-10 years

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at lower of cost or fair value. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation

At December 31, 2007, the Company has a stock-based employee/director compensation plan which is more fully described in Note 9 of the consolidated financial statements. The plan has been accounted for under the provisions of FASB Statement No. 123(R), Share-Based Payment, for the years ended December 31, 2007 and 2006 using the modified-prospective-transition method. At December 31, 2004, all outstanding options were fully vested and there were no options granted during the years ended December 31, 2007 and 2006. Therefore, there was no compensation cost related to share-based payments for the years ended December 31, 2007 and 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options. Potential dilutive shares is determined using the treasury stock method.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassifications

Certain reclassifications have been made to the December 31, 2006 financial statements in order to be better compared to the December 31, 2007 financial statements.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2007 and 2006, advertising expense was $279,767 and $287,362, respectively.

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. This interpretation addresses the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken in a tax return. It requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-likely-than-not of being sustained. At the time these positions become more-likely-than-not to be disallowed, their recognition would be reversed. This interpretation was effective for fiscal years beginning after December 15, 2006 and does not have a material impact on the Company’s financial condition or results of operations.

In September 2006, the FASB issued FAS 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings. The decision to elect the fair value option is determined on an instrument basis and is irrevocable. Assets and liabilities measured at fair value pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. As part of the Company’s adoption of SFAS 159 as of January 1, 2008, it does not plan to choose the option to measure eligible financial instruments at fair value and therefore the adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of SFAS 160 during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141(revised 2007) (SFAS 141R), Business Combinations. SFAS 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under SFAS 141R, changes in an entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of SFAS 141R during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007:
U.S. Treasury securities	$299,832	$5,699	$—	$305,531
U.S. Government sponsored agencies	14,495,946	95,700	(7,702)	14,583,944
State and municipal securities	7,072,759	56,788	(28,464)	7,101,083
Mortgage-backed securities	28,996,786	104,084	(171,583)	28,929,287
Corporate bonds	500,000	961	—	500,961
Trust preferred securities	753,000	—	—	753,000

Total debt securities	52,118,323	263,232	(207,749)	52,173,806
Equity securities	50,000	—	—	50,000

Total securities	$52,168,323	$263,232	$(207,749)	$52,223,806

December 31, 2006:
U.S. Treasury securities	$299,671	$—	$(151)	$299,520
U.S. Government sponsored agencies	15,675,845	1,420	(173,984)	15,503,281
State and municipal securities	9,533,261	45,695	(53,408)	9,525,548
Mortgage-backed securities	24,627,538	4,780	(419,421)	24,212,897
Corporate bonds	500,059	5,941	—	506,000
Trust preferred securities	753,000	—	—	753,000

Total debt securities	51,389,374	57,836	(646,964)	50,800,246
Equity securities	50,000	—	—	50,000

Total securities	$51,439,374	$57,836	$(646,964)	$50,850,246

The amortized cost and fair value of debt securities as of December 31, 2007 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$6,344,160	$6,344,847
Due from one to five years	12,815,226	12,886,639
Due from five to ten years	3,859,151	3,910,033
Due after ten years	103,000	103,000
Mortgage-backed securities	28,996,786	28,929,287

	$52,118,323	$52,173,806

Securities with a carrying value of $15,452,918 and $13,839,753 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2007 and 2006 totaled $4,494,754 and $ -, respectively. Gross gains and losses of $4,750 and $(7,448), respectively, were realized on the sales for the year ended December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2007 and 2006.

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2007:
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government sponsored agencies	—	—	3,740,625	7,702
State and municipal securities	—	—	2,140,516	28,464
Mortgage-backed securities	1,855,756	18,121	13,543,620	153,462

	$1,855,756	$18,121	$19,424,761	$189,628

December 31, 2006:
U.S. Treasury securities	$299,520	$151	$—	$—
U.S. Government sponsored agencies	3,465,150	15,758	11,331,925	158,226
State and municipal securities	289,945	982	2,544,259	52,426
Mortgage-backed securities	2,458,605	11,317	19,956,709	408,104

	$6,513,220	$28,208	$33,832,893	$618,756

At December 31, 2007, two mortgage-backed securities have unrealized losses less than 12 months. As of December 31, 2007, five U.S. Government sponsored agencies, seven state and municipal securities and twenty-four mortgage-backed securities had unrealized losses that had been in an unrealized loss position for over 12 months.

At December 31, 2007, total debt securities with unrealized losses represent an aggregate depreciation of 1.00% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2007	2006
Commercial	$36,969,000	$43,409,000
Real estate - construction	5,389,000	5,096,000
Real estate - mortgage	152,277,000	126,785,000
Consumer	5,538,336	6,709,370

	200,173,336	181,999,370
Net deferred loan fees and costs	(685,248)	(692,806)
Allowance for loan losses	(3,349,052)	(3,317,067)

Loans, net	$196,139,036	$177,989,497

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2007	2006
Balance, beginning of year	$3,317,067	$2,763,322
Provision for loan losses	500,000	695,100
Loans charged off	(547,344)	(269,350)
Recoveries of loans previously charged off	79,329	127,995

Balance, end of year	$3,349,052	$3,317,067

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and past due loans:

	As of and for the Years Ended December 31,
	2007	2006
Impaired loans without a valuation allowance	$12,075,569	$253,820
Impaired loans with a valuation allowance	6,173,416	4,600,796

Total impaired loans	$18,248,985	$4,854,616

Valuation allowance related to impaired loans	$1,226,793	$701,900

Average investment in impaired loans	$11,551,800	$4,638,948

Interest income recognized on impaired loans	$590,000	$—

Nonaccrual loans	$4,237,250	$4,854,616

Loans past due ninety days or more and still accruing	$2,119,737	$1,751,795

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2007 are as follows:

Balance, beginning of year	$5,456,931
Advances	3,015,783
Repayments	(2,177,067)

Balance, end of year	$6,295,647

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2007	2006
Land and land improvements	$1,346,462	$1,068,673
Buildings and improvements	8,815,698	7,712,148
Furniture and equipment	3,660,990	3,186,626
Construction in process	22,267	48,356

	13,845,417	12,015,803
Accumulated depreciation	(3,412,509)	(2,899,957)

	$10,432,908	$9,115,846

Leases

The Company has an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay all of the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year). The lease calls for lease payments of $1,000 per month and has a term of five years. The following represents the minimum monthly lease payments under noncancellable operating leases:

2008	$12,000
2009	12,000
2010	12,000
2011	12,000
2012	5,000

$53,000

Total rental expense for the years ended December 31, 2007 and 2006 was $34,475 and $18,186, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $53,125,117 and $47,149,584, respectively. The scheduled maturities of time deposits at December 31, 2007 are as follows:

2008	$60,323,345
2009	47,802,908
2010	50,528,483
2011	11,960,484
2012	14,121,591

$184,736,811

At December 31, 2007 and 2006, the Company had brokered deposits of $26,745,295 and $25,320,129, respectively.

At December 31, 2007 and 2006, overdraft demand deposits reclassified to loans totaled $299,826 and $230,269, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2007 and 2006 were $1,000,000 and $2,000,000, respectively.

NOTE 7. NOTE PAYABLE

The Company has a line of credit with a financial institution and the total amount available was $850,000. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit carries an interest rate of prime less .50%, or 6.25% at December 31, 2007. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2007 and 2006, total borrowings under this line of credit were $452,000 and $622,000, respectively.

The Company was not in compliance with one of the financial covenants related to this line of credit at December 31, 2007. The financial institution has provided the Company with a waiver of this covenant for the year ended December 31, 2007.

Contractual maturities of the note payable are as follows:

2008	$85,000
2009	85,000
2010	85,000
2011	85,000
2012	85,000
Thereafter	27,000

$452,000

NOTE 8. TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate may not exceed 12.5% through April 7, 2008 (8.54% at December 31, 2007). The Company has the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on April 7, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after April 7, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. TRUST PREFERRED SECURITIES (Continued)

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 8.54% at December 31, 2007. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2007 and 2006 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2007 and 2006 was $3,403,000.

NOTE 9. EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a Stock Option Plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 638,400 shares of the Company’s common stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set in the Board’s sole and absolute discretion. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

A summary of stock option activity under the Plan as of December 31, 2007 and 2006, and changes during the years then ended is presented below:

December 31, 2007	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Outstanding at January 1, 2007	418,000	$2.67
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2007	418,000	$2.67	2.0

Vested at December 31, 2007	418,000	$2.67	2.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

Stock-Based Compensation (Continued)

December 31, 2006	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Outstanding at January 1, 2006	440,000	$2.67
Granted	—	—
Forfeited	(2,000)	3.75
Exercised	(20,000)	2.50

Outstanding at December 31, 2006	418,000	$2.67	3.0

Vested at December 31, 2006	418,000	$2.67	3.0

At December 31, 2007, the aggregate intrinsic value of options outstanding and exercisable was $3,062,500.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the year ended December 31, 2007, 3,256 shares had been purchased under the plan.

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2007 and 2006 amounted to $110,023 and $82,202, respectively.

NOTE 10. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2007	2006
Current	$1,164,903	$1,194,629
Deferred	(156,652)	(179,895)

Income tax expense	$1,008,251	$1,014,734

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES (Continued)

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2007	2006
Tax provision at statutory federal rate	$1,008,470	$1,056,452
Tax-free income	(101,923)	(134,477)
Disallowed interest expense	20,411	24,387
State income tax	69,384	63,947
Other items, net	11,909	4,425

Income tax expense	$1,008,251	$1,014,734

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Loan loss reserves	$1,152,764	$1,157,001
Nonaccrual loan interest	195,303	166,401
Reserve for other real estate	131,667	—
Securities available for sale	—	200,304

	1,479,734	1,523,706

Deferred tax liabilities:
Depreciation	163,225	163,545
Securities available for sale	18,864	—

	182,089	163,545

Net deferred tax assets	$1,297,645	$1,360,161

NOTE 11. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2007	2006
Net income	$1,957,835	$2,092,480

Weighted average number of common shares outstanding	2,191,344	2,185,064
Effect of dilutive options	215,684	220,966

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	2,407,028	2,406,030

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2007	2006
Commitments to extend credit	$12,577,000	$14,552,000
Financial standby letters of credit	2,064,000	2,757,000
Other standby letters of credit	598,000	635,000

	$15,239,000	$17,944,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

At December 31, 2007 and 2006, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2007 and 2006.

Other Borrowings

At December 31, 2007, the Company had a federal fund line available with a correspondent bank of approximately $1,500,000. The Company had no borrowings on this line at December 31, 2007 and 2006.

At December 31, 2007, the Company had advances available from the FHLB of approximately $27,231,000. FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2007 and 2006, the Company has no advances outstanding with the FHLB.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

NOTE 13. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Seventy-nine percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches in the Company’s market areas which make up twenty-one percent of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital as defined, which amounted to approximately $5,333,000 at December 31, 2007.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 14. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2007, approximately $669,000 of retained earnings was available for dividend declaration without regulatory approval.

The Company, on a consolidated basis, and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined by the regulations), to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2007, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2007:
Total Capital to Risk Weighted Assets:
Consolidated	$24,811	10.70%	$18,533	8%		$—	N/A
Bank	$24,722	10.69%	$18,552	8%		$23,126	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$21,981	9.48%	$9,276	4%		$—	N/A
Bank	$21,892	9.47%	$9,250	4%		$13,876	6%
Tier I Capital to Average Assets:
Consolidated	$21,981	8.05%	$10,918	4%		$—	N/A
Bank	$21,892	8.04%	$10,891	4%		$13,613	5%
As of December 31, 2006:
Total Capital to Risk Weighted Assets:
Consolidated	$21,801	10.53%	$16,561	8%	$	N/A	N/A
Bank	$22,200	10.74%	$16,535	8%		$20,669	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$19,208	9.28%	$8,280	4%	$	N/A	N/A
Bank	$19,607	9.49%	$8,268	4%		$12,402	6%
Tier I Capital to Average Assets:
Consolidated	$19,208	7.59%	$10,129	4%	$	N/A	N/A
Bank	$19,607	7.75%	$10,116	4%		$12,644	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits at Other Financial Institutions and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Note Payable: The carrying amount of the note payable approximates its fair value.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold	$7,585,606	$7,585,606	$5,918,475	$5,918,475
Securities	52,695,706	52,695,706	51,331,246	51,331,246
Loans, net	196,139,036	195,337,000	177,989,497	177,106,000
Accrued interest receivable	3,294,943	3,294,943	3,032,088	3,032,088

Financial liabilities:
Deposits	246,559,979	247,434,168	226,850,768	226,873,145
Note payable	452,000	452,000	622,000	622,000
Securities sold under repurchase agreements	1,000,000	1,000,000	2,000,000	2,000,000
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	2,101,621	2,101,621	1,641,225	1,641,225

NOTE 16. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2007	2006
Security	$370,040	$350,929
Computer expenses	967,544	856,183
Legal fees	27,474	686,533
Audit, accounting and consulting	720,424	416,506
Telephone expenses	268,516	127,559

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2007 and 2006:

CONDENSED BALANCE SHEETS

	2007	2006
Assets
Cash	$64,524	$39,924
Investment in subsidiaries	21,993,173	19,264,165
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	469,424	195,173

Total assets	$22,680,121	$19,652,262

Other liabilities	$75,106	$73,964
Note payable	452,000	622,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	18,750,015	15,553,298

Total liabilities and stockholders’ equity	$22,680,121	$19,652,262

CONDENSED STATEMENTS OF INCOME

	2007	2006
Income
Interest income	$9,046	$2,395
Dividends from bank subsidiary	—	153,185

Total income	9,046	155,580

Expense
Interest expense	359,669	319,011
Other expenses	471,267	254,555

Total expenses	830,936	573,566

Loss before income tax benefit and equity in undistributed income of subsidiaries	(821,890)	(417,986)
Income tax benefit	309,646	229,053

Loss before equity in undistributed income of subsidiaries	(512,244)	(188,933)
Equity in undistributed income of subsidiaries	2,470,079	2,281,413

Net income	$1,957,835	$2,092,480

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2007	2006
Operating activities
Net income	$1,957,835	$2,092,480
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(2,470,079)	(2,281,413)
Net other operating activities	(273,110)	340,307

Net cash provided by (used in) operating activities	(785,354)	151,374

Investing activities
Capital contribution in bank	(1,000,000)	(50,000)
Capital contribution in mortgage company	(71,000)	—

Net cash used in investing activities	(1,071,000)	(50,000)

Financing activities
Repayment of note payable	(170,000)	(85,000)
Proceeds from issuance of preferred stock	1,000,000	—
Cash dividends received from subsidiary	1,237,514	—
Payment of dividends	(219,120)	(153,185)
Proceeds from issuance of common stock under ESOP plan	32,560	—
Proceeds from exercise of stock options	—	50,000

Net cash provided by (used in) financing activities	1,880,954	(188,185)

Net increase (decrease) in cash	24,600	(86,811)
Cash at beginning of year	39,924	126,735

Cash at end of year	$64,524	$39,924

NICHOLS, CAULEY & ASSOCIATES, LLC

A Professional Services Firm of:

Certified Public Accountants

Certified Internal Auditors

Certified Financial Planners®

Certified Valuation Analysts

_______________________

Atlanta • Clarkesville • Dublin • Lake Oconee • Warner Robins

www.nicholscauley.com

REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

Our report on our audit of the basic consolidated financial statements of Capitol City Bancshares, Inc. and Subsidiaries for the year ended December 31, 2007 appears on page 1. The audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2007, is presented for the purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

Atlanta, Georgia
March 28, 2008

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2007

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$5,557,711	$64,524	$4,507	$(69,031)	$5,557,711
Interest-bearing deposits at other financial institutions	74,895	—	—	—	74,895
Federal funds sold	1,953,000	—	—	—	1,953,000
Securities available for sale	52,070,806	153,000	—	—	52,223,806
Investment in subsidiaries	—	21,993,173	—	(21,993,173)	—
Restricted equity securities, at cost	471,900	—	—	—	471,900
Loans, net of unearned income	199,488,088	—	—	—	199,488,088
Less allowance for loan losses	3,349,052	—	—	—	3,349,052

Loans, net	196,139,036	—	—	—	196,139,036

Premises and equipment, net	10,405,425	—	27,483	—	10,432,908
Other real estate owned	550,278	—	—	—	550,278
Other assets	5,055,263	469,424	32,416		5,557,103

Total assets	$272,278,314	$22,680,121	$64,406	$(22,062,204)	$272,960,637

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$30,690,674	$—	$—	$(36,471)	$30,654,203
Interest-bearing	215,905,776	—	—	—	215,905,776

Total deposits	246,596,450	—	—	(36,471)	246,559,979
Note payable	—	452,000	—	—	452,000
Securities sold under repurchase agreements	1,000,000	—	—	—	1,000,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	2,752,866	75,106	231	(32,560)	2,795,643

Total liabilities	250,349,316	3,930,106	231	(69,031)	254,210,622

Stockholders' equity
Preferred stock	—	1,000,000	—	—	1,000,000
Common stock	3,192,528	3,287,412	341,000	(3,533,528)	3,287,412
Capital surplus	18,140,346	2,385,840	—	(18,140,346)	2,385,840
Retained earnings	559,506	12,040,145	(276,825)	(282,681)	12,040,145
Accumulated other comprehensive income	36,618	36,618	—	(36,618)	36,618

Total stockholders’ equity	21,928,998	18,750,015	64,175	(21,993,173)	18,750,015

Total liabilities and stockholders’ equity	$272,278,314	$22,680,121	$64,406	$(22,062,204)	$272,960,637

See Independent Registered Public Accounting Firm’s Report on Supplemental Information

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2007

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income
Loans, including fees	$17,552,563	$—	$—	$—	$17,552,563
Securities:
Taxable	2,264,218	9,046	—	—	2,273,264
Nontaxable	309,955	—	—	—	309,955
Federal funds sold	204,306	—	—	—	204,306

Total interest income	20,331,042	9,046	—	—	20,340,088

Interest expense
Deposits	9,777,254	—	—	—	9,777,254
Other borrowings	26,716	359,669	—	—	386,385

Total interest expense	9,803,970	359,669	—	—	10,163,639

Net interest income (loss)	10,527,072	(350,623)	—	—	10,176,449
Provision for loan losses	500,000	—	—	—	500,000

Net interest income (loss) after provision for loan losses	10,027,072	(350,623)	—	—	9,676,449

Other income
Service charges on deposit accounts	2,008,523	—	—	—	2,008,523
Other fees and commissions	71,815	—	—	—	71,815
Mortgage origination income	—	—	37,461	—	37,461
Other operating income	197,261	—	—	—	197,261

Total other income	2,277,599	—	37,461	—	2,315,060

Other expenses
Salaries and employee benefits	4,135,694	—	68,801	—	4,204,495
Occupancy and equipment expenses, net	1,103,889	—	14,486	—	1,118,375
Other operating expenses	3,191,208	471,267	40,078		3,702,553

Total other expenses	8,430,791	471,267	123,365	—	9,025,423

Income (loss) before equity in undistributed income of subsidiaries	3,873,880	(821,890)	(85,904)	—	2,966,086
Equity in undistributed income of subsidiaries	—	2,470,079	—	(2,470,079)	—

Income before income taxes	3,873,880	1,648,189	(85,904)	(2,470,079)	2,966,086
Income tax (benefit) expense	1,350,314	(309,646)	(32,417)	—	1,008,251

Net income (loss)	$2,523,566	$1,957,835	$(53,487)	$(2,470,079)	$1,957,835

See Independent Registered Public Accounting Firm’s Report on Supplemental Information