Form 10-K, Exhibit 13
period 2008-12-31
CAPITOL CITY BANCSHARES INC
filed 2009-04-14
CIK 1070295

EXHIBIT 13.1

CAPITAL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Financial Report

December 31, 2008

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2008

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts ____________________	FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Lake Oconee — Warner Robins
www.nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2008 and 2007, and the related consolidated statements of income (loss), other comprehensive income (loss), stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia
March 31, 2009

except for Note 8, as to which the date is April 13, 2009

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007
Assets
Cash and due from banks	$4,150,450	$5,557,711
Interest-bearing deposits at other financial institutions	144,263	74,895
Federal funds sold	—	1,953,000
Securities available for sale	48,225,611	52,223,806
Restricted equity securities, at cost	647,700	471,900

Loans, net of unearned income	233,400,468	199,488,088
Less allowance for loan losses	4,368,690	3,349,052

Loans, net	229,031,778	196,139,036

Premises and equipment, net	10,412,721	10,432,908
Foreclosed real estate	2,220,082	550,278
Other assets	5,836,667	5,557,103

Total assets	$300,669,272	$272,960,637

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Noninterest-bearing	$31,998,612	$30,654,203
Interest-bearing	237,926,429	215,905,776

Total deposits	269,925,041	246,559,979
Federal funds purchased	1,775,000	—
Note payable	367,000	452,000
Federal Home Loan Bank advances	2,000,000	—
Securities sold under repurchase agreements	2,500,000	1,000,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	2,062,903	2,795,643

Total liabilities	282,032,944	254,210,622

Commitments and contingencies

Stockholders’ equity
Series A cumulative, non voting preferred stock, 10,000 shares authorized; par value $100, 10,000 shares issued and outstanding	1,000,000	1,000,000
Common stock, 20,000,000 shares authorized; par value $1.50, 2,307,853 and 2,191,608 issued and outstanding, respectively	3,461,780	3,287,412
Surplus	3,166,691	2,385,840
Retained earnings	10,869,656	12,040,145
Accumulated other comprehensive income	138,201	36,618

Total stockholders’ equity	18,636,328	18,750,015

Total liabilities and stockholders’ equity	$300,669,272	$272,960,637

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Interest income:
Loans, including fees	$16,272,984	$17,552,563
Deposits in banks	4,378	—
Securities:
Taxable	1,999,520	2,273,264
Nontaxable	280,575	309,955
Federal funds sold	28,238	204,306

Total interest income	18,585,695	20,340,088

Interest expense:
Deposits	10,327,415	9,777,254
Other borrowings	336,435	386,385

Total interest expense	10,663,850	10,163,639

Net interest income	7,921,845	10,176,449
Provision for loan losses	2,485,000	500,000

Net interest income after provision for loan losses	5,436,845	9,676,449

Other income:
Service charges on deposit accounts	1,883,106	2,008,523
Other fees and commissions	65,298	71,815
Mortgage origination income	—	37,461
Gain on sales of foreclosed real estate	546,452	232,876
Other operating income	181,157	197,261

Total other income	2,676,013	2,547,936

Other expenses:
Salaries and employee benefits	4,335,541	4,204,495
Occupancy and equipment expenses, net	1,245,284	1,118,375
Other operating expenses	4,146,829	3,935,429

Total other expenses	9,727,654	9,258,299

Income (loss) before income taxes (benefit)	(1,614,796)	2,966,086

Income tax expense (benefit)	(669,676)	1,008,251

Net income (loss)	(945,120)	1,957,835

Preferred stock dividend	(50,000)	—

Net income (loss) available to common shareholders	$(995,120)	$1,957,835

Basic earnings (losses) per share	$(0.45)	$0.89

Diluted earnings (losses) per share	$(0.45)	$0.81

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Net income (loss)	$(945,120)	$1,957,835

Other comprehensive income:

Unrealized holding gains arising during period, net of tax benefits of $(65,180) and $(218,250), respectively	126,526	423,661

Reclassification adjustment for (gains) losses on sale of securities, net of taxes (benefits) of $12,850 and $(917), respectively	(24,943)	1,781

Other comprehensive income	101,583	425,442

Comprehensive income (loss)	$(843,537)	$2,383,277

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2008 AND 2007

	Preferred Stock		Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2006	—	—	2,188,352	$3,282,528	$2,358,164	$10,301,430	$(388,824)	$15,553,298
Net income	—	—	—	—	—	1,957,835	—	1,957,835
Dividends declared, $.10 per share	—	—	—	—	—	(219,120)	—	(219,120)
Issuance of common stock for ESOP	—	—	3,256	4,884	27,676	—	—	32,560
Issuance of preferred stock	10,000	1,000,000	—	—	—	—	—	1,000,000
Other comprehensive income	—	—	—	—	—	—	425,442	425,442

Balance, December 31, 2007	10,000	1,000,000	2,191,608	3,287,412	2,385,840	12,040,145	36,618	18,750,015
Net loss	—	—	—	—	—	(945,120)	—	(945,120)
Dividends declared on cumulative preferred stock	—	—	—	—	—	(50,000)	—	(50,000)
Dividends declared, $.08 per share	—	—	—	—	—	(175,369)	—	(175,369)
Issuance of common stock for ESOP	—	—	1,411	2,117	11,993	—	—	14,110
Issuance of common stock	—	—	94,834	142,251	806,089	—	—	948,340
Stock issuance costs	—	—	—	—	(57,231)	—	—	(57,231)
Exercise of stock options			20,000	30,000	20,000	—	—	50,000
Other comprehensive income	—	—	—	—	—	—	101,583	101,583

Balance, December 31, 2008	10,000	$1,000,000	2,307,853	$3,461,780	$3,166,691	$10,869,656	$138,201	$18,636,328

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(945,120)	$1,957,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	675,075	576,122
Provision for loan losses	2,485,000	500,000
Deferred taxes	(157,896)	(156,652)
Gain on sale of foreclosed real estate	(546,452)	(232,876)
(Gain) loss on sale of securities available for sale	(37,793)	2,698
Gain on sale of premises and equipment	(3,457)	—
(Increase) decrease in interest receivable	265,689	(262,856)
Increase (decrease) in interest payable	(141,247)	460,397
Net other operating activities	(679,630)	161,715

Net cash provided by operating activities	914,169	3,006,383

INVESTING ACTIVITIES
Purchases of securities available for sale	(50,881,678)	(17,863,295)
Proceeds from maturities of securities available for sale	15,459,714	12,573,036
Proceeds from sales of securities available for sale	39,506,854	4,494,754
Purchases of restricted equity securities	(175,800)	—
Proceeds from sale of restricted equity securities	—	9,100
Net (increase) decrease in federal funds sold	1,953,000	(361,000)
Net increase in loans	(37,240,171)	(19,839,089)
Proceeds from sale of foreclosed real estate	387,527	1,762,917
Net (increase) decrease in interest-bearing deposits at other financial institutions	(69,368)	(40,668)
Purchase of premises and equipment	(562,675)	(1,829,326)
Purchase of premises and equipment	16,255	—

Net cash used in investing activities	(31,606,342)	(21,093,571)

FINANCING ACTIVITIES
Net increase in deposits	23,365,062	19,709,211
Net increase (decrease) in securities sold under repurchase agreement	1,500,000	(1,000,000)
Net increase in Federal Home Loan Bank advances	2,000,000	—
Net increase in federal funds purchased	1,775,000	—
Payment of dividends on preferred stock	(50,000)	—
Payment of dividends	(175,369)	(219,120)
Repayment of note payable	(85,000)	(170,000)
Proceeds from issuance of preferred stock	—	1,000,000
Proceeds from issuance of common stock from secondary stock offering	948,340
Stock issuance costs	(57,231)
Proceeds from issuance of common stock under ESOP plan	14,110	32,560
Proceeds from exercise of stock options	50,000	—

Net cash provided by financing activities	29,284,912	19,352,651

Net increase (decrease) in cash and due from banks	(1,407,261)	1,265,463

Cash and due from banks at beginning of year	5,557,711	4,292,248

Cash and due from banks at end of year	$4,150,450	$5,557,711

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$10,805,097	$9,703,243
Income taxes	$225,374	$1,287,174

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$2,614,925	$3,027,653
Financed sales of foreclosed real estate	$752,496	$1,838,103

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair market value of securities and financial instruments, the valuation of foreclosed real estate and deferred tax assets.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $698,000 and $648,000 at December 31, 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in the statements of comprehensive income (loss), net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

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

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	2-10 years

Foreclosed Real Estate

Foreclosed real estate acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed real estate and subsequent adjustments to the value are expensed.

Income Taxes (Benefits)

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

The operating results of the Company and its subsidiaries are included in consolidated income tax returns.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation

At December 31, 2008, the Company has a stock-based employee/director compensation plan which is more fully described in Note 11 of the consolidated financial statements. The plan has been accounted for under the provisions of FASB Statement No. 123(R), Share-Based Payment, for the years ended December 31, 2008 and 2007 using the modified-prospective-transition method. At December 31, 2004, all outstanding options were fully vested and there were no options granted during the years ended December 31, 2008 and 2007. Therefore, there was no compensation cost related to share-based payments for the years ended December 31, 2008 and 2007.

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

Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Fair Values of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows, and estimated discount rates.

The estimation methods for individual classifications of financial instruments are described in Note 18. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

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

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2008 and 2007, advertising expense was $164,065 and $279,767, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2007 financial statements in order to be better compared to the December 31, 2008 financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. SFAS 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of SFAS 160 during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS 141R), Business Combinations. SFAS 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development, and restructuring costs. In addition, under SFAS 141R, changes in an entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of SFAS 141R during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment to SFAS 133, intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company believes the adoption of SFAS 161 will not have a material impact on its financial statements.

In May 2008, the FASB issued FASB Statement No. 162 (SFAS 162), The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the PCAOB amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The implementation of this standard will not have any impact on the Company’s consolidated financial statements.

In September 208, the FASB issued FSP 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation NO. 45; and Clarification of the Effective Date of FASB Statement No. 161 (FSP 133-1 and FIN 45-4). FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. FSP 133-1 and FIN 45-4 also clarifies that the disclosure requirements of SFAS 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of FSP 133-1 and FIN 45-4 will not have a material impact on the consolidated financial position and results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	RISK FACTORS

The Company’s operations are affected by various risk factors, including interest rate risk, credit risk, liquidity risk, and risk from geographic concentration in lending, real estate, marketing, and sales activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.

The Company’s operations are significantly dependent upon economic conditions and related uncertainties.

The Company is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists, drought, natural disasters, and other factors beyond the Company’s control may adversely affect the results of operations. Changes in interest rates, in particular, could adversely affect the net interest income and could have many other adverse effects on operations. Adverse economic conditions also could result in an increase in loan delinquencies, foreclosures, nonperforming assets, and a decrease in the value of the property or other collateral which secures the loans, all of which could adversely affect the results of operations. The Company is particularly sensitive to changes in economic conditions and related uncertainties in Georgia because the Company derives substantially all of its loans, deposits, and other business from this area. Accordingly, the Company remains subject to the risks associated with prolonged declines in national and local economies.

The Company’s operations are dependent to a large extent on net interest income which is the difference between the interest income earned on interest-earning assets such as loans and investment securities and the interest expense paid on interest-bearing liabilities such as deposits and borrowings. Changes in the general level of interest rates can affect the net interest income by affecting the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on the interest-bearing liabilities, or interest rate spread, and the average life of the interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect the ability to originate loans; the value of the interest-earning assets, and the ability to realize gains from the sale of such assets; the ability to obtain and retain deposits in competition with other available investment alternatives; the ability of the borrowers to repay adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions, and other factors beyond the Company’s control. Management believes that the estimated maturities of the interest-earning assets currently are well balanced in relation to the estimated maturities of the interest-bearing liabilities (which involve various estimates as to how changes in the general level of interest rates will impact these assets and liabilities); however, there can be no assurance that the profitability would not be adversely affected during any period of changes in interest rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	RISK FACTORS (Continued)

The Company’s lending activities include loans secured by existing multi-family residential and commercial real estate. In addition, from time to time, the Company originates loans for the construction of multi-family residential real estate and land acquisition and development loans. Multi-family residential, commercial real estate, and construction lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity. The lending activities also include commercial business loans, loans to finance church facilities and leases to small to medium businesses, which generally are secured by various equipment, machinery, and other corporate assets, and a wide variety of consumer loans. Although commercial business loans and leases and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans. Church loans are generally secured by church real estate and are dependent upon the cash flow of the church which is derived principally from donations.

The Company is subject to extensive federal and state governmental supervision and regulation intended primarily for the protection of depositors. In addition, the Company is subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted, but could adversely affect the Company’s future business and operations.

The Company is subject to vigorous competition in all aspects and areas of business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions, and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, and insurance companies. The Company also competes with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Certain competitors are larger financial institutions with substantially greater resources, lending limits, larger branch systems, and a wider array of commercial banking services.

The actions of the U.S. Government for the purpose of stabilizing the financial markets, or market response to those actions, may not achieve the intended effect, and the results of operations could be adversely affected.

In response to the financial issues affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, the U.S. Congress recently enacted the Emergency Economic Stabilization Act of 2008 (“EESA”). The EESA provides the U.S. Secretary of the Treasury with the authority to establish a Troubled Asset Relief Program (“TARP”) with up to $700 billion of residential or commercial mortgages and any securities, obligations, or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the U.S. Secretary of the Treasury, after consultation with the Chairman of the Federal Reserve, determines the purchase of which is necessary to promote financial market stability, which include capital injections into financial institutions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	RISK FACTORS (Continued)

As part of the EESA, the Treasury Department has developed a Capital Purchase Program (“CPP”) to purchase up to $250 billion in senior preferred stock from qualifying financial institutions. The CPP was designed to strengthen the capital and liquidity positions of viable institutions and to encourage banks and thrifts to increase lending to creditworthy borrowers. The EESA also established a Temporary Liquidity Guarantee Program (“TLGP”) that gives the Federal Deposit Insurance Corporation the ability to provide a guarantee for newly-issued senior unsecured debt and non-interest bearing transaction deposit accounts at eligible insured institutions. For non-interest bearing transaction deposit accounts, a 10 basis point annual rate surcharge will be applied to direct deposit amounts in excess of $250,000. The Company has elected to participate in the transaction portion of the TLGP and applied to participate in the CPP, but decided to withdraw its application from consideration.

The U.S. Congress or federal banking regulatory agencies could adopt additional regulatory requirements or restrictions in response to the threats to the financial system and such changes may adversely affect the operations of the Company. In addition, the EESA may not have the intended beneficial impact on the financial markets or the banking industry. To the extent the market does not respond favorably to the TARP or the program does not function as intended, the Company’s prospects and results of operations could be adversely affected.

The Bank is a community bank and as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

In addition, the Bank conducts business daily with correspondent banks. These banks are not immune to financial difficulties. Regulation F “Limitations on Interbank Liabilities” requires the Bank to establish and maintain written policies and procedures to prevent excessive exposure to any individual correspondent in relation to the financial condition of the correspondent. Actions resulting from the TLGP have reduced the risk somewhat, but the Bank will be vulnerable to the financial difficulties of its major correspondent banks.

NOTE 3.	SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008:
U.S. Treasury securities	$299,963	$1,489	$—	$301,452
U.S. Government sponsored agencies	6,258,855	164,932	(22,969)	6,400,818
State and municipal securities	4,341,732	27,669	(40,723)	4,328,678
Mortgage-backed securities	36,312,666	200,233	(121,236)	36,391,663
Corporate bonds	—	—	—	—
Trust preferred securities	753,000	—	—	753,000

Total debt securities	47,966,216	394,323	(184,928)	48,175,611
Equity securities	50,000	—	—	50,000

Total securities	$48,016,216	$394,323	$(184,928)	$48,225,611

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007:
U.S. Treasury securities	$299,832	$5,699	$—	$305,531
U.S. Government sponsored agencies	14,495,946	95,700	(7,702)	14,583,944
State and municipal securities	7,072,759	56,788	(28,464)	7,101,083
Mortgage-backed securities	28,996,786	104,084	(171,583)	28,929,287
Corporate bonds	500,000	961	—	500,961
Trust preferred securities	753,000	—	—	753,000

Total debt securities	52,118,323	263,232	(207,749)	52,173,806
Equity securities	50,000	—	—	50,000

Total securities	$52,168,323	$263,232	$(207,749)	$52,223,806

The amortized cost and fair value of debt securities as of December 31, 2008 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$299,963	$301,452
Due from one to five years	1,204,074	1,219,486
Due from five to ten years	7,089,066	7,230,598
Due after ten years	3,060,447	3,032,412
Mortgage-backed securities	36,312,666	36,391,663

	$47,966,216	$48,175,611

Securities with a carrying value of $16,078,256 and $15,452,918 at December 31, 2008 and 2007, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2008 and 2007 totaled $39,506,854 and $4,494,754, respectively. Gross gains and losses of $144,012 and $(106,219), respectively, were realized on the sales for the year ended December 31, 2008. Gross gains and losses of $4,750 and $(7,448), respectively, were realized on the sales for the year ended December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2008 and 2007.

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2008:
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government sponsored agencies	938,294	22,969	—	—
State and municipal securities	625,396	40,723	—	—
Mortgage-backed securities	13,868,172	85,119	3,999,594	36,117

	$15,431,862	$148,811	$1,976,033	$36,117

December 31, 2007:
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government sponsored agencies	—	—	3,740,625	7,702
State and municipal securities	—	—	2,140,516	28,464
Mortgage-backed securities	1,855,756	18,121	13,543,620	153,462

	$1,855,756	$18,121	$19,424,761	$189,628

At December 31, 2008, one U.S. Government sponsored agency, three state and municipal securities, and fourteen mortgage-backed securities have unrealized losses less than 12 months. As of December 31, 2008, seven mortgage-backed securities had unrealized losses that had been in an unrealized loss position for over 12 months.

At December 31, 2008, total debt securities with unrealized losses represent an aggregate depreciation of 0.94% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2008	2007
Commercial	$27,598,807	$36,969,000
Real estate - construction	14,543,494	5,389,000
Real estate - mortgage	186,315,258	152,277,000
Consumer	5,772,772	5,538,336

	234,230,331	200,173,336
Net deferred loan fees and costs	(829,863)	(685,248)
Allowance for loan losses	(4,368,690)	(3,349,052)

Loans, net	$229,031,778	$196,139,036

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2008	2007
Balance, beginning of year	$3,349,052	$3,317,067
Provision for loan losses	2,485,000	500,000
Loans charged off	(1,585,876)	(547,344)
Recoveries of loans previously charged off	120,514	79,329

Balance, end of year	$4,368,690	$3,349,052

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and past due loans:

	As of and for the Years Ended December 31,
	2008	2007
Impaired loans without a valuation allowance	$8,873,875	$12,075,569
Impaired loans with a valuation allowance	6,793,402	6,173,416

Total impaired loans	$15,667,277	$18,248,985

Valuation allowance related to impaired loans	$1,658,175	$1,226,793

Average investment in impaired loans	$14,626,622	$11,551,800

Interest income recognized on impaired loans	$1,026,342	$590,000

Nonaccrual loans	$9,253,373	$4,237,250

Loans past due ninety days or more and still accruing	$1,221,270	$2,119,737

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2008 are as follows:

Balance, beginning of year	$6,295,647
Advances	3,282,267
Repayments	(2,333,630)

Balance, end of year	$7,244,284

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2008	2007
Land	$1,346,462	$1,346,462
Buildings and improvements	8,819,048	8,815,698
Furniture and equipment	4,087,966	3,660,990
Construction in process	120,884	22,267

	14,374,360	13,845,417
Accumulated depreciation	(3,961,639)	(3,412,509)

	$10,412,721	$10,432,908

Depreciation expense was $570,064 and $508,811 for the years ended December 31, 2008 and 2007, respectively.

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

The Company also has an operating lease agreement for the rental of a branch banking facility in Albany, Georgia. The lease calls for lease payments of $1,000 per month and has a lease term of four years. There is also an option to extend this lease for an additional two years at the end of this term.

The following represents the minimum monthly lease payments under noncancelable operating leases:

2009	$24,000
2010	24,000
2011	24,000
2012	6,000
2013	—

$78,000

Total rental expense for the years ended December 31, 2008 and 2007 was $54,077 and $34,475, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	DEPOSITS

Deposit account balances at December 31, 2008 and 2007 are summarized as follows:

	2008	2007
Non-interest bearing	$31,998,612	$30,654,203
Interest-bearing demand	4,585,632	4,854,976
Money market	16,430,265	16,678,296
Individual savings	9,761,087	9,635,693
Time deposits $100,000 or greater	54,576,125	53,125,117
Other time deposits	152,573,320	131,611,694

	$269,925,041	$246,599,979

The scheduled maturities of time deposits at December 31, 2008 are as follows:

2009	$110,986,702
2010	58,348,116
2011	17,638,934
2012	14,792,405
2013	5,383,288

$207,149,445

At December 31, 2008 and 2007, the Company had brokered deposits of $31,647,235 and $26,745,295, respectively.

At December 31, 2008 and 2007, overdraft demand deposits reclassified to loans totaled $193,984 and $299,826, respectively.

NOTE 7.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2008 and 2007 were $2,500,000 and $1,000,000, respectively.

NOTE 8.	NOTE PAYABLE

The Company has a line of credit with a financial institution and the total amount available was $850,000. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit carries an interest rate of prime less .50%, or 2.75% at December 31, 2008. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2008 and 2007, total borrowings under this line of credit were $367,000 and $452,000, respectively.

On April 10, 2009 certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	NOTE PAYABLE (Continued)

Contractual maturities of the note payable (based on the April 10, 2009 modification) are as follows:

2009	$137,625
2010	183,500
2011	45,875

$367,000

NOTE 9.	OTHER BORROWINGS

At December 31, 2008, the Company had a federal fund line available with a correspondent bank of approximately $7,300,000, of which $1,775,000 had been drawn as of December 31, 2008. The Company had no borrowings on this line at December 31, 2007.

At December 31, 2008, the Company had a federal fund line available with a correspondent bank of $1,500,000, of which $- had been drawn as of December 31, 2008. The Company had no borrowings on this line at December 31, 2007.

At December 31, 2008, the Company had advances available from the FHLB of approximately $23,260,000. FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2008 and 2007, the Company had advances outstanding with the FHLB totaling $2,000,000 and $-, respectively. As of December 31, 2008, advances bear a daily variable rate, which was 0.46% and mature on April 1, 2009.

NOTE 10.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (8.12% at December 31, 2008). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	TRUST PREFERRED SECURITIES (Continued)

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

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 8.12% at December 31, 2008. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2008 and 2007 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2008 and 2007 was $3,403,000.

NOTE 11.	EMPLOYEE BENEFIT PLANS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	EMPLOYEE BENEFIT PLANS (Continued)

Stock-Based Compensation (Continued)

A summary of stock option activity under the Plan as of December 31, 2008 and 2007, and changes during the years then ended is presented below:

December 31, 2008	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2008	418,000	$2.67
Granted	—	—
Forfeited	—	—
Exercised	(20,000)	2.50

Outstanding at December 31, 2008	398,000	$2.68	1.0

Vested at December 31, 2008	398,000	$2.68	1.0

December 31, 2007	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2007	418,000	$2.67
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2007	418,000	$2.67	2.0

Vested at December 31, 2007	418,000	$2.67	2.0

Cash received from option exercises for the years ended December 31, 2008 and 2007 was $50,000 and $-, respectively.

At December 31, 2008, the aggregate intrinsic value of options outstanding and exercisable was $2,912,500.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2008 and 2007, 1,411 and 3,256 shares, respectively, were purchased under the plan. A total of 4,667 shares have been purchased under the plan as of December 31, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	EMPLOYEE BENEFIT PLANS (Continued)

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2008 and 2007 amounted to $136,629 and $110,023, respectively.

NOTE 12.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $10 per share. The offering will terminate on November 8, 2008 or when all 1,500,000 shares of common stock are sold, whichever occurs first. The Company had extended the offering for up to 90 days to February 8, 2009. As of December 31, 2008, the Company had sold 94,834 shares through the secondary stock offering.

NOTE 13.	INCOME TAXES

Income tax expense (benefit) consists of the following:

	Years Ended December 31,
	2008	2007
Current	$(511,780)	$1,164,903
Deferred	(157,896)	(156,652)

Income tax expense (benefit)	$(669,676)	$1,008,251

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2008	2007
Tax provision (benefit) at statutory federal rate	$(549,031)	$1,008,470
Tax-free income	(91,598)	(101,923)
Disallowed interest expense	18,733	20,411
State income tax (benefit)	(64,110)	69,384
Other items, net	16,330	11,909

Income tax expense (benefit)	$(669,676)	$1,008,251

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	INCOME TAXES (Continued)

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Loan loss reserves	$1,417,579	$1,152,764
Nonaccrual loan interest	303,840	195,303
Reserve for other real estate	—	131,667
Other	2,093	—

	1,723,512	1,479,734

Deferred tax liabilities:
Depreciation	249,107	163,225
Securities available for sale	71,194	18,864

	320,301	182,089

Net deferred tax assets	$1,403,211	$1,297,645

NOTE 14.	EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2008	2007
Net income (loss) available to common shareholders	$(995,120)	$1,957,835

Weighted average number of common shares outstanding	2,218,679	2,191,344
Effect of dilutive options	226,344	215,684

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	2,445,023	2,407,028

NOTE 15.	COMMITMENTS AND CONTINGENCIES

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2008	2007
Commitments to extend credit	$11,441,000	$12,577,000
Financial standby letters of credit	2,270,000	2,064,000
Other standby letters of credit	645,000	598,000

	$14,356,000	$15,239,000

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

At December 31, 2008 and 2007, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2008 and 2007.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Eighty-one percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches in the Company’s market areas which make up twenty-four percent of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 4.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital as defined, which amounted to approximately $5,840,000 at December 31, 2008.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 17.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2008, no dividends could be declared without regulatory approval.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined by the regulations), to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2008, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2008, the Bank and Company’s capital amounts and ratios fall under the category of “adequately capitalized” under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum capital ratios as set forth in the following table. The Bank had an examination by the FDIC which was completed in 2008. As of the date of these financials, the regulatory authorities had held management exit meetings, but the final report has not been received. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2008:
Total Capital to Risk Weighted Assets:
Consolidated	$24,938	9.98%	$19,997	8%	$—	N/A
Bank	$24,764	9.89%	$20,027	8%	$25,034	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$21,798	8.72%	$9,998	4%	$—	N/A
Bank	$21,620	8.64%	$10,013	4%	$15,020	6%
Tier I Capital to Average Assets:
Consolidated	$21,798	7.43%	$11,731	4%	$—	N/A
Bank	$21,620	7.38%	$11,713	4%	$14,642	5%

As of December 31, 2007:
Total Capital to Risk Weighted Assets:
Consolidated	$24,811	10.70%	$18,533	8%	$—	N/A
Bank	$24,722	10.69%	$18,552	8%	$23,126	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$21,981	9.48%	$9,276	4%	$—	N/A
Bank	$21,892	9.47%	$9,250	4%	$13,876	6%
Tier I Capital to Average Assets:
Consolidated	$21,981	8.05%	$10,918	4%	$—	N/A
Bank	$21,892	8.04%	$10,891	4%	$13,613	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE

Financial Instruments Measures at Fair Value

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. On February 12, 2008, the FASB issued Staff Position 157-2 which defers the effective date of Statement 157 for certain nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008. All other provisions of Statement 157 are effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

On October 10, 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active.” This FSP clarified the application of SFAS No. 157 in a market that is not active and reiterated that the results of distressed sales or forced liquidations are not determinative when measuring fair value. It emphasized that when determining fair value, the use of management’s internal assumptions concerning future cash flows discounted at an appropriate risk-adjusted interest rate is acceptable when relevant observable market data do not exist. In some situations, multiple inputs from a variety of sources may provide the best evidence of fair value. The FSP also described how the use of broker quotes should be considered when assessing the relevance of observable and unobservable inputs. The impact of this statement is minimal, as this FSP provides clarification to existing guidance.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury and U.S. Government-sponsored enterprise debt securities that are highly liquid and are actively traded in over-the-counter markets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE (Continued)

Financial Instruments Measures at Fair Value (Continued)

Level 2	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Assets Measured at Fair Value on a Recurring Basis

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available for Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

The following table presents financial assets measured at fair value on a recurring basis:

		Fair Value Measurements at December 31, 2008 Using
	Assets/ Liabilities Measured at Fair Value December 31, 2008	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities	$48,225,611	$—	$48,225,611	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE (Continued)

Assets Measured at Fair Value on a Recurring Basis (Continued)

Available for Sale Securities (Continued)

Gains and losses (realized and unrealized) included in earnings for the year ended December 31, 2008 as follows:

Total gains included in net loss	$37,793

Change in unrealized gains relating to assets still held at reporting date	$153,913

Assets Measured at Fair Value on a Nonrecurring Basis

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans

Loan impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the present value of estimated future cash flows using the loan’s existing rate, or the fair value of collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. Loan losses are charged against the allowance when Management believes the uncollectibility of a loan is confirmed. During the 2008, certain impaired loans were partially charged-off or re-evaluated for impairment resulting in a remaining balance for these loans, net of specific allowances, of $14,009,102 as of December 31, 2008. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan impairment as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan impairment as nonrecurring Level 3.

The following table presents the assets and liabilities carried on the balance sheet by caption and by level within the FAS No. 157 valuation hierarchy (as described above) as of December 31, 2008, for which a nonrecurring change in fair value has been recorded during the year ended December 31, 2008.

	Carrying value at December 31, 2008
	Total	Level 1	Level 2	Level 3
Impaired loans	$14,009,102	$—	$—	$14,009,102

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE (Continued)

Fair Value Option

In February, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. SFAS No. 159 allows companies to report selected financial assets and liabilities at fair value. The changes in fair value are recognized in earnings and the assets and liabilities measured under this methodology are required to be displayed separately on the balance sheet. While SFAS No. 159 became effective for the Company beginning January 1, 2008, the Company has not elected the fair value option that is offered by this statement.

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

Federal Funds Purchased: The carrying amount of federal funds purchased approximates fair value.

Federal Home Loan Bank Advances and Note Payable: The carrying amount of variable rate Federal Home Loan Bank advances and notes payable approximate fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	FAIR VALUE (Continued)

Fair Value Option

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

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold	$4,294,713	$4,294,713	$7,585,606	$7,585,606
Securities	48,873,311	48,873,311	52,695,706	52,695,706
Loans, net	229,031,778	228,913,000	196,139,036	195,337,000
Accrued interest receivable	3,029,254	3,029,254	3,294,943	3,294,943

Financial liabilities:
Deposits	269,925,041	272,630,000	246,559,979	247,434,168
Federal funds purchased	1,775,000	1,775,000	—	—
Note payable	367,000	367,000	452,000	452,000
Federal Home Loan Bank advances	2,000,000	2,000,000	—	—
Securities sold under repurchase agreements	2,500,000	2,500,000	1,000,000	1,000,000
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	1,960,374	1,960,374	2,101,621	2,101,621

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2008	2007
Security	$444,306	$370,040
Computer expenses	989,798	967,544
Legal fees	181,865	27,474
Audit and professional fees	589,342	720,424
Telephone expenses	260,917	268,516

NOTE 20.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2008 and 2007:

CONDENSED BALANCE SHEETS

	2008	2007
Assets
Cash	$210,202	$64,524
Investment in subsidiaries	21,811,868	21,993,173
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	302,103	469,424

Total assets	$22,477,173	$22,680,121

Other liabilities	$70,845	$75,106
Note payable	367,000	452,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	18,636,328	18,750,015

Total liabilities and stockholders’ equity	$22,477,173	$22,680,121

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME (LOSS)

	2008	2007
Income
Interest income	$15,737	$9,046
Dividends from bank subsidiary	800,000	1,237,514

Total income	815,737	1,246,560

Expense
Interest expense	246,899	359,669
Other expenses	456,686	471,267

Total expenses	703,585	830,936

Income (loss) before income tax benefit and equity in undistributed income (loss) of subsidiaries	112,152	415,624

Income tax benefit	256,456	309,646

Income before equity in undistributed income (loss) of subsidiaries	368,608	725,270

Equity in undistributed income of subsidiaries or (distributions in excess of earnings)	(1,313,728)	1,232,565

Net income (loss)	$(945,120)	$1,957,835

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2008	2007
Operating activities
Net income (loss)	$(945,120)	$1,957,835
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Equity in undistributed income of subsidiaries) or distributions in excess of earnings	513,728	(2,470,079)
Net other operating activities	163,060	(273,110)

Net cash used in operating activities	(268,332)	(785,354)

Investing activities
Capital contribution in bank	(1,030,840)	(1,000,000)
Capital contribution in mortgage company	—	(71,000)

Net cash used in investing activities	(1,030,840)	(1,071,000)

Financing activities
Repayment of note payable	(85,000)	(170,000)
Proceeds from issuance of preferred stock	—	1,000,000
Cash dividends received from subsidiary	800,000	1,237,514
Payment of dividends	(175,369)	(219,120)
Payment of dividends on preferred stock	(50,000)	—
Proceeds from issuance of common stock under secondary stock offering	948,340	—
Stock issuance costs	(57,231)	—
Proceeds from issuance of common stock under ESOP plan	14,110	32,560
Proceeds from exercise of stock options	50,000	—

Net cash provided by financing activities	1,444,850	1,880,954

Net increase in cash	145,678	24,600

Cash at beginning of year	64,524	39,924

Cash at end of year	$210,202	$64,524

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts ____________________	FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Lake Oconee — Warner Robins
www.nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

Our report on our audit of the basic consolidated financial statements of Capitol City Bancshares, Inc. and Subsidiaries for the year ended December 31, 2008 appears on page 1. The audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2008, is presented for the purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

Atlanta, Georgia
March 31, 2008

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2008

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$4,150,450	$210,202	$31,082	$(241,284)	$4,150,450
Interest-bearing deposits at other financial institutions	144,263	—	—	—	144,263
Securities available for sale	48,072,611	153,000	—	—	48,225,611
Investment in subsidiaries	—	21,811,868	—	(21,811,868)	—
Restricted equity securities, at cost	647,700	—	—	—	647,700
Loans, net of unearned income	233,400,468	—	—	—	233,400,468
Less allowance for loan losses	4,368,690	—	—	—	4,368,690

Loans, net	229,031,778	—	—	—	229,031,778

Premises and equipment, net	10,395,206	—	17,515	—	10,412,721
Other real estate owned	2,220,082	—	—	—	2,220,082
Other assets	5,528,597	302,103	5,967		5,836,667

Total assets	$300,190,687	$22,477,173	$54,564	$(22,053,152)	$300,669,272

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$32,225,726	$—	$—	$(227,114)	$31,998,612
Interest-bearing	237,926,429	—	—		237,926,429

Total deposits	270,152,155	—	—	(227,114)	269,925,041
Federal funds purchased	1,775,000	—	—	—	1,775,000
Note payable	—	367,000	—	—	367,000
Federal Home Loan Bank advances	2,000,000	—	—	—	2,000,000
Securities sold under repurchase agreements	2,500,000	—	—	—	2,500,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	2,005,997	70,845	231	(14,170)	2,062,903

Total liabilities	278,433,152	3,840,845	231	(241,284)	282,032,944

Stockholders’ equity
Preferred stock	—	1,000,000	—	—	1,000,000
Common stock	3,192,528	3,461,780	341,000	(3,533,528)	3,461,780
Capital surplus	20,171,186	3,166,691	—	(20,171,186)	3,166,691
Retained earnings (accumulated deficit)	(1,744,380)	10,869,656	(286,667)	2,031,047	10,869,656
Accumulated other comprehensive income	138,201	138,201		(138,201)	138,201

Total stockholders’ equity	21,757,535	18,636,328	54,333	(21,811,868)	18,636,328

Total liabilities and stockholders’ equity	$300,190,687	$22,477,173	$54,564	$(22,053,152)	$300,669,272

See Independent Registered Public Accounting Firm’s Report on Supplemental Information

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2008

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income
Loans, including fees	$16,272,984	$—	$—	$—	$16,272,984
Deposits in banks	4,378	—	—	—	4,378
Securities:
Taxable	1,983,783	15,737	—	—	1,999,520
Nontaxable	280,575	—	—	—	280,575
Federal funds sold	28,238	—	—	—	28,238
Dividends from bank subsidiary	—	800,000		(800,000)	—

Total interest income	18,569,958	815,737	—	(800,000)	18,585,695

Interest expense
Deposits	10,327,415	—	—	—	10,327,415
Other borrowings	89,536	246,899	—	—	336,435

Total interest expense	10,416,951	246,899	—	—	10,663,850

Net interest income (loss)	8,153,007	568,838	—	(800,000)	7,921,845
Provision for loan losses	2,485,000	—	—	—	2,485,000

Net interest income (loss) after provision for loan losses	5,668,007	568,838	—	(800,000)	5,436,845

Other income
Service charges on deposit accounts	1,883,106	—	—	—	1,883,106
Other fees and commissions	65,298	—	—	—	65,298
Gain on sales of other real estate owned	546,452	—	—	—	546,452
Other operating income	181,157	—	—		181,157

Total other income	2,676,013	—	—	—	2,676,013

Other expenses
Salaries and employee benefits	4,335,444	—	97	—	4,335,541
Occupancy and equipment expenses, net	1,235,316	—	9,968	—	1,245,284
Other operating expenses	3,684,398	456,686	5,745	—	4,146,829

Total other expenses	9,255,158	456,686	15,810	—	9,727,654

Loss before equity in undistributed income (loss) of subsidiaries	(911,138)	112,152	(15,810)	(800,000)	(1,614,796)

Loss and distributions in excess of earnings of subsidiaries	—	(1,313,728)	—	1,313,728	—

Loss before income tax benefit	(911,138)	(1,201,576)	(15,810)	513,728	(1,614,796)

Income tax benefit	(407,252)	(256,456)	(5,968)	—	(669,676)

Net loss	$(503,886)	$(945,120)	$(9,842)	$513,728	$(945,120)

See Independent Registered Public Accounting Firm’s Report on Supplemental Information