Form 10-K, Exhibit 13
period 2009-12-31
CAPITOL CITY BANCSHARES INC
filed 2010-04-07
CIK 1070295

EXHIBIT 13.1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2009

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2009

1

NICHOLS, CAULEY & ASSOCIATES, LLC

A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329- 4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts ____________________	FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Lake Oconee — Warner Robins
www.nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2009 and 2008, and the related consolidated statements of operations, other comprehensive loss, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant losses from operations, which has resulted in declining levels of capital. This raises substantial doubt about the ability of Capitol City Bancshares, Inc. and subsidiaries to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

March 31, 2010

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	2009	2008
Assets
Cash and due from banks	$7,647,982	$4,150,450
Interest-bearing deposits at other financial institutions	2,621	144,263
Securities available for sale	52,350,752	48,225,611
Restricted equity securities, at cost	1,047,800	647,700

Loans, net of unearned income	240,781,721	233,400,468
Less allowance for loan losses	6,649,261	4,368,690

Loans, net	234,132,460	229,031,778

Premises and equipment, net	10,005,605	10,412,721
Foreclosed real estate	6,332,288	2,220,082
Other assets	5,852,959	5,836,667

Total assets	$317,372,467	$300,669,272

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$27,677,541	$31,998,612
Interest-bearing	252,404,109	237,926,429

Total deposits	280,081,650	269,925,041
Federal funds purchased	4,140,000	1,775,000
Note payable	275,250	367,000
Federal Home Loan Bank advances	10,700,000	2,000,000
Securities sold under repurchase agreements	6,414,593	2,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	2,304,631	2,062,903

Total liabilities	307,319,124	282,032,944

Commitments and contingencies

Stockholders’ equity
Series A cumulative, non voting preferred stock, 10,000 shares authorized; par value $100, 16,078 and 10,000 shares issued and outstanding	1,607,800	1,000,000
Common stock, 20,000,000 shares authorized; par value $1.50, 2,418,394 and 2,307,853 issued and outstanding, respectively	3,627,591	3,461,780
Surplus	4,015,440	3,166,691
Retained earnings	189,563	10,869,656
Accumulated other comprehensive income	612,949	138,201

Total stockholders’ equity	10,053,343	18,636,328

Total liabilities and stockholders’ equity	$317,372,467	$300,669,272

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Interest income:
Loans, including fees	$14,937,323	$16,272,984
Deposits in banks	235	4,378
Securities:
Taxable	1,623,796	1,999,520
Nontaxable	58,712	280,575
Federal funds sold	336	28,238

Total interest income	16,620,402	18,585,695

Interest expense:
Deposits	10,122,697	10,327,415
Other borrowings	248,001	336,435

Total interest expense	10,370,698	10,663,850

Net interest income	6,249,704	7,921,845
Provision for loan losses	9,530,064	2,485,000

Net interest income after provision for loan losses	(3,280,360)	5,436,845

Other income:
Service charges on deposit accounts	1,565,715	1,883,106
Other fees and commissions	45,562	65,298
Gain on sales of foreclosed real estate	60,585	546,452
Gains on sales of available for sale securities, net	926,292	37,793
Other operating income	263,253	143,364

Total other income	2,861,407	2,676,013

Other expenses:
Salaries and employee benefits	4,092,717	4,335,541
Occupancy and equipment expenses, net	1,207,435	1,245,284
Other operating expenses	6,587,392	4,146,829

Total other expenses	11,887,544	9,727,654

Loss before income tax benefit	(12,306,497)	(1,614,796)

Income tax benefit	(1,738,559)	(669,676)

Net loss	(10,567,938)	(945,120)

Preferred stock dividend	(112,155)	(50,000)

Net loss available to common shareholders	$(10,680,093)	$(995,120)

Basic losses per share	$(4.59)	$(0.45)

Diluted losses per share	$(4.59)	$(0.45)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Net loss	$(10,567,938)	$(945,120)

Other comprehensive income:

Unrealized holding gains arising during period, net of tax benefits of $ - and $(65,180), respectively	1,401,040	126,526

Reclassification adjustment for gains on sale of securities, net of tax benefits of $ - and $12,850, respectively	(926,292)	(24,943)

Other comprehensive income	474,748	101,583

Comprehensive loss	$(10,093,190)	$(843,537)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2009 AND 2008

	Preferred Stock		Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2007	10,000	$1,000,000	2,191,608	$3,287,412	$2,385,840	$12,040,145	$36,618	$18,750,015
Net loss	—	—	—	—	—	(945,120)	—	(945,120)
Dividends declared on cumulative preferred stock	—	—	—	—	—	(50,000)	—	(50,000)
Dividends declared, $.08 per share	—	—	—	—	—	(175,369)	—	(175,369)
Issuance of common stock for ESOP	—	—	1,411	2,117	11,993	—	—	14,110
Issuance of common stock	—	—	94,834	142,251	806,089	—	—	948,340
Stock issuance costs	—	—	—	—	(57,231)	—	—	(57,231)
Exercise of stock options			20,000	30,000	20,000	—	—	50,000
Other comprehensive income	—	—	—	—	—	—	101,583	101,583

Balance, December 31, 2008	10,000	1,000,000	2,307,853	3,461,780	3,166,691	10,869,656	138,201	18,636,328
Net loss	—	—	—	—	—	(10,567,938)	—	(10,567,938)
Dividends declared on cumulative preferred stock	—	—	—	—	—	(112,155)	—	(112,155)
Issuance of preferred stock	6,078	607,800	—	—	—	—	—	607,800
Issuance of common stock for ESOP	—	—	473	709	4,021	—	—	4,730
Issuance of common stock	—	—	95,732	143,598	813,722	—	—	957,320
Exercise of stock options	—	—	14,336	21,504	31,006	—	—	52,510
Other comprehensive income	—	—	—	—	—	—	474,748	474,748

Balance, December 31, 2009	16,078	$1,607,800	2,418,394	$3,627,591	$4,015,440	$189,563	$612,949	$10,053,343

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
OPERATING ACTIVITIES
Net loss	$(10,567,938)	$(945,120)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	1,389,896	675,075
Provision for loan losses	9,530,064	2,485,000
Deferred taxes (benefits)	1,474,405	(157,896)
Gain on sale of foreclosed real estate	(60,585)	(546,452)
Gain on sale of securities available for sale	(926,292)	(37,793)
Gain on sale of premises and equipment	(334)	(3,457)
Increase in dividends payable on preferred stock	(62,155)	—
Decrease in interest receivable	1,038,847	265,689
Decrease in interest payable	(48,518)	(141,247)
Net other operating activities	(306,813)	(679,630)

Net cash provided by operating activities	1,460,577	914,169

INVESTING ACTIVITIES
Purchases of securities available for sale	(73,771,057)	(50,881,678)
Proceeds from maturities of securities available for sale	9,885,804	15,459,714
Proceeds from sales of securities available for sale	60,301,909	39,506,854
Purchases of restricted equity securities	(400,100)	(175,800)
Net (increase) decrease in federal funds sold	—	1,953,000
Net increase in loans	(20,939,193)	(37,240,171)
Proceeds from sale of foreclosed real estate	395,535	387,527
Net (increase) decrease in interest-bearing deposits at other financial institutions	141,642	(69,368)
Purchase of premises and equipment	(214,922)	(562,675)
Proceeds from sale of premises and equipment	20,525	16,255

Net cash used in investing activities	(24,579,857)	(31,606,342)

FINANCING ACTIVITIES
Net increase in deposits	10,156,609	23,365,062
Net increase in securities sold under repurchase agreement	3,914,593	1,500,000
Net increase in Federal Home Loan Bank advances	8,700,000	2,000,000
Net increase in federal funds purchased	2,365,000	1,775,000
Payment of dividends on preferred stock	(50,000)	(50,000)
Payment of dividends	—	(175,369)
Repayment of note payable	(91,750)	(85,000)
Proceeds from issuance of preferred stock	607,800	—
Proceeds from issuance of common stock from secondary stock offering	957,320	948,340
Stock issuance costs	—	(57,231)
Proceeds from issuance of common stock under ESOP plan	4,730	14,110
Proceeds from exercise of stock options	52,510	50,000

Net cash provided by financing activities	26,616,812	29,284,912

Net increase (decrease) in cash and due from banks	3,497,532	(1,407,261)

Cash and due from banks at beginning of year	4,150,450	5,557,711

Cash and due from banks at end of year	$7,647,982	$4,150,450

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$10,419,216	$10,805,097
Income taxes	$(896,551)	$225,374

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$7,264,660	$2,614,925
Financed sales of foreclosed real estate	$1,269,163	$752,496

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

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair market value of financial instruments, the valuation of foreclosed real estate and deferred tax assets.

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through March 31, 2010, the date these financial statements were issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $528,000 and $698,000 at December 31, 2009 and 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash, Due From Banks and Cash Flows (Continued)

The Bank also maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At December 31, 2009 and 2008, those restricted balances were $2,315,500 and $0, respectively.

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in the statements of comprehensive income (loss), net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

The Financial Accounting Standards Board (“FASB”) recently issued accounting guidance related to the recognition and presentation of other-than-temporary impairment (FASB ASC 320-10). See the “Recent Accounting Pronouncements” section for additional information.

Prior to the adoption of the recent accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

Restricted Equity Securities

The Company is required to maintain an investment in capital stock of the Federal Home Loan Bank. Based on redemption provisions of this entity, the stock has no quoted market value and is carried at cost. At its discretion, the Federal Home Loan Bank may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in this stock.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

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

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

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

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

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

Foreclosed Real Estate

Foreclosed real estate acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling costs. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed real estate and subsequent adjustments to the value are expensed.

Income Taxes (Benefits)

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). On January 1, 2009, the Company adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Benefits) (Continued)

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation Plans

At December 31, 2009, the Company has a stock-based employee/director compensation plan which is more fully described in Note 13 of the consolidated financial statements.

Stock compensation accounting guidance (FASB ASC 718, Compensation - Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards and stock grants.

All outstanding options were fully vested and there were no options granted during the years ended December 31, 2009 and 2008. Therefore, there was no compensation cost related to share-based payments for the years ended December 31, 2009 and 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Losses) Per Share

Basic earnings (losses) per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options. Potential dilutive shares is determined using the treasury stock method.

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

The estimation methods for individual classifications of financial instruments are described in Note 20. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

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

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2009 and 2008, advertising expense was $87,399 and $164,065, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2008 financial statements in order to be better compared to the December 31, 2009 financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

Effective July 1, 2009, the Company adopted a new accounting guidance related to U.S. GAAP (FASB ASC 105, Generally Accepted Accounting Principles). This guidance establishes FASB ASC as the source of authoritative U.S. GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. FASB ASC supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in FASB ASC has become nonauthoritative. FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (ASUs), which will serve to update FASB ASC, provide background information about the guidance, and provide the basis for conclusions on the changes to FASB ASC. FASB ASC is not intended to change U.S. GAAP or any requirements of the SEC. This guidance is effective for the Company as of December 31, 2009.

Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (FASB ASC 320-10). This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

The Company adopted accounting guidance related to fair value measurements and disclosures (FASB ASC 820, Fair Value Measurements and Disclosures). This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The effect of adoption was not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

FASB issued ASU 2009-05 (FASB ASC 820) which describes the valuation techniques companies should use to measure the fair value of liabilities for which there is limited observable market data. If a quoted price in an active market is not available for an identical liability, an entity should use one of the following approaches: (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as an asset, or (3) another valuation technique that is consistent with the accounting guidance in FASB ASC for fair value measurements and disclosures. When measuring the fair value of liabilities, this guidance reiterates that companies should apply valuation techniques that maximize the use of relevant observable inputs, which is consistent with existing accounting provisions for fair value measurements. In addition, this guidance clarifies when an entity should adjust quoted prices of identical or similar assets that are used to estimate the fair value of liabilities.

In addition, the following accounting pronouncements were issued by FASB, but are not yet effective:

In December 2009, the FASB issued Accounting Standards Update No. 2009-17 (“ASU 2009-17”), Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU No. 2009-17 formally incorporates into the FASB Codification amendments to FASB Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities, made by SFAS No. 167, Amendments to FASB Interpretation No. 46(R) to require that a comprehensive qualitative analysis be performed to determine whether a holder of variable interests in a variable interest entity also has a controlling financial interest in that entity. In addition, the amendments require that the same type of analysis be applied to entities that were previously designated as qualified special-purpose entities. This ASU is effective as of the start of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period, and for all subsequent annual and interim reporting periods. ASU No. 2009-17 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In January 2010, the FASB issued Accounting Standards Update No. 2010-01, Accounting for Distributions to Shareholders with Components of Stock and Cash (“ASU No. 2010-01”). ASU No. 2010-01 provides guidance on the accounting for distributions offering shareholders the choice of receiving cash or stock. Under such guidance, the stock portion of the distribution is not considered to be a stock dividend, and for purposes of calculating earnings per share it is deemed a new share issuance not requiring retroactive restatement. This guidance is effective for the first reporting period, including interim periods, ending after December 15, 2009. It is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In January 2010, the FASB issued Accounting Standards Update No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification (“ASU No. 2010-02”). ASU No. 2010-02 amends FASB Accounting Standards Codification (“ASC”) Topic 810, Consolidation, to clarify that deconsolidation accounting also applies to a subsidiary or group of assets that is a business or nonprofit activity. The amended guidance also requires additional disclosures concerning a retained investment in the period of a deconsolidation of a subsidiary or de-recognition of a group of assets. This guidance is effective beginning in the period an entity first adopts SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, and if it was previously adopted, it is effective in the first interim or annual reporting period ending on or after December 15, 2009. ASU No. 2010-02 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU No. 2010-06”). ASU No. 2010-06 amends FASB ASC Topic 820-10-50, Fair Value Measurements and Disclosures, to require additional information to be disclosed principally regarding Level 3 measurements and transfers to and from Level 1 and 2. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 measurements. This guidance is generally effective for interim and annual reporting periods beginning after December 15, 2009; however, requirements to disclose separately purchases, sales, issuances, and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years). ASU No. 2010-06 is not expected to have a material impact on the Company’s results of operations or financial position, and will have a minimal impact on its disclosures.

In February 2010, the FASB issued Accounting Standards Update No. 2010-08, Technical Corrections to Various Topics, (“ASU No. 2010-08”). This Accounting Standards Update clarifies the guidance on embedded derivatives and hedging (Subtopic 815-15) by eliminating inconsistencies and outdated provisions. ASU No. 2010-08 is effective for the Company in the first quarter of 2010 and is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

FASB issued accounting guidance (FASB Statement No. 166) which modifies certain guidance contained in the Transfers and Servicing topic of FASB ASC (FASB ASC 860). This standard eliminates the concept of qualifying special purpose entities, provides guidance as to when a portion of a transferred financial asset can be evaluated for sale accounting, provides additional guidance with regard to accounting for transfers of financial assets, and requires additional disclosures. This guidance is effective for the Company as of January 1, 2010, with adoption applied prospectively for transfers that occur on or after the effective date. Management has not yet determined what impact the adoption of this guidance will have on the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	GOING CONCERN AND MANAGEMENT’S PLAN OF ACTION

The Company’s financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced losses from operations during the last two years that raise substantial doubt as to its ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon its ability to obtain the capital necessary to attain profitable operations, devising a management plan to develop a profitable operation, overcoming and satisfying the requirements of the regulatory order detailed in Note 19, and lowering the level of problem assets to an acceptable level.

In this regard, management has developed a capital plan, which includes, but is not limited to: (1) actively working to reduce assets as well as the overall concentrations in acquisition, development, and construction lending and commercial real estate lending, (2) reducing adversely classified assets, (3) maintaining a Tier 1 leverage capital ratio of not less than 8%, (4) maintaining a total risk-based capital ratio of not less than 10%, (5) maintaining an adequate allowance for loan losses, (6) actively working to improve its liquidity while reducing its reliance on wholesale deposit funding, and (7) continuing to sell the Company’s common stock through the secondary offering discussed in Note 14.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3.	RISK FACTORS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	RISK FACTORS (Continued)

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

NOTE 4.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2009:
U.S. Government sponsored enterprises (GSEs)*	$5,277,930	$50,068	$(17,639)	$5,310,359
Mortgage-backed securities GSE residential	45,656,874	631,375	(50,856)	46,237,393
Trust preferred securities	753,000	—	—	753,000

Total debt securities	51,687,804	681,443	(68,495)	52,300,752
Equity securities	50,000	—	—	50,000

Total securities	$51,737,804	$681,443	$(68,495)	$52,350,752

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008:
U.S. Government and federal agency	$299,963	$1,489	$—	$301,452
U.S. Government sponsored enterprises (GSEs)*	6,258,855	164,932	(22,969)	6,400,818
State and municipal securities	4,341,732	27,669	(40,723)	4,328,678
Mortgage-backed securities GSE residential	36,312,666	200,233	(121,236)	36,391,663
Trust preferred securities	753,000	—	—	753,000

Total debt securities	47,966,216	394,323	(184,928)	48,175,611
Equity securities	50,000	—	—	50,000

Total securities	$48,016,216	$394,323	$(184,928)	$48,225,611

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal Home Loan Banks.

The amortized cost and fair value of debt securities as of December 31, 2009 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due from one to five years	$418,321	$427,952
Due from five to ten years	2,935,873	2,933,457
Due after ten years	2,676,736	2,701,950
Mortgage-backed securities	45,656,874	46,237,393

	$51,687,804	$52,300,752

Securities with a carrying value of $16,146,413 and $16,078,256 at December 31, 2009 and 2008, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2009 and 2008 totaled $60,301,909 and $39,506,854, respectively. Gross gains and losses of $1,010,314 and $(84,022), respectively, were realized on the sales for the year ended December 31, 2009. Gross gains and losses of $144,012 and $(106,219), respectively, were realized on the sales for the year ended December 31, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at December 31, 2009 and 2008.

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Unrealized Losses
December 31, 2009:
U.S. GSEs	$3,004,868	$17,639	$—	$—	$17,639
Mortgage-backed GSE residential	5,519,435	50,856	—	—	50,856

	$8,524,303	$68,495	$—	$—	$68,495

December 31, 2008:
U.S. GSEs	$938,294	$22,969	$—	$—	$22,969
State and municipal	625,396	40,723	—	—	40,723
Mortgage-backed GSE residential	13,868,172	85,119	1,976,033	36,117	121,236

	$15,431,862	$148,811	$1,976,033	$36,117	$184,928

GSE debt securities. The unrealized losses on the two investments in GSEs were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009.

GSE residential mortgage-backed securities. The unrealized losses on the Company’s investment in three GSE mortgage-backed securities were caused by interest rate increases. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2009	2008
Commercial	$17,869,926	$27,598,807
Real estate - construction	35,661,272	14,543,494
Real estate - mortgage	181,882,725	186,315,258
Consumer	6,565,384	5,772,772

	241,979,307	234,230,331
Net deferred loan fees and costs	(1,197,586)	(829,863)
Allowance for loan losses	(6,649,261)	(4,368,690)

Loans, net	$234,132,460	$229,031,778

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2009	2008
Balance, beginning of year	$4,368,690	$3,349,052
Provision for loan losses	9,530,064	2,485,000
Loans charged off	(7,354,748)	(1,585,876)
Recoveries of loans previously charged off	105,255	120,514

Balance, end of year	$6,649,261	$4,368,690

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual term of the loan. Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and loans past due ninety days or more.

	As of and for the Years Ended December 31,
	2009	2008
Impaired loans without a valuation allowance	$24,918,578	$8,873,875
Impaired loans with a valuation allowance	11,698,424	6,793,402

Total impaired loans	$36,617,002	$15,667,277

Valuation allowance related to impaired loans	$3,176,734	$1,658,175

Average investment in impaired loans	$26,142,140	$14,626,622

Interest income recognized on impaired loans	$1,883,767	$1,026,342

Nonaccrual loans	$22,511,415	$9,253,373

Loans past due ninety days or more and still accruing	$2,257	$1,221,270

No additional funds are committed to be advanced in connection with impaired loans.

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2009 are as follows:

Balance, beginning of year	$7,244,284
Advances	3,168,280
Repayments	(3,788,371)

Balance, end of year	$6,624,193

NOTE 6.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2009	2008
Land	$1,344,962	$1,346,462
Buildings and improvements	8,824,422	8,819,048
Furniture and equipment	4,401,538	4,087,966
Construction in process	—	120,884

	14,570,922	14,374,360
Accumulated depreciation	(4,565,317)	(3,961,639)

	$10,005,605	$10,412,721

Depreciation expense was $601,847 and $570,064 for the years ended December 31, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	PREMISES AND EQUIPMENT (Continued)

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

The following represents the minimum monthly lease payments under noncancelable operating leases:

2010	$24,000
2011	24,000
2012	6,000

$54,000

Total rental expense for the years ended December 31, 2009 and 2008 was $68,163 and $54,077, respectively.

NOTE 7.	FORECLOSED REAL ESTATE

A summary of foreclosed real estate are presented as follows:

	Years Ended December 31,
	2009	2008
Balance, beginning of year	$2,220,082	$550,278
Additions	7,264,660	2,614,925
Capitalized expenses	304,579	—
Writedowns	(2,165,870)	—
Disposals	(395,535)	(387,527)
Internally financed sales	(1,269,163)	(752,496)
Deferred gain on sale	312,950	110,182
Gain (loss) on sales	60,585	84,720

Balance, end of year	$6,332,288	$2,220,082

As of December 31, 2009 and 2008 deferred gains on sales of foreclosed real estate of $312,950 and $110,182 are included in the balance sheet as a reduction of loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	FORECLOSED REAL ESTATE (Continued)

(Income) expenses applicable to foreclosed real estate include the following:

	Years Ended December 31,
	2009	2008
Net loss (gain) on sales of real estate	$(60,585)	$(84,720)
Operating expenses, net of rental income	2,103,190	(33,012)

	$2,042,605	$(117,732)

NOTE 8.	DEPOSITS

Deposit account balances at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Non-interest bearing	$27,677,541	$31,998,612
Interest-bearing demand	5,298,668	4,585,632
Money market	21,736,216	16,430,265
Individual savings	9,184,095	9,761,087
Time deposits $100,000 or greater	47,721,726	54,576,125
Other time deposits	168,463,404	152,573,320

	$280,081,650	$269,925,041

The scheduled maturities of time deposits at December 31, 2009 are as follows:

2010	$134,184,750
2011	32,205,896
2012	25,624,724
2013	5,652,619
2014	18,418,141
Thereafter	99,000

$216,185,130

At December 31, 2009 and 2008, the Company had brokered deposits of $37,604,240 and $31,647,235, respectively.

At December 31, 2009 and 2008, overdraft demand deposits reclassified to loans totaled $120,277 and $193,984, respectively.

NOTE 9.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2009 and 2008 were $6,414,593 and $2,500,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	NOTE PAYABLE

The Company has a line of credit with a financial institution and the total amount available was $850,000. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2009 and 2008, total borrowings under this line of credit were $275,250 and $367,000, respectively.

On April 10, 2009, certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest.

Contractual maturities of the note payable are as follows:

2010	$183,500
2011	91,750

$275,250

NOTE 11.	OTHER BORROWINGS

At December 31, 2009, the Company had a federal fund line available with a correspondent bank of approximately $6,200,000, of which $4,140,000 had been drawn as of December 31, 2009.

FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2009 and 2008, the Company had advances outstanding with the FHLB totaling $10,700,000 and $2,000,000, respectively. As of December 31, 2009, advances had a weighted average rate of ..94% and mature on various dates between April 1, 2010 and August 2, 2010.

NOTE 12.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (3.58% at December 31, 2009). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	TRUST PREFERRED SECURITIES (Continued)

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

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 3.58% at December 31, 2009. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2009 and 2008 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2009 and 2008 was $3,403,000.

NOTE 13.	EMPLOYEE BENEFIT PLANS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	EMPLOYEE BENEFIT PLANS (Continued)

Stock-Based Compensation (Continued)

A summary of stock option activity under the Plan as of December 31, 2009 and 2008, and changes during the years then ended is presented below:

December 31, 2009	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2009	398,000	$2.68
Granted	—	—
Forfeited	(340,000)	2.50
Exercised	(13,336)	3.75

Outstanding at December 31, 2009	44,664	$3.75	3.0

Vested at December 31, 2009	44,664	$3.75	3.0

December 31, 2008	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2008	418,000	$2.67
Granted	—	—
Forfeited	—	—
Exercised	(20,000)	2.50

Outstanding at December 31, 2008	398,000	$2.68	1.0

Vested at December 31, 2008	398,000	$2.68	1.0

Cash received from option exercises for the years ended December 31, 2009 and 2008 was $52,510 and $50,000, respectively.

At December 31, 2009, the aggregate intrinsic value of options outstanding and exercisable was $279,150.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2009 and 2008, 473 and 1,411 shares, respectively, were purchased under the plan. A total of 5,140 shares have been purchased under the plan as of December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	EMPLOYEE BENEFIT PLANS (Continued)

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2009 and 2008 amounted to $130,819 and $136,629, respectively.

NOTE 14.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $10 per share. The offering originally was to terminate on November 8, 2008 or when all 1,500,000 shares of common stock are sold, whichever occurs first. The Company has extended the offering for up to 90 days several times, and it is currently scheduled to close in 2011. As of December 31, 2009, the Company had sold 190,566 shares through the secondary stock offering.

NOTE 15.	INCOME TAXES

Income tax benefit consists of the following:

	Years Ended December 31,
	2009	2008
Current	$(3,212,964)	$(511,780)
Deferred	1,474,405	(157,896)

Income tax benefit	$(1,738,559)	$(669,676)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2009	2008
Tax benefit at statutory federal rate	$(4,184,209)	$(549,031)
Tax-free income	(19,962)	(91,598)
Disallowed interest expense	3,566	18,733
State income tax benefit	(409,446)	(64,110)
Valuation allowance	2,858,643	—
Other items, net	12,849	16,330

Income tax benefit	$(1,738,559)	$(669,676)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	INCOME TAXES (Continued)

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2009	2008
Deferred tax assets:
Loan loss reserves	$1,765,620	$1,417,579
Nonaccrual loan interest	—	303,840
Reserve for other real estate	392,139	—
Income tax loss carryover	933,251	—
Other	4,576	2,093

	3,095,586	1,723,512

Deferred tax liabilities:
Depreciation	236,943	249,107
Securities available for sale	—	71,194

	236,943	320,301

Valuation allowance	(2,858,643)	—
Net deferred tax assets	$—	$1,403,211

The Company has net operating loss carryforwards expiring in 2029, if not utilized.

NOTE 16.	LOSSES PER SHARE

Presented below is a summary of the components used to calculate basic and diluted losses per share:

	Years Ended December 31,
	2009	2008
Net loss available to common shareholders	$(10,680,093)	$(995,120)

Weighted average number of common shares outstanding	2,324,730	2,218,679
Effect of dilutive options	275,114	226,344

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	2,599,844	2,445,023

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	COMMITMENTS AND CONTINGENCIES

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

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2009	2008
Commitments to extend credit	$8,071,000	$11,441,000
Financial standby letters of credit	2,483,000	2,270,000
Other standby letters of credit	300,000	645,000

	$10,854,000	$14,356,000

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

At December 31, 2009 and 2008, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2009 and 2008.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Ninety percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches and convenience stores in the Company’s market areas which make up twenty-four percent and twenty-five percent, respectively, of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 4.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or net assets, as defined, which amounted to approximately $3,227,000 at December 31, 2009.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 19.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2009, no dividends could be declared without regulatory approval.

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

On January 13, 2010, the Company received a consent order (“order”) from the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	REGULATORY MATTERS (Continued)

(i) Tier I capital at least equal to 8% of total average assets;

(ii) Total risk-based capital at least equal to 10% of total risk-weighted assets.

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

As of December 31, 2009, the Bank and Company’s capital amounts and ratios fall under the category of “under capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2009:
Total Capital to Risk Weighted Assets:
Consolidated	$15,176	5.69%	$21,333	8%	$—	N/A
Bank	$16,283	6.10%	$21,343	8%	$26,678	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$11,800	4.43%	$10,667	4%	$—	N/A
Bank	$12,907	4.84%	$10,671	4%	$16,007	6%
Tier I Capital to Average Assets:
Consolidated	$11,800	3.71%	$12,722	4%	$—	N/A
Bank	$12,907	4.06%	$12,727	4%	$15,909	5%
As of December 31, 2008:
Total Capital to Risk Weighted Assets:
Consolidated	$24,938	9.98%	$19,997	8%	$—	N/A
Bank	$24,764	9.89%	$20,027	8%	$25,034	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$21,798	8.72%	$9,998	4%	$—	N/A
Bank	$21,620	8.64%	$10,013	4%	$15,020	6%
Tier I Capital to Average Assets:
Consolidated	$21,798	7.43%	$11,731	4%	$—	N/A
Bank	$21,620	7.38%	$11,713	4%	$14,642	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traced in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, including GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. Fair value of fixed rate loans is estimated using discounted contractual cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation using market interest rates currently being offered for certificates of similar maturities.

Federal Funds Purchased: The carrying amounts of federal funds purchased approximate their fair values.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Off-balance Sheet Credit-Related Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Assets Measured at Fair Value on a Recurring Basis: Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Securities available for sale	$—	$52,350,752	$—	$52,350,752

Total assets at fair value	$—	$52,350,752	$—	$52,350,752

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Securities available for sale	$—	$48,225,611	$—	$48,225,611

Total assets at fair value	$—	$48,225,611	$—	$48,225,611

Assets Measured at Fair Value on a Nonrecurring Basis: Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total Gains (Losses)

Impaired loans	$—		$—	$18,412,424	$(8,188,592)
Foreclosed real estate	—		—	5,228,081	(2,172,192)

Total	$—	$		$23,640,505	$(10,360,784)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)

Impaired loans	$—	$—	$14,009,102	$(1,658,175)

Total	$—	$—	$14,009,102	$(1,658,175)

At December 31, 2009, in accordance with the provisions of the loan impairment guidance (FASB ASC 310-10-35), individual loans with a carrying amount, after partial charge-offs of $5,011,858, of $18,412,424 were written down to their fair value of $10,223,832, resulting in an impairment charge of $3,176,734. $11,698,424 of these impaired loans are referred to in Note 5 as impaired loans with a valuation allowance and have $3,176,734 in specific valuation allowances included in the allowance for loan losses. Write downs of impaired loans are estimated using the present value of expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Foreclosed real estate is adjusted to fair value upon transfer of the loans to foreclosed real estate. Subsequently, foreclosed real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed real estate as nonrecurring Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold	$7,650,603	$7,650,603	$4,294,713	$4,294,713
Securities	53,398,552	53,398,552	48,873,311	48,873,311
Loans, net	234,132,460	233,915,000	229,031,778	228,913,000
Accrued interest receivable	1,990,407	1,990,407	3,029,254	3,029,254

Financial liabilities:
Deposits	280,081,650	285,431,000	269,925,041	272,630,000
Federal funds purchased	4,140,000	4,140,000	1,775,000	1,775,000
Note payable	275,250	275,250	367,000	367,000
Federal Home Loan Bank advances	10,700,000	10,700,000	2,000,000	2,000,000
Securities sold under repurchase agreements	6,414,593	6,414,593	2,500,000	2,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	1,911,856	1,911,856	1,960,374	1,960,374

NOTE 21.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2009	2008

Security	$441,227	$444,306
Computer expenses	980,400	989,798
Audit and professional fees	559,498	589,342
Telephone expenses	254,008	260,917
FDIC insurance assessments	793,889	285,577
Other real estate expenses	1,611,024	71,065

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2009 and 2008:

CONDENSED BALANCE SHEETS

	2009	2008
Assets
Cash	$61,546	$210,202
Investment in subsidiaries	13,569,267	21,811,868
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	46,224	302,103

Total assets	$13,830,037	$22,477,173

Other liabilities	$98,444	$70,845
Note payable	275,250	367,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	10,053,343	18,636,328

Total liabilities and stockholders’ equity	$13,830,037	$22,477,173

CONDENSED STATEMENTS OF OPERATIONS

	2009	2008
Income
Interest income	$5,425	$15,737
Dividends from bank subsidiary	250,000	800,000

Total income	255,425	815,737

Expense
Interest expense	159,530	246,899
Other expenses	573,038	456,686

Total expenses	732,568	703,585

Income (loss) before income tax benefit and equity in undistributed income (loss) of subsidiaries	(477,143)	112,152

Income tax benefit	244,272	256,456

Income (loss) before equity in undistributed income (loss) of subsidiaries	(232,871)	368,608

Distributions in excess of earnings of subsidiaries	(10,335,067)	(1,313,728)

Net loss	$(10,567,938)	$(945,120)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2009	2008
Operating activities
Net loss	$(10,567,938)	$(945,120)
Adjustments to reconcile net loss to net cash used in operating activities:
Distributions in excess of earnings	10,085,067	513,728
Net other operating activities	221,235	163,060

Net cash used in operating activities	(261,636)	(268,332)

Investing activities
Capital contribution in bank	(1,617,630)	(1,030,840)

Net cash used in investing activities	(1,617,630)	(1,030,840)

Financing activities
Repayment of note payable	(91,750)	(85,000)
Proceeds from issuance of preferred stock	607,800	—
Cash dividends received from subsidiary	250,000	800,000
Payment of dividends	—	(175,369)
Payment of dividends on preferred stock	(50,000)	(50,000)
Proceeds from issuance of common stock under secondary stock offering	957,320	948,340
Stock issuance costs	—	(57,231)
Proceeds from issuance of common stock under ESOP plan	4,730	14,110
Proceeds from exercise of stock options	52,510	50,000

Net cash provided by financing activities	1,730,610	1,444,850

Net increase (decrease) in cash	(148,656)	145,678

Cash at beginning of year	210,202	64,524

Cash at end of year	$61,546	$210,202

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Financial Planners®	Atlanta, Georgia 30329-4440
Certified Valuation Analysts ____________________	800-823-1224
FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Warner Robins
www.nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

Our report on our audit of the basic consolidated financial statements of Capitol City Bancshares, Inc. and subsidiaries for the year ended December 31, 2009 appears on page 1. The audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2009, is presented for the purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

March 31, 2010

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2009

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$7,647,982	$61,546	$34,432	$(95,978)	$7,647,982
Interest-bearing deposits at other financial institutions	2,621	—	—	—	2,621
Restricted equity securities, at cost	1,047,800	—	—	—	1,047,800
Securities available for sale	52,197,752	153,000	—	—	52,350,752
Investment in subsidiaries		13,569,267	—	(13,569,267)	—
Loans, net of unearned income	240,781,721	—	—	—	240,781,721
Less allowance for loan losses	6,649,261	—	—	—	6,649,261

Loans, net	234,132,460	—	—	—	234,132,460

Premises and equipment, net	9,993,002	—	12,603		10,005,605
Foreclosed real estate	6,332,288	—	—	—	6,332,288
Other assets	5,804,175	46,224	2,560	—	5,852,959

Total assets	$317,158,080	$13,830,037	$49,595	$(13,665,245)	$317,372,467

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$27,754,619	$—	$—	$(77,078)	$27,677,541
Interest-bearing	252,404,109	—	—	—	252,404,109

Total deposits	280,158,728	—	—	(77,078)	280,081,650
Federal funds purchased	4,140,000	—	—		4,140,000
Note payable	—	275,250	—	—	275,250
Federal Home Loan Bank advances	10,700,000	—	—	—	10,700,000
Securities sold under repurchase agreements	6,414,593	—	—	—	6,414,593
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	2,224,855	98,444	232	(18,900)	2,304,631

Total liabilities	303,638,176	3,776,694	232	(95,978)	307,319,124

Stockholders’ equity
Preferred stock	—	1,607,800	—	—	1,607,800
Common stock	3,192,528	3,627,591	341,000	(3,533,528)	3,627,591
Surplus	21,788,816	4,015,440	—	(21,788,816)	4,015,440
Retained earnings (accumulated deficit)	(12,074,389)	189,563	(291,637)	12,366,026	189,563
Accumulated other comprehensive income	612,949	612,949		(612,949)	612,949

Total stockholders’ equity	13,519,904	10,053,343	49,363	(13,569,267)	10,053,343

Total liabilities and stockholders’ equity	$317,158,080	$13,830,037	$49,595	$(13,665,245)	$317,372,467

See Independent Registered Public Accounting Firm’s Report on Supplemental Information

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income
Loans, including fees	$14,937,323	$—	$—	$—	$14,937,323
Deposits in banks	235	—	—	—	235
Securities:
Taxable	1,618,371	5,425	—	—	1,623,796
Nontaxable	58,712	—	—	—	58,712
Federal funds sold	336	—	—	—	336
Dividends from bank subsidiary	—	250,000	—	(250,000)	—

Total interest income	16,614,977	255,425	—	(250,000)	16,620,402

Interest expense
Deposits	10,122,697	—	—		10,122,697
Other borrowings	88,471	159,530	—		248,001

Total interest expense	10,211,168	159,530	—	—	10,370,698

Net interest income	6,403,809	95,895	—	(250,000)	6,249,704
Provision for loan losses	9,530,064	—	—		9,530,064

Net interest income (loss) after provision for loan losses	(3,126,255)	95,895	—	(250,000)	(3,280,360)

Other income
Service charges on deposit accounts	1,565,715	—	—	—	1,565,715
Other fees and commissions	45,562	—	—	—	45,562
Gain on sales of foreclosed real estate	60,585	—	—	—	60,585
Gain on sales of available for sale securities	926,292	—	—	—	926,292
Other operating income	263,253	—	—	—	263,253

Total other income	2,861,407	—	—	—	2,861,407

Other expenses
Salaries and employee benefits	4,092,717	—	—	—	4,092,717
Occupancy and equipment expenses, net	1,202,522	—	4,913	—	1,207,435
Other operating expenses	6,011,740	573,038	2,614	—	6,587,392

Total other expenses	11,306,979	573,038	7,527	—	11,887,544

Loss before equity in undistributed loss of subsidiaries	(11,571,827)	(477,143)	(7,527)	(250,000)	(12,306,497)

Distributions in excess of earnings of subsidiaries	—	(10,335,067)	—	(10,335,067)	—

Loss before income tax benefit	(11,571,827)	(10,812,210)	(7,527)	10,085,067	(12,306,497)

Income tax benefit	(1,491,729)	(244,272)	(2,558)	—	(1,738,559)

Net loss	$(10,080,098)	$(10,567,938)	$(4,969)	$10,085,067	$(10,567,938)

See Independent Registered Public Accounting Firm’s Report on Supplemental Information