Form 10-K, Exhibit 13
period 2010-12-31
CAPITOL CITY BANCSHARES INC
filed 2011-04-15
CIK 1070295

EXHIBIT 13.1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2010

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2010

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

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2010 and 2009, and the related consolidated statements of operations, other comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is operating under regulatory orders to, among other items, increase capital and maintain certain levels of minimum capital. As of December 31, 2010, the Company was not in compliance with these capital requirements. In addition to its deteriorating capital position, the Company has suffered significant losses related to nonperforming assets, has experienced declining levels of liquid assets, and has significant maturities of liabilities within the next twelve months. These matters raise substantial doubt about the ability of Capitol City Bancshares, Inc. and subsidiaries to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

April 13, 2011

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

	2010	2009
Assets
Cash and due from banks	$5,345,394	$7,647,982
Interest-bearing deposits at other financial institutions	454,968	2,621
Federal funds sold	730,000	—
Securities available for sale	37,012,468	52,350,752
Restricted equity securities, at cost	1,025,300	1,047,800

Loans, net of unearned income	235,545,772	240,781,721
Less allowance for loan losses	5,223,764	6,649,261

Loans, net	230,322,008	234,132,460

Premises and equipment, net	9,501,807	10,005,605
Foreclosed real estate	8,917,239	6,332,288
Other assets	1,999,543	5,852,959

Total assets	$295,308,727	$317,372,467

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$24,624,361	$27,677,541
Interest-bearing	250,657,934	252,404,109

Total deposits	275,282,295	280,081,650
Federal funds purchased	—	4,140,000
Note payable	275,250	275,250
Federal Home Loan Bank advances	5,500,000	10,700,000
Securities sold under repurchase agreements	—	6,414,593
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,606,277	2,304,631

Total liabilities	286,066,822	307,319,124

Commitments and contingencies

Stockholders’ equity
Series A cumulative, non voting preferred stock, 5,000,000 and 16,078 shares authorized respectively; par value $100, 16,078 shares issued and outstanding	1,607,800	1,607,800
Common stock, par value $1.00, 80,000,000 shares authorized (par value $1.50, 20,000,000 share authorized in 2009); 9,777,656 and 9,673,576 issued and outstanding, respectively	9,777,656	3,627,591
Surplus	75,330	4,015,440
Retained earnings (deficit)	(1,785,317)	189,563
Accumulated other comprehensive income (loss)	(433,564)	612,949

Total stockholders’ equity	9,241,905	10,053,343

Total liabilities and stockholders’ equity	$295,308,727	$317,372,467

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Interest income:
Loans, including fees	$14,496,500	$14,937,323
Deposits in banks	2,731	235
Securities	1,047,834	1,682,508
Federal funds sold	4,998	336

Total interest income	15,552,063	16,620,402

Interest expense:
Deposits	7,212,651	10,122,697
Other borrowings	279,238	248,001

Total interest expense	7,491,889	10,370,698

Net interest income	8,060,174	6,249,704
Provision for loan losses	470,000	9,530,064

Net interest income (loss) after provision for loan losses	7,590,174	(3,280,360)

Other income:
Service charges on deposit accounts	1,497,587	1,565,715
Other fees and commissions	4,277	45,562
Gains on sales of foreclosed real estate, net	25,810	60,585
Gains on sales of available for sale securities, net	568,337	926,292
Other operating income	508,088	263,253

Total other income	2,604,099	2,861,407

Other expenses:
Salaries and employee benefits	3,555,493	4,092,717
Occupancy and equipment expenses, net	1,183,194	1,207,435
Other operating expenses	5,418,556	6,587,392

Total other expenses	10,157,243	11,887,544

Income (loss) before income tax benefit	37,030	(12,306,497)

Income tax benefit	—	(1,738,559)

Net income (loss)	37,030	(10,567,938)

Preferred stock dividend	(62,155)	(112,155)

Net loss available to common shareholders	$(25,125)	$(10,680,093)

Basic losses per common share	$—	$(1.12)

Diluted losses per common share	$—	$(1.12)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Net income (loss)	$37,030	$(10,567,938)

Other comprehensive income (loss):

Unrealized holding gains arising during period, net of tax	(478,176)	1,401,040

Reclassification adjustment for gains on sale of securities, net of tax	(568,337)	(926,292)

Other comprehensive income (loss)	(1,046,513)	474,748

Comprehensive loss	$(1,009,483)	$(10,093,190)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2010 AND 2009

							Accumulated
						Retained	Other	Total
	Preferred Stock		Common Stock			Earnings	Comprehensive	Stockholders’
	Shares	Par Value	Shares	Par Value	Surplus	(Deficit)	Income (Loss)	Equity
Balance, December 31, 2008	10,000	$1,000,000	2,307,853	$3,461,780	$3,166,691	$10,869,656	$138,201	$18,636,328
Net loss	—	—	—	—	—	(10,567,938)	—	(10,567,938)
Dividends declared on cumulative preferred stock	—	—	—	—	—	(112,155)	—	(112,155)
Issuance of preferred stock	6,078	607,800	—	—	—	—	—	607,800
Issuance of common stock for ESOP	—	—	473	709	4,021	—	—	4,730
Issuance of common stock	—	—	95,732	143,598	813,722	—	—	957,320
Exercise of stock options	—	—	14,336	21,504	31,006	—	—	52,510
Other comprehensive income	—	—	—	—	—	—	474,748	474,748

Balance, December 31, 2009	16,078	$1,607,800	2,418,394	3,627,591	4,015,440	189,563	612,949	10,053,343
Net income	—	—	—	—	—	37,030	—	37,030
Dividends declared on cumulative preferred stock	—	—	—	—	—	(62,155)	—	(62,155)
Issuance of common stock for ESOP	—	—	2,300	2,300	3,450	—	—	5,750
Issuance of common stock	—	—	61,385	68,118	186,332	—	—	254,450
Reclassification due to reduction in par	—	—	—	(1,215,930)	1,215,930	—	—	—
Reclassification due to 4-1 stock split	—	—	7,295,577	7,295,577	(5,345,822)	(1,949,755)	—	—
Other comprehensive loss	—	—	—	—	—	—	(1,046,513)	(1,046,513)

Balance, December 31, 2010	16,078	$1,607,800	9,777,656	$9,777,656	75,330	$(1,785,317)	$(433,564)	$9,241,905

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
OPERATING ACTIVITIES
Net income (loss)	$37,030	$(10,567,938)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	1,298,390	1,389,896
Provision for loan losses	470,000	9,530,064
Deferred taxes	—	1,474,405
Gain on sale of foreclosed real estate	(25,810)	(60,585)
Net gain on sale of securities available for sale	(568,337)	(926,292)
Gain on sale of premises and equipment	—	(334)
Other than temporary impairment charge	125,125	—
Increase in dividends payable on preferred stock	(62,155)	(62,155)
Decrease in interest receivable	865,796	1,038,847
Decrease in interest payable	(912,489)	(48,518)
Net other operating activities	3,272,621	(306,813)

Net cash provided by operating activities	4,500,171	1,460,577

INVESTING ACTIVITIES
Purchases of securities available for sale	(45,021,066)	(73,771,057)
Proceeds from maturities of securities available for sale	11,919,797	9,885,804
Proceeds from sales of securities available for sale	47,105,286	60,301,909
Redemptions (purchases) of restricted equity securities	22,500	(400,100)
Net increase in federal funds sold	(730,000)	—
Net (increase) decrease in loans	368,729	(20,939,193)
Proceeds from sale of foreclosed real estate	341,716	395,535
Net (increase) decrease in interest-bearing deposits
at other financial institutions	(452,347)	141,642
Purchase of premises and equipment	(63,626)	(214,922)
Proceeds from sale of premises and equipment	—	20,525

Net cash provided by (used in) investing activities	13,490,989	(24,579,857)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(4,799,355)	10,156,609
Net increase (decrease) in securities sold under repurchase agreement	(6,414,593)	3,914,593
Net increase (decrease) in Federal Home Loan Bank advances	(5,200,000)	8,700,000
Net increase (decrease) in federal funds purchased	(4,140,000)	2,365,000
Payment of dividends on preferred stock	—	(50,000)
Repayment of note payable	—	(91,750)
Proceeds from issuance of preferred stock	—	607,800
Proceeds from issuance of common stock from secondary stock offering	254,450	957,320
Proceeds from issuance of common stock under ESOP plan	5,750	4,730
Proceeds from exercise of stock options	—	52,510

Net cash provided by (used in) financing activities	(20,293,748)	26,616,812

Net increase (decrease) in cash and due from banks	(2,302,588)	3,497,532

Cash and due from banks at beginning of year	7,647,982	4,150,450

Cash and due from banks at end of year	$5,345,394	$7,647,982

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$8,404,378	$10,419,216
Income taxes	$(3,208,698)	$(896,551)

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$4,477,714	$7,264,660
Financed sales of foreclosed real estate	$1,505,991	$1,269,163

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

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through April 13, 2011, the date these financial statements were issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $406,000 and $528,000 at December 31, 2010 and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash, Due From Banks and Cash Flows (Continued)

The Bank also maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At December 31, 2010 and 2009, those restricted balances were $2,315,500.

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

Accounting guidance related to other-than-temporary impairments of debt securities (FASB ASC 320-10) requires that, when considering whether losses on debt and equity securities are other-than-temporary, management consider whether a credit loss has occurred on the security. If management does not intend to sell the security and it is more likely than not that they will not have to sell the security before recovery of the cost basis, management will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

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

Allowance for Loan Losses (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

The general components cover unimpaired loans and are based on historical loss experience adjusted for qualitative factors, such as the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Unsecured loans – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. The overall health of the economy, including unemployment rates will have an effect on the credit quality in the segment.

Cash value loans – Loans in this segment are fully secured by cash or cash equivalents.

Residential real estate loans – Loans in this segment include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Commercial real estate loans – Loans in this segment includes all mortgages and other liens on commercial real estate. The underlying cash flows generated by the properties are adversely impacted by a downtown in the economy as evidences by increased vacancy rates, which in turn will have an effect on the credit quality in this segment.

Business assets loans – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory and accounts receivable. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending will have an effect on the credit quality in this segment.

Vehicle loans – Loans in this segment are made to individuals and are secured by motor vehicles. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Other loans – Loans in this segment are generally secured consumer loans, but include all loans that do not belong in one of the other segments. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

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

Income Taxes (Benefits)

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). This guidance sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

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

Income Taxes (Benefits) (Continued)

In accordance with ASC 740-10 Income Taxes it is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Bank had no uncertain tax positions at December 31, 2010. Further, all years subsequent to 2007 remain subject to evaluation.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation Plans

At December 31, 2010, the Company has a stock-based employee/director compensation plan which is more fully described in Note 13 of the consolidated financial statements.

Stock compensation accounting guidance (FASB ASC 718, Compensation—Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

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

All outstanding options were fully vested and there were no options granted during the years ended December 31, 2010 and 2009. Therefore, there was no compensation cost related to share-based payments for the years ended December 31, 2010 and 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Losses) Per Share

Basic earnings (losses) per share are computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options. Potential dilutive shares is determined using the treasury stock method.

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

The estimation methods for individual classifications of financial instruments are described in Note 21. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive loss.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2010 and 2009, advertising expense was $52,415 and $87,399, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2009 financial statements in order to be better compared to the December 31, 2010 financial statements.

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

The FASB issued Accounting Standards Update No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements, during February 2010. The Update removes some contradictions between the requirements of GAAP and the filing rules of the Securities and Exchange Commission (“SEC”). The revised guidance requires entities which are neither (1) an SEC filer nor (2) a conduit bond obligor for conduit debt securities which are traded in a public market, to evaluate subsequent events through the date the financial statements are available to be issued. SEC filers are required to evaluate subsequent events through the date the financial statements are issued, and they are no longer required to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance except for the use of the issued date for conduit debt obligors, and it is not expected to have a material impact on the Company’s results of operations, financial position, or disclosures.

In April 2010, the FASB issued Accounting Standards Update No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset (“ASU No. 2010-18”). ASU No. 2010-18 provides guidance on the accounting for loan modifications when the loan is part of a pool of loans accounted for as a single asset such as acquired loans that have evidence of credit deterioration upon acquisition which are accounted for under the guidance in ASC 210-30. ASU No. 2010-18 addresses diversity in practice on whether a loan that is part of a pool of loans accounted for as a single asset should be removed from that pool upon a modification that would constitute a troubled debt restructuring or remain in the pool after modification. ASU No. 2010-18 clarifies that modifications of loans that are accounted for within a pool under ASC 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if the expected cash flows of the pool change. The amendments in this update do not require any additional disclosures and are effective for modifications of loans accounted for within pools under ASC 310-30 occurring in the first annual period ending on or after July 15, 2010. ASU 2010-18 did not have a material impact on the Company’s results of operations, financial position, or disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU NO. 2010-20”). ASU NO. 2010-20 requires disclosures regarding loans and the allowance for loan losses that are disaggregated by portfolio segment and class of financing receivable. Existing disclosures were amended to require a roll forward of the allowance for loan losses by portfolio segment, with the ending balance broken out by basis of impairment method, as well as the recorded investment in the respective loans. Nonaccrual and impaired loans by class must also be shown. ASU No. 2010-20 also requires disclosures regarding: 1) credit quality indicators by class, 2) aging of past due loans by class, 3) troubled debt restructurings (“TDRs”) by class and their effect on the allowance for loan losses, 4) defaults on TDRs by class and their effect on the allowance for loan losses, and 5) significant purchases and sales of loans disaggregated by portfolio segment. This guidance is effective for interim and annual reporting periods ending on or after December 15, 2010, for end of period type disclosures. Activity related disclosures are effective for interim and annual reporting periods beginning on or after December 15, 2010. ASU No. 2010-20 will have an impact on the Company’s disclosures, but not its financial position or results of operations.

The FASB issued Accounting Standards Update No. 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU No. 2011-01), during January 2011. ASU 2011-01 temporarily delays the effective date of troubled debt restructuring disclosures required by ASU 2010-20 for public companies. The disclosures regarding troubled debt restructurings will be effective for interim and annual periods ending after June 15, 2011. ASU No. 2011-01 will have an impact on the Company’s disclosures, but not its financial position or results of operations.

NOTE 2.	GOING CONCERN AND MANAGEMENT’S PLAN OF ACTION

The Company’s financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company experienced losses from operations during 2008 and 2009 and had minimal net income in 2010. The Company’s ability to continue as a going concern is contingent upon its ability to obtain the capital necessary to sustain profitable operations, implementing a management plan to develop a profitable operation, overcoming and satisfying the requirements of the regulatory order detailed in Note 20, and lowering the level of problem assets to an acceptable level.

In this regard, management has developed a capital plan, which includes, but is not limited to: (1) actively working to reduce assets as well as the overall concentrations in acquisition, development, and construction lending and commercial real estate lending, (2) reducing adversely classified assets, (3) maintaining a Tier 1 leverage capital ratio of not less than 8%, (4) maintaining a total risk-based capital ratio of not less than 10%, (5) maintaining an adequate allowance for loan losses, (6) actively working to improve its liquidity while reducing its reliance on wholesale deposit funding and increasing core deposit levels, and (7) continuing to sell the Company’s common stock through the secondary offering discussed in Note 15.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2010:
U.S. Government sponsored enterprises (GSEs)	$582,112	$1,579	$—	$583,691
Mortgage-backed securities GSE residential	33,832,986	88,554	(378,370)	33,543,170
State and municipal securities	2,353,058	—	(145,326)	2,207,732
Trust preferred securities	627,875	—	—	627,875

Total debt securities	37,396,031	90,133	(523,696)	36,962,468
Equity securities	50,000	—	—	50,000

Total securities	$37,446,031	$90,133	$(523,696)	$37,012,468

December 31, 2009:
U.S. Government sponsored enterprises (GSEs)	$5,277,930	$$50,068	$(17,639)	$5,310,359
Mortgage-backed securities GSE residential	45,656,874	631,375	(50,856)	46,237,393
Trust preferred securities	753,000	—	—	753,000

Total debt securities	51,687,804	681,443	(68,495)	52,300,752
Equity securities	50,000	—	—	50,000

Total securities	$51,737,804	$681,443	$(68,495)	$52,350,752

The amortized cost and fair value of debt securities as of December 31, 2010 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due from five to ten years	$1,552,504	$1,504,499
Due after ten years	2,010,541	1,914,799
Mortgage-backed securities	33,832,986	33,543,170

	$37,396,031	$36,962,468

Securities with a carrying value of $18,790,667 and $16,146,413 at December 31, 2010 and 2009, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2010 and 2009 totaled $47,105,286 and $60,301,909, respectively. Gross gains and losses of $569,225 and $(888), respectively, were realized on the sales for the year ended December 31, 2010. Gross gains and losses of $1,010,314 and $(84,022), respectively, were realized on the sales for the year ended December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at December 31, 2010 and 2009.

	Less Than Twelve Months		Twelve Months or More		Total Unrealized Losses
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2010:
Mortgage-backed GSE residential	$24,689,777	$(378,370)	$—	$—	$(378,370)
State and municipal	2,207,732	(145,326)	—	—	(145,326)

	$26,897,509	$(523,696)	$—	$—	$(523,696)

December 31, 2009:
U.S. GSEs	$3,004,868	$(17,639)	$—	$—	$(17,639)
Mortgage-backed GSE residential	5,519,435	(50,856)	—	—	(50,856)

	$8,524,303	$(68,495)	$—	$—	$(68,495)

GSE residential mortgage-backed securities. There were unrealized losses on seventeen GSE mortgage-backed securities resulting from temporary changes in the interest rate market. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

State and municipal securities. There were unrealized losses on five state and municipal securities resulting from temporary changes in the interest rate market. Because the Company does not intend to sell the investments and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

Other-Than-Temporary Impairment

The Company conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. While all securities are considered, the securities primarily impacted by other-than-temporary impairment considerations have been certain securities included in equity securities and corporate bonds. For each security in the investment portfolio, a regular review is conducted to determine if an other-than-temporary impairment has occurred. Various factors are considered to determine if an other-than-temporary impairment has occurred. However, the most significant factors are default rates or interest deferral rates and the creditworthiness of the issuer. Other factors may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset.

During the first and third quarters of 2010, the Company recorded other than temporary impairment charges of $97,500 and $27,625, respectively, on its investment in a trust preferred security. As of December 31, 2009, the value of the trust preferred security for which other than temporary impairment was recognized was $650,000. Management determined the value of this security declined significantly due to declines in its underlying collateral. The security has a new cost basis of approximately $524,875.

NOTE 5. LOANS

The composition of loans is summarized as follows:

	December 31,
	2010	2009
Unsecured	$882,795	$1,073,118
Cash value	4,824,758	5,391,247
Residential real estate	38,447,647	36,964,577
Commercial real estate	186,281,923	189,190,557
Business assets	3,386,296	6,277,939
Vehicles	2,585,997	2,973,019
Other	106,559	108,850

	236,515,975	241,979,307
\Net deferred loan fees and costs	(970,203)	(1,197,586)
Allowance for loan losses	(5,223,764)	(6,649,261)

Loans, net	$230,322,008	$234,132,460

For purposes of the disclosures required pursuant to the adoption of amendments to ASC 310, the loan portfolio was disaggregated into segments. A portfolio segment is defined as the level at which the entity develops and documents a systematic method for determining its allowance for loan losses. There are seven loan portfolio segments that include unsecured, cash value, residential real estate, commercial real estate, business assets, vehicles, and other.

Unsecured

Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. Unsecured loans are subject to the lending policies and procedures described in Note 1. Total unsecured loans as of December 31, 2010 were 0.3% of the total loan portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

Cash Value

These are loans fully secured by cash or cash equivalents. Cash value loans are subject to the lending policies and procedures described in Note 1. Total cash value loans as of December 31, 2010 were 2.0% of the total loan portfolio.

Residential Real Estate

These loans include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Residential real estate loans are subject to the lending policies and procedures described in Note 1. Total residential real estate loans as of December 31, 2010 were 16.3% of the total loan portfolio.

Commercial Real Estate

The commercial real estate portfolio represents the largest category of the Company’s loan portfolio. These loans include all mortgages and other liens on commercial real estate. Commercial real estate loans are subject to the lending policies and procedures described in Note 1. Total commercial real estate loans as of December 31, 2010 were 78.8% of the total loan portfolio.

Business Assets

Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory, and accounts receivable. Business assets loans are subject to the lending policies and procedures described in Note 1. Total business assets loans as of December 31, 2010 were 1.4% of the total loan portfolio.

Vehicles

Loans in this segment are secured by motor vehicles. Vehicle loans are subject to the lending policies and procedures described in Note 1. Total vehicle loans as of December 31, 2010 were 1.1% of the total loan portfolio.

Other

Loans in this segment are generally secured by consumer loans, but include all loans that do not belong in one of the other segments. Other loans are subject to the lending policies and procedures described in Note 1. Total other loans as of December 31, 2010 were 0.1% of the total loan portfolio.

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2010	2009
Balance, beginning of year	$6,649,261	$4,368,690
Provision for loan losses	470,000	9,530,064
Loans charged off	(2,165,634)	(7,354,748)
Recoveries of loans previously charged off	270,137	105,255

Balance, end of year	$5,223,764	$6,649,261

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

The allowance for loan losses for the year ended December 31, 2010, by portfolio segment, is as follows (in thousands):

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$121,061	$68,835	$2,945,465	$2,821,151	$483,536	$209,172	$41	$—	$6,649,261
Charge-offs	(48,444)	(2,840)	(1,107,937)	(989,904)	—	(16,509)	—	—	(2,165,634)
Recoveries	30,594	—	11,184	195,909	32,450	—	—	—	270,137
Provision	(40,191)	(60,785)	410,121	207,769	(199,142)	(50,904)	(36)	203,168	470,000

Ending balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764

Ending balance - individually evaluated for impairment	$4,535	$—	$638,268	$989,599	$255,338	$122,269	$—	$—	$2,010,009

Loans:
Ending balance	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$—	$236,515,975

Ending balance - individually evaluated for impairment	$83,801	$—	$18,707,869	$29,430,587	$1,940,334	$238,945	$—	$—	$50,401,536

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

Included in the loan categories above are loans considered troubled debt restructurings. At December 31, 2010, the Company had loans totaling $12,614,321 that were modified in a troubled debt restructuring and impaired. In addition to these restructures, the Company had troubled debt restructurings that were performing in accordance with their modified terms totaling $7,193,074.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and loans past due ninety days or more.

	As of and for the Years Ended December 31,
	2010	2009
Impaired loans without a valuation allowance	$41,280,542	$24,918,578
Impaired loans with a valuation allowance	9,120,994	11,698,424

Total impaired loans	$50,401,536	$36,617,002

Valuation allowance related to impaired loans	$2,010,009	$3,176,734

Average investment in impaired loans	$43,509,270	$26,142,140

Interest income recognized on impaired loans	$1,734,686	$1,883,767

Nonaccrual loans	$29,546,836	$22,511,415

Loans past due ninety days or more and still accruing	$619,895	$2,257

No additional funds are committed to be advanced in connection with impaired loans.

Impaired loans as of December 31, 2010, by portfolio segment, are as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Unsecured	$76,446	$76,446	$—	$39,789
Cash value	—	—	—	—
Residential real estate	17,387,990	17,387,990	—	14,234,958
Commercial real estate	22,062,076	22,062,076	—	17,924,953
Business assets	1,673,333	1,673,333	—	859,512
Vehicles	80,697	80,697	—	40,348
Other	—	—	—	—

With a related allowance recorded:
Unsecured	7,355	7,355	4,535	32,768
Cash value	—	—	—	45,829
Residential real estate	1,319,879	1,319,879	638,268	2,329,487
Commercial real estate	7,368,511	7,368,511	989,599	7,688,210
Business assets	267,001	267,001	255,338	166,326
Vehicles	158,248	158,248	122,269	147,090
Other	—	—	—	—

Total:
Unsecured	83,801	83,801	4,535	72,556
Cash value	—	—	—	45,829
Residential real estate	18,707,869	18,707,869	638,268	16,564,446
Commercial real estate	29,430,587	29,430,587	989,599	25,613,162
Business assets	1,940,334	1,940,334	255,338	1,025,838
Vehicles	238,945	238,945	122,269	187,439
Other	—	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

A primary credit quality indicator for financial institutions is delinquent balances. Following are the delinquent amounts, by portfolio segment, as of December 31, 2010:

	Current	30-89 Days	Greater Than 90 Days	Total Accruing Past Due	Non-Accrual	Total Financing Receivables
Unsecured	$748,934	$86,414	$—	$86,414	$47,447	$882,795
Cash value	4,790,927	33,831	—	33,831	—	4,824,758
Residential real estate	25,093,331	3,101,601	610,925	3,712,526	9,641,790	38,447,647
Commercial real estate	159,067,792	8,305,542	—	8,305,542	18,908,589	186,281,923
Business assets	2,181,829	571,309	—	571,309	633,158	3,386,296
Vehicles	2,174,963	86,212	8,970	95,182	315,852	2,585,997
Other	106,559	—	—	—	—	106,559

	$195,164,335	$12,184,909	$619,895	$12,804,804	$29,546,836	$236,515,975

The Company uses an eight-grade internal loan rating system for its loan portfolio as follows:

Grade 1—Prime (Excellent)

Loans to borrowers with unquestionable financial strength and a solid earning history. This category includes national, international, regional, local entities, and individuals with commensurate capitalization, profitability, income, or ready access to capital markets as well as loans collateralized by cash equivalents. These loans are considered substantially risk free.

Grade 2—Good (Superior)

Loans which exhibit a strong earnings record, and liquidity and leverage ratios that compare favorably with the industry. There are excellent prospects for continued growth. This category also includes those loans secured within margins with marketable collateral. Limited risk. The elements for risk for these borrowers are slightly greater than those associated with risk grade Prime.

Grade 3—Acceptable (Average)

Loans to borrowers with a satisfactory financial condition, liquidity, and earnings history which indications that the trend will continue. Working capital is considered adequate and income is sufficient to repay debt as scheduled. Handles normal credit needs in a satisfactory manner.

Grade 4—Fair (Watch)

Loans to borrowers which may show at least one of the following: start-up operation or venture capital, financial condition, adverse events which have not yet become trends such as sporadic profitability, occasional overdrafts, instances of slow pay, documentation deficiencies. Borrower may also exhibit substantial grantor support. Debt is being handled as agreed, and the primary source of repayment remains available. Circumstances may warrant more than normal monitoring, but are not serious enough to warrant criticism of classification.

Grade 5—Special Mention

Loans with potential weaknesses which may, if not checked and corrected, would weaken the assets or inadequately protect the Bank’s credit position at some future date. These loans may require resolution of specific pending events before the associated risk can be adequately evaluated. These are criticized loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

Grade 6—Substandard

Loans, which are inadequately protected by the net worth and cash flow capacity of the borrower or the collateral pledged. The credit risk in this situation relates to the possibility of some loss of principal or interest if the deficiencies are not corrected. These loans are considered classified.

Grade 7—Doubtful

Loans, which are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable on the basis of existing facts, values and conditions. The possibility of loss is high, but because of certain important and reasonable specific pending factors, which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified, as value is impaired. A full or partial reserve is warranted.

Grade 8—Loss

Loans, which are considered uncollectible and continuance as an unacceptable asset are not warranted. These loans are considered classified and are either charged off or fully reserved against.

The following table presents the Company’s loans by risk rating at December 31, 2010:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$—	$44,674	$—	$—	$—	$—	$—	$44,674
Grade 2 (Superior)	22,945	70,500	—	371,277	—	42,733	—	507,455
Grade 3 (Acceptable-Average)	538,193	4,006,005	14,756,707	134,777,727	844,321	1,770,983	—	156,693,936
Grade 4 - Fair (Watch)	34,410	703,579	2,717,276	9,840,462	1,707,272	355,056	106,559	15,464,614
Grade 5 - (Special Mention)	68,892	—	2,741,872	4,143,158	—	30,812	—	6,984,734
Grade 6 (Substandard)	218,355	—	17,787,787	36,936,982	834,703	381,283	—	56,159,110
Grade 7 (Doubtful)	—	—	444,005	—	—	5,130	—	449,135
Grade 8 (Loss)	—	—	—	212,317	—	—	—	212,317

	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$236,515,975

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2010 are as follows:

Balance, beginning of year	$6,624,193
Advances	1,228,353
Repayments	(378,300)
Change in related parties	(4,447,390)

Balance, end of year	$3,026,856

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2010	2009
Land	$1,344,962	$1,344,962
Buildings and improvements	8,931,190	8,824,422
Furniture and equipment	4,358,396	4,401,538

	14,634,548	14,570,922
Accumulated depreciation	(5,132,741)	(4,565,317)

	$9,501,807	$10,005,605

Depreciation expense was $567,424 and $601,847 for the years ended December 31, 2010 and 2009, respectively.

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

The following represents the minimum monthly lease payments under noncancelable operating leases:

2011	$24,000
2012	6,000

$30,000

Total rental expense for the years ended December 31, 2010 and 2009 was $66,632 and $68,163, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	FORECLOSED REAL ESTATE

A summary of foreclosed real estate are presented as follows:

	Years Ended December 31,
	2010	2009
Balance, beginning of year	$6,332,288	$2,220,082
Additions	4,477,714	7,264,660
Capitalized expenses	3,858	304,579
Writedowns	(74,724)	(2,165,870)
Sales	(341,716)	(395,535)
Internally financed sales	(1,505,991)	(1,269,163)
Deferred gain on sale	—	312,950
Net gain (loss) on sales	25,810	60,585

Balance, end of year	$8,917,239	$6,332,288

As of December 31, 2010 and 2009, deferred gains on sales of foreclosed real estate of $312,950 and $312,950 are included in the balance sheet as a reduction of loans.

(Income) expenses applicable to foreclosed real estate include the following:

	Years Ended December 31,
	2010	2009
Net loss (gain) on sales of real estate	$(25,810)	$(60,585)
Operating expenses, net of rental income	396,703	2,103,190

	$370,893	$2,042,605

NOTE 8.	DEPOSITS

Deposit account balances at December 31, 2010 and 2009 are summarized as follows:

	2010	2009
Non-interest bearing	$24,624,361	$27,677,541
Interest-bearing demand	5,088,279	5,298,668
Money market	20,539,734	21,736,216
Individual savings	9,037,684	9,184,095
Time deposits $100,000 or greater	113,019,690	47,721,726
Other time deposits	102,972,547	168,463,404

	$275,282,295	$280,081,650

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	DEPOSITS (Continued)

The scheduled maturities of time deposits at December 31, 2010 are as follows:

2011	$122,892,094
2012	48,177,688
2013	15,021,543
2014	17,978,215
2015	11,922,697

$215,992,237

At December 31, 2010 and 2009, the Company had brokered deposits of $19,571,210 and $37,604,240, respectively.

At December 31, 2010 and 2009, overdraft demand deposits reclassified to loans totaled $69,940 and $120,277, respectively.

NOTE 9.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2010 and 2009 were $- and $6,414,593, respectively.

NOTE 10.	NOTE PAYABLE

The Company has a line of credit with a financial institution. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2010 and 2009, total borrowings under this line of credit were $275,250.

On April 10, 2009, certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest. Payments totaling $183,500 were due in 2010, but were not paid and a waiver has not been provided by the lender.

Contractual maturities of the note payable are as follows:

2011	$275,250
2012	—

$275,250

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	OTHER BORROWINGS

At December 31, 2010, the Company had a federal fund line available with a correspondent bank of $5,000,000.

FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2010 and 2009, the Company had advances outstanding with the FHLB totaling $5,500,000 and $10,700,000, respectively. As of December 31, 2010, advances had a weighted average rate of 0.58% and mature on various dates between April 1, 2011 and August 3, 2011.

On May 10, 2010, the Company was notified by the FHLB that, based on the current financial and operating condition of the Company, all credit availability of the Company with the FHLB has been rescinded. Additionally, the Company is also now required to provide all collateral underlying existing advances outstanding for safekeeping at the FHLB. On March 23, 2011, the Company was notified that its credit availability had been reinstated.

NOTE 12.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (3.59% at December 31, 2010). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	TRUST PREFERRED SECURITIES (Continued)

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 3.58% at December 31, 2010. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The Company has exercised its right to defer payment of interest on the debentures beginning during the first quarter of 2010, continuing through December 31, 2010. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2010 and 2009 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2010 and 2009 was $3,403,000.

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

A summary of stock option activity under the Plan as of December 31, 2010 and 2009, and changes during the years then ended is presented below:

December 31, 2010	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2010	178,656	$0.94
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2010	178,656	$0.94	2.0

Vested at December 31, 2010	178,656	$0.94	2.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	EMPLOYEE BENEFIT PLANS (Continued)

Stock-Based Compensation (Continued)

December 31, 2009	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2009	1,592,000	$0.67
Granted	—	—
Forfeited	(1,360,000)	0.63
Exercised	(53,344)	0.94

Outstanding at December 31, 2009	178,656	$0.94	3.0

Vested at December 31, 2009	178,656	$0.94	3.0

Cash received from option exercises for the years ended December 31, 2010 and 2009 was $- and $52,510, respectively.

At December 31, 2010, the aggregate intrinsic value of options outstanding and exercisable was $279,150.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2010 and 2009, 2,300 and 473 shares, respectively, were purchased under the plan. A total of 7,440 shares have been purchased under the plan as of December 31, 2010.

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2010 and 2009 amounted to $74,703 and $130,819, respectively.

NOTE 14.	STOCK SPLIT

On June 22, 2010, the Company’s shareholders approved a 4 for 1 stock split and a change in the par value of its common stock from $1.50 to $1.00. All per share amounts in all periods have been retroactively adjusted for this split as it occurred in the first period presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 6,000,000 shares of the Company’s common stock at a price of $10 per share. As a result of the stock split in 2010, this price was adjusted to $2.50 per share. The offering originally was to terminate on November 8, 2008 or when all 6,000,000 shares of common stock are sold, whichever occurs first. The Company has extended the offering for up to 90 days several times, and it is currently scheduled to close in 2011.

NOTE 16.	INCOME TAXES

Income tax benefit consists of the following:

	Years Ended December 31,
	2010	2009
Current	$—	$(3,212,964)
Deferred	—	1,474,405

Income tax benefit	$—	$(1,738,559)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2010	2009
Tax benefit at statutory federal rate	$12,591	$(4,184,209)
Tax-free income	—	(19,962)
Disallowed interest expense	—	3,566
State income tax benefit	39	(409,446)
Valuation allowance	(56,429)	2,858,643
Other items, net	43,799	12,849

Income tax benefit	$—	$(1,738,559)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	INCOME TAXES (Continued)

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2010	2009
Deferred tax assets:
Loan loss reserves	$1,171,780	$1,765,620
Reserve for other real estate	383,154	392,139
Income tax loss carryover	1,448,731	933,251
Other	4,552	4,576

	3,008,217	3,095,586

Deferred tax liabilities:
Depreciation	206,003	236,943

Valuation allowance	(2,802,214)	(2,858,643)
Net deferred tax assets	$—	$—

The Company has net operating loss carryforwards expiring in 2029, if not utilized.

NOTE 17.	LOSSES PER SHARE

Presented below is a summary of the components used to calculate basic and diluted losses per share:

	Years Ended December 31,
	2010	2009
Net loss available to common shareholders	$(25,125)	$(10,680,093)

Weighted average number of common shares outstanding	9,719,293	9,298,920
Effect of dilutive options	111,482	275,114

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	9,830,775	9,574,034

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	COMMITMENTS AND CONTINGENCIES

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

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2010	2009
Commitments to extend credit	$4,894,000	$8,071,000
Financial standby letters of credit	2,058,000	2,483,000
Other standby letters of credit	400,000	300,000

	$7,352,000	$10,854,000

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

At December 31, 2010 and 2009, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2010 and 2009.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Ninety-five percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches and convenience stores in the Company’s market areas which make up twenty-four percent and twenty-seven percent, respectively, of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 5.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or net assets, as defined, which amounted to approximately $3,223,000 at December 31, 2010.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 20.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2010, no dividends could be declared without regulatory approval.

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

On January 13, 2010, the Company received a consent order (“order”) from the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	REGULATORY MATTERS (Continued)

(i)	Tier I capital at least equal to 8% of total average assets;

(ii)	Total risk-based capital at least equal to 10% of total risk-weighted assets.

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

As of December 31, 2010, the Bank and Company’s capital amounts and ratios fall under the category of “under capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total Capital to Risk Weighted Assets:
Consolidated	$16,176	6.21%	$20,825	8.00%	$	N/A	N/A
Bank	$16,600	6.38%	$20,801	8.00%		$26,001	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$12,901	4.96%	$10,412	4.00%	$	N/A	N/A
Bank	$13,325	5.12%	$10,401	4.00%	$	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$12,901	4.17%	$12,382	4.00%	$	N/A	N/A
Bank	$13,325	4.31%	$12,370	4.00%		$24,739	8.00%

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2009:
Total Capital to Risk Weighted Assets:
Consolidated	$15,176	5.69%	$21,333	8.00%	$—	N/A
Bank	$16,283	6.10%	$21,350	8.00%	$26,678	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$11,800	4.43%	$10,667	4.00%	$—	N/A
Bank	$12,907	4.84%	$10,671	4.00%	$16,007	6.00%
Tier I Capital to Average Assets:
Consolidated	$11,800	3.71%	$12,722	4.00%	$—	N/A
Bank	$12,907	4.06%	$12,727	4.00%	$15,909	5.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES

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

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

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

If quoted market prices are not available, management estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, including GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, management classifies those securities in level 3.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Assets Measured at Fair Value on a Recurring Basis: Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2010 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
Securities available for sale	$—	$37,012,468	$—	$37,012,468

Total assets at fair value	$—	$37,012,468	$—	$37,012,468

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
Securities available for sale	$—	$52,350,752	$—	$52,350,752

Total assets at fair value	$—	$52,350,752	$—	$52,350,752

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

	Fair Value Measurements at December 31, 2010 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Impaired loans	$—	$—	$19,201,393	$(6,424,524)
Foreclosed real estate	—	—	1,175,349	(271,788)

Total	$—	$—	$20,376,742	$(6,696,312)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Impaired loans	$—		$—	$18,412,424	$(8,188,592)
Foreclosed real estate	—		—	5,228,081	(2,172,192)

Total	$—	$		$23,640,505	$(10,360,784)

At December 31, 2010, in accordance with the provisions of the loan impairment guidance (FASB ASC 310-10-35), individual loans with a carrying amount, after partial charge-offs of $4,414,515, of which $19,201,393 were written down to their fair value of $17,191,384, resulting in an impairment charge of $2,010,009. $9,120,994 of these impaired loans are referred to in Note 5 as impaired loans with a valuation allowance and have $2,010,009 in specific valuation allowances included in the allowance for loan losses. Write downs of impaired loans are estimated using the present value of expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold	$6,530,362	$6,530,362	$7,650,603	$7,650,603
Securities	38,037,768	38,037,768	53,398,552	53,398,552
Loans, net	230,322,008	233,696,460	234,132,460	233,915,000
Accrued interest receivable	1,124,611	1,124,611	1,990,407	1,990,407

Financial liabilities:
Deposits	275,282,295	277,390,698	280,081,650	285,431,000
Federal funds purchased	—	—	4,140,000	4,140,000
Note payable	275,250	275,250	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,521,875	10,700,000	10,700,000
Securities sold under repurchase agreements	—	—	6,414,593	6,414,593
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	999,367	999,367	1,911,856	1,911,856

NOTE 22.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2010	2009
Security	$356,803	$441,227
Computer expenses	1,046,775	980,400
Audit and professional fees	797,478	559,498
Telephone expenses	243,817	254,008
FDIC insurance assessments	1,416,624	793,889
Other real estate expenses	534,015	1,611,024

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2010 and 2009:

CONDENSED BALANCE SHEETS

	2010	2009
Assets
Cash	$14,584	$61,546
Investment in subsidiaries	12,935,586	13,569,267
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	81,639	46,224

Total assets	$13,184,809	$13,830,037

Other liabilities	$264,654	$98,444
Note payable	275,250	275,250
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	9,241,905	10,053,343

Total liabilities and stockholders’ equity	$13,184,809	$13,830,037

CONDENSED STATEMENTS OF OPERATIONS

	2010	2009
Income
Interest income	$943	$5,425
Dividends from bank subsidiary	25,000	250,000
Other income	816	—

Total income	26,759	255,425

Expense
Interest expense	144,786	159,530
Other expenses	64,723	573,038

Total expenses	209,509	732,568

Income (loss) before income tax benefit and equity 10 in undistributed income (loss) of subsidiaries	(182,750)	(477,143)

Income tax benefit	—	244,272

Loss before equity in undistributed income (loss) of subsidiaries	(182,750)	(232,871)

Equity in undistributed income (distributions in excess of earnings) of subsidiaries	219,780	(10,335,067)

Net income (loss)	$37,030	$(10,567,938)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2010	2009
Operating activities
Net income (loss)	$37,030	$(10,567,938)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Earnings) losses of subsidiaries	(244,780)	10,085,067
Net other operating activities	130,793	221,235

Net cash used in operating activities	(76,957)	(261,636)

Investing activities
Capital contribution in bank	(193,050)	(1,617,630)

Net cash used in investing activities	(193,050)	(1,617,630)

Financing activities
Repayment of note payable	—	(91,750)
Proceeds from issuance of preferred stock	—	607,800
Cash dividends received from subsidiary	25,000	250,000
Payment of dividends on preferred stock	(62,155)	(50,000)
Proceeds from issuance of common stock under secondary stock offering	254,450	957,320
Proceeds from issuance of common stock under ESOP plan	5,750	4,730
Proceeds from exercise of stock options	—	52,510

Net cash provided by financing activities	223,045	1,730,610

Net decrease in cash	(46,962)	(148,656)

Cash at beginning of year	61,546	210,202

Cash at end of year	$14,584	$61,546

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts ____________________	FAX 404-214-1302 atlanta@nicholscauley.com

Atlanta — Clarkesville — Dublin — Lake Oconee — Warner Robins
www.nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the consolidated financial statements of Capitol City Bancshares, Inc. and subsidiaries as of and for the year ended December 31, 2010, and our report thereon dated April 13, 2011, which expressed an unqualified opinion on those consolidated financial statements, appears on page 1. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2010, is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

April 13, 2011

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2010

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$5,354,489	$14,584	$35,790	$(59,469)	$5,345,394
Interest-bearing deposits
at other financial institutions	454,968	—	—	—	454,968
Federal funds sold	730,000	—	—	—	730,000
Restricted equity securities, at cost	1,025,300	—	—	—	1,025,300
Securities available for sale	36,859,468	153,000	—	—	37,012,468
Investment in subsidiaries	—	12,935,586	—	(12,935,586)	—
Loans, net of unearned income	235,545,772	—	—	—	235,545,772
Less allowance for loan losses	5,223,764	—	—	—	5,223,764

Loans, net	230,322,008	—	—	—	230,322,008

Premises and equipment, net	9,492,533	—	9,274	—	9,501,807
Foreclosed real estate	8,917,239	—	—	—	8,917,239
Other assets	1,917,904	81,639	—	—	1,999,543

Total assets	$295,073,909	$13,184,809	$45,064	$(12,995,055)	$295,308,727

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$24,674,735	$—	$—	$(50,374)	$24,624,361
Interest-bearing	250,657,934	—	—	—	250,657,934

Total deposits	275,332,669	—	—	(50,374)	275,282,295
Note payable	—	275,250	—	—	275,250
Federal Home Loan Bank advances	5,500,000	—	—	—	5,500,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	1,350,718	264,654	—	(9,095)	1,606,277

Total liabilities	282,183,387	3,942,904	—	(59,469)	286,066,822

Stockholders' equity
Preferred stock	—	1,607,800	—	—	1,607,800
Common stock	3,192,528	9,777,656	341,000	(3,533,528)	9,777,656
Surplus	21,981,866	75,330	—	(21,981,866)	75,330
Retained earnings (accumulated deficit)	(11,850,308)	(1,785,317)	(295,936)	12,146,244	(1,785,317)
Accumulated other comprehensive income (loss)	(433,564)	(433,564)	—	433,564	(433,564)

Total stockholders' equity	12,890,522	9,241,905	45,064	(12,935,586)	9,241,905

Total liabilities and stockholders' equity	$295,073,909	$13,184,809	$45,064	$(12,995,055)	$295,308,727

See Independent Registered Public Accounting Firm's Report on Supplemental Information

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income
Loans, including fees	$14,496,500	$—	$—	$—	$14,496,500
Deposits in banks	2,731	—	—	—	2,731
Securities:
Taxable	1,029,104	943	—	—	1,030,047
Nontaxable	17,787	—	—	—	17,787
Federal funds sold	4,998	—	—	—	4,998
Dividends from bank subsidiary	—	25,000	—	(25,000)	—

Total interest income	15,551,120	25,943	—	(25,000)	15,552,063

Interest expense
Deposits	7,212,651	—	—	—	7,212,651
Other borrowings	134,452	144,786	—	—	279,238

Total interest expense	7,347,103	144,786	—	—	7,491,889

Net interest income	8,204,017	(118,843)	—	(25,000)	8,060,174
Provision for loan losses	470,000	—	—	—	470,000

Net interest income (loss) after provision for loan losses	7,734,017	(118,843)	—	(25,000)	7,590,174

Other income
Service charges on deposit accounts	1,497,587	—	—	—	1,497,587
Other fees and commissions	4,277	—	—	—	4,277
Gains on sales of foreclosed real estate, net	25,810	—	—	—	25,810
Gains on sales of available for sale securities, net	568,337	—	—	—	568,337
Other operating income	506,869	816	403	—	508,088

Total other income	2,602,880	816	403	—	2,604,099

Other expenses
Salaries and employee benefits	3,555,493	—	—	—	3,555,493
Occupancy and equipment expenses, net	1,179,865	—	3,329	—	1,183,194
Other operating expenses	5,352,460	64,723	1,373	—	5,418,556

Total other expenses	10,087,818	64,723	4,702	—	10,157,243

Income (loss) before equity in undistributed loss of subsidiaries	249,079	(182,750)	(4,299)	(25,000)	37,030

Equity in undistributed income of subsidiaries	—	219,780	—	(219,780)	—

Income (loss) before income tax benefit	249,079	37,030	(4,299)	(244,780)	37,030

Income tax benefit	—		—	—	—

Net income (loss)	$249,079	$37,030	$(4,299)	$(244,780)	$37,030

See Independent Registered Public Accounting Firm's Report on Supplemental Information