Form 10-K, Exhibit 13
period 2011-12-31
CAPITOL CITY BANCSHARES INC
filed 2012-04-13
CIK 1070295

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2011

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts ____________________	FAX 404-214-1302 atlanta@nicholscauley.com

Atlanta — Clarkesville — Dublin — Warner Robins
www.nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2011 and 2010, and the related consolidated statements of operations, other comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is operating under regulatory orders to, among other items, increase capital and maintain certain levels of minimum capital. As of December 31, 2011, the Company was not in compliance with these capital requirements. In addition to its deteriorating capital position, the Company has suffered significant losses related to nonperforming assets, has experienced declining levels of liquid assets, and has significant maturities of liabilities within the next twelve months. These matters raise substantial doubt about the ability of Capitol City Bancshares, Inc. and subsidiaries to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Nichols, Cauley and Associates, LLC

Atlanta, Georgia

April 12, 2012

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2010

	2011	2010
Assets
Cash and due from banks	$7,029,604	$5,345,394
Interest-bearing deposits at other financial institutions	635,511	454,968
Federal funds sold	595,000	730,000
Securities available for sale	42,566,577	37,012,468
Restricted equity securities, at cost	792,900	1,025,300

Loans, net of unearned income	220,172,602	235,545,772
Less allowance for loan losses	5,154,505	5,223,764

Loans, net	215,018,097	230,322,008

Premises and equipment, net	9,137,049	9,501,807
Foreclosed real estate	18,151,601	8,917,239
Other assets	1,953,767	1,999,543

Total assets	$295,880,106	$295,308,727

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$28,433,587	$24,624,361
Interest-bearing	248,465,195	250,657,934

Total deposits	276,898,782	275,282,295
Note payable	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,601,390	1,606,277

Total liabilities	287,678,422	286,066,822

Stockholders’ equity
Preferred stock, par value $100, 5,000,000 shares authorized Series A, cumulative, non voting, 10,000 shares issued and outstanding	1,000,000	1,000,000
Series B, cumulative, non voting, 6,078 shares issued and outstanding Common stock, par value $1.00; 80,000,000 shares authorized;	607,800	607,800
9,833,430 and 9,777,656 shares issued and outstanding, respectively	9,833,430	9,777,656
Surplus	130,036	75,330
Retained deficit	(3,442,584)	(1,785,317)
Accumulated other comprehensive income (loss)	73,002	(433,564)

Total stockholders’ equity	8,201,684	9,241,905

Total liabilities and stockholders’ equity	$295,880,106	$295,308,727

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2011 and 2010

	2011	2010
Interest income:
Loans, including fees	$13,650,673	$14,496,500
Deposits in banks	988	2,731
Securities	958,586	1,047,834
Federal funds sold	3,666	4,998

Total interest income	14,613,913	15,552,063

Interest expense:
Deposits	5,525,543	7,212,651
Other borrowings	173,972	279,238

Total interest expense	5,699,515	7,491,889

Net interest income	8,914,398	8,060,174
Provision for loan losses	2,746,000	470,000

Net interest income after provision for loan losses	6,168,398	7,590,174

Other income:
Service charges on deposit accounts	1,386,243	1,497,587
Other fees and commissions	94,774	4,277
Gain on sales of available for sale securities	403,712	568,337
Gain (loss) on sales of foreclosed real estate	(36,666)	25,810
Gain on disposal of premises and equipment	10,549	—
Other operating income	504,130	508,088

Total other income	2,362,742	2,604,099

Other expenses:
Salaries and employee benefits	3,645,725	3,555,493
Occupancy and equipment expenses, net	1,159,225	1,183,194
Other operating expenses	5,321,301	5,418,556

Total other expenses	10,126,251	10,157,243

Income (loss) before income tax benefits	(1,595,111)	37,030

Income tax benefits	—	—

Net income (loss)	(1,595,111)	37,030

Preferred stock dividends	(62,156)	(62,155)

Net loss available to common shareholders	$(1,657,267)	$(25,125)

Basic losses per common share	$(0.17)	$—

Diluted losses per common share	$(0.17)	$—

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

Years ended December 31, 2011 and 2010

	2011	2010
Net income (loss)	$(1,595,111)	$37,030

Other comprehensive income (loss):

Unrealized gains (losses) on securities available for sale arising during period	910,278	(478,176)

Reclassification adjustment for realized gains on securities available for sale arising during the period	(403,712)	(568,337)

Other comprehensive income (loss)	506,566	(1,046,513)

Comprehensive loss	$(1,088,545)	$(1,009,483)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2011 and 2010

							Accumulated
						Retained	Other	Total
	Preferred Stock		Common Stock			Earnings	Comprehensive	Stockholders’
	Shares	Par Value	Shares	Par Value	Surplus	(Deficit)	Income (Loss)	Equity
Balance, December 31, 2009	16,078	$1,607,800	2,418,394	$3,627,591	$4,015,440	$189,563	$612,949	$10,053,343
Net income	—	—	—	—	—	37,030	—	37,030
Dividends declared on cumulative preferred stock	—	—	—	—	—	(62,155)	—	(62,155)
Issuance of common stock for ESOP	—	—	2,300	2,300	3,450	—	—	5,750
Issuance of common stock	—	—	61,385	68,118	186,332	—	—	254,450
Reclassification due to reduction in par	—	—	—	(1,215,930)	1,215,930	—	—	—
Reclassification due to 4-1 stock split	—	—	7,295,577	7,295,577	(5,345,822)	(1,949,755)	—	—
Other comprehensive loss	—	—	—	—	—	—	(1,046,513)	(1,046,513)

Balance, December 31, 2010	16,078	1,607,800	9,777,656	9,777,656	75,330	(1,785,317)	(433,564)	9,241,905
Net loss	—	—	—	—	—	(1,595,111)	—	(1,595,111)
Issuance of common stock	—	—	55,774	55,774	54,706	—	—	110,480
Dividends declared on cumulative preferred stock	—	—	—	—	—	(62,156)		(62,156)
Other comprehensive loss	—	—	—	—	—	—	506,566	506,566

Balance, December 31, 2011	16,078	$1,607,800	9,833,430	$9,833,430	$130,036	$(3,442,584)	$73,002	$8,201,684

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2011 and 2010

	2011	2010
OPERATING ACTIVITIES
Net income (loss)	$(1,595,111)	$37,030
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	901,918	1,298,390
Provision for loan losses	2,746,000	470,000
Net gain on sale of securities available for sale	(403,712)	(568,337)
Other-than-temporary impairment of securities	—	125,125
(Gain) loss on sale of foreclosed assets	36,666	(25,810)
Writedowns of foreclosed real estate	351,680	74,274
Gain on sale of premises and equipment	(10,549)	—
Increase in dividends payable on preferred stock	(62,156)	(62,155)
Decrease in interest receivable	37,015	865,796
Decrease in interest payable	(104,282)	(912,489)
Net other operating activities	108,156	3,202,205

Net cash provided by operating activities	2,005,625	4,504,029

INVESTING ACTIVITIES
Purchases of securities available for sale	(42,396,521)	(45,021,066)
Proceeds from sales and paydowns of securities available for sale	37,371,320	47,105,286
Proceeds from maturities of securities available for sale	—	11,919,797
Proceeds from sales of restricted equity securities	232,400	22,500
Net increase in interest-bearing deposits at other financial institutions	(180,543)	(452,347)
Net (increase) decrease in federal funds sold	135,000	(730,000)
Net decrease in loans	2,995,562	368,729
Capitalized costs on foreclosed real estate	(92,108)	(3,858)
Proceeds from sale of foreclosed real estate	31,749	341,716
Purchase of premises and equipment	(159,182)	(63,626)
Proceeds from disposal of premises and equipment	13,941	—

Net cash provided by (used in) investing activities	(2,048,382)	13,487,131

FINANCING ACTIVITIES
Net increase (decrease) in deposits	1,616,487	(4,799,355)
Net decrease in securities sold under repurchase agreements	—	(6,414,593)
Net decrease in Federal Home Loan Bank advances	—	(5,200,000)
Net decrease in federal funds purchased	—	(4,140,000)
Proceeds from issuance of common stock from secondary stock offering	110,480	254,450
Proceeds from issuance of common stock under ESOP plan	—	5,750

Net cash provided by (used in) financing activities	1,726,967	(20,293,748)

Net increase (decrease) in cash and due from banks	1,684,210	(2,302,588)

Cash and due from banks at beginning of year	5,345,394	7,647,982

Cash and due from banks, end of period	$7,029,604	$5,345,394

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$5,803,797	$8,404,378
Income taxes	$—	$(3,208,698)

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$10,270,956	$4,477,714
Financed sales of foreclosed real estate	$708,607	$1,505,991

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans, Inc. (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with two branches located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, one branch located in Savannah, and one branch located in Augusta, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County, Chatham County, and Richmond County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States.

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

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through April 12, 2012, the date these financial statements were issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances were approximately $489,000 and $406,000 at December 31, 2011 and 2010, respectively.

The Bank maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At December 31, 2011 and December 31, 2010, those restricted balances were $2,399,858 and $2,315,500, respectively.

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

Securities (continued)

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

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balance less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on impaired and nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

Management’s decision to charge off a loan is based on a loan by loan basis according to the facts and circumstances of each loan. The determination to charge off a loan is based on whether or not there is the possibility of full or partial collection from either liquidation of collateral or workout arrangement with the principal(s) or some other parameters. The number of days a loan is delinquent does not necessarily determine the basis for a loan being charged off but helps to determine when the loan will be placed on nonaccrual. If an impaired loan is considered collateral dependent based upon the fair value of the collateral, a partial charge off is recorded to the allowance for loan losses representing the collateral deficiency of the impaired loan. An impaired

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (continued)

loan to be considered collateral dependent is when the only source of repayment is from the sale or liquidation of the collateral.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Loans are identified as impaired through the Company’s internal loan review procedures and through the monitoring process of reviewing loans for appropriate risk rating assignment. A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. When current information and events exist that question whether the Company will collect all contractual payments, a loan will be assessed for impairment. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. For any impaired loans having a partial charge off, the amount of specific reserve will be reduced for those individual impaired loans.

The general components cover unimpaired loans and are based on historical loss experience adjusted for qualitative factors, such as the various risk characteristics of each loan segment. Historical losses are evaluated based on gross charge offs and/or partial charge offs for each loan grouping using a 24 month rolling average. The qualitative factors used in adjusting the historical loss ratio consist of two broad groups, external and internal factors. External factors include, but are not limited to: national and local economic conditions with an emphasis on unemployment rates, changes in the regulator climate, legal constraints, political action and competition. Internal factors considered are the lending policies and procedures, the nature and mix of the loan portfolio, the lending staff, credit concentrations, trends in loan analytics ( nonaccruals, past dues, charge off’s, etc.), changes in the value of underlying collateral and results of internal or external loan reviews. The pertinent data (the quantitative factors) are compiled and reviewed on a regular basis. As trends in the data or other changes are observed that indicate adjustments to the loss ratios are warranted, adjustments to the loss ratio are made through adjusting the ASC 450 factors.

Risk characteristics relevant to each portfolio segment are as follows:

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

Foreclosed Real Estate

Foreclosed real estate acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling costs. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed real estate and subsequent adjustments to the value are expensed. When the foreclosed real estate property is sold, a gain or loss is recognized on the sale for the difference between the sales proceeds and the carrying amount of the property. Losses on sales of foreclosed real estate are recognized at the time of the sale. Gains on sales of foreclosed real estate are accounted for in accordance with the conditions set forth in ASC 360, which includes conditions for recognizing deferred gains in future periods. Financed sales of foreclosed real estate are accounted for in accordance with generally accepted accounting principles. Loans originated in relation to financed sales are subjected to the same underwriting standards applied to real estate loans which originate in the normal course of business.

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

In accordance with ASC 740-10 Income Taxes it is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Bank had no uncertain tax positions at December 31, 2011 or 2010. Further, all years subsequent to 2008 remain subject to evaluation.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for federal income tax purposes.

Stock-Based Compensation Plans

At December 31, 2011, the Company has a stock-based employee/director compensation plan which is more fully described in Note 12 of the consolidated financial statements.

Stock compensation accounting guidance (FASB ASC 718, Compensation – Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes moded is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards and stock grants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation Plans (continued)

All outstanding grants were fully vested and there were no options granted during the years ended December 31, 2011 and 2010. Therefore, there were no compensation cost related to share-based payments for the years ended December 31, 2011 and 2010.

Earnings (Losses) Per Share

Basic earnings (losses) per share are computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options. Potential dilutive shares are determined using the treasury stock method.

Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Fair Values of Financial Instruments

The fair value of a financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows, and estimated discounted rates.

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

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive loss.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2011 and 2010, advertising expense was $93,127 and $52,415, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2010 financial statements in order to be comparable to the December 31, 2011 financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In April 2011, the FASB issued Accounting Standards Update No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring (“ASU No. 2011-02”). ASU 2011-02 provides additional clarification for creditors in evaluating whether or not a debt restructuring involves a concession and whether a debtor is experiencing financial difficulties, both of which are the basis for determining whether a restructuring constitutes a troubled debt restructuring. The amendments will be effective for the first interim or annual period beginning on or after June 15, 2011. ASU 2011-02 also requires disclosure of those items deferred in ASU 2011-01 for interim and annual periods beginning on or after June 15, 2011. ASU No. 2011-02 will have an impact on the Company’s disclosures, but not its financial position or results of operations.

In April 2011, the FASB also issued Accounting Standards Update No. 2011-03, Transfers and Servicing; Reconsideration of Effective Control for Repurchase Agreements (“ASU No. 2011-03”). ASU 2011-03 removes from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and the collateral maintenance implementation guidance related to that criterion. ASU 2011-03 is effective for interim and annual periods beginning on or after December 15, 2011 and is not expected to impact the Company’s disclosures, financial position or results of operations.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU No 2011-04”). ASU 2011-04 provides common principles and requirements for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011 and is expected to impact the Company’s disclosures but not its financial position or results of operations.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income (“ASU No 2011-05”). ASU 2011-05 provides entities with the option of presenting comprehensive income in a single, continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option of presenting comprehensive income as part of the statement of changes in stockholders’ equity. ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 and is not expected to impact the Company’s disclosures, financial position or results of operations.

In December 2011, the FASB issued Accounting Standards Update No. 2011-12, Deferral of the Effective Date of Amendments to the Presentation of Comprehensive Income in Update No. 2011-05 (“ASU No. 2011-12”). ASU 2011-12 temporarily delays the effective date of eliminating the option of presenting comprehensive income as part of the statement of changes in stockholders’ equity for public companies. ASU 2011-12 is effective for interim and annual periods beginning on or after December 15, 2011 and is not expected to impact the Company’s disclosures, financial position or results of operations.

NOTE 2.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS

Regulatory Actions

In January 2010, the Bank received a consent order (“order”) from the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“The Department”).

The Order is a formal corrective action pursuant to which the Bank has agreed to address specific issues set forth below, through the adoption and implementation of procedures, plan and policies designed to enhance the safety and soundness of the Bank. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

(i) Tier I capital at least equal to 8% of total average assets;

(ii) Total risk-based capital at least equal to 10% of total risk-weighted assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS (CONTINUED)

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

The Bank is in substantial compliance with the terms of the Order, with exceptions including compliance with required capital and problem asset levels, specifically other material provisions have been addressed as follows:

i.	Prior to and since the Order, it has been and continues to be the primary focus of the Board of Directors and Bank’s management to get the Bank back on sound financial footing. The Board in general and each committee in particular are taking a more active role the affairs of the Bank.

ii.	The new Chief Operating Officer, John Turner, has taken on the role and responsibility of enforcement and oversight for compliance with the Order. A quarterly report is submitted on the status of the Bank’s compliance. Additionally, he had an immediate positive impact on the Bank’s overall financial position with the implementation of a number of new fee based products, including a new merchant services program, and organizational cost controls. These actions will obviously have a positive impact on the Bank’s bottom line.

iii.	The committee established for oversight of compliance with the Order is the Compliance Committee, that committee is active and ongoing.

iv.	The Bank is currently below the requisite minimum capital ratios of Tier 1 capital at 8% of total assets and total risk based capital at 10% of total risked based assets. The Bank continues to actively pursue those institutional investors that have made conditional commitments to us. Additionally, the Bank will continue to solicit on an ongoing basis investment from individuals. As these funds are infused, its capital ratios will improve to the required levels.

v.	The Bank’s lending and collection policy has been updated. Additionally, procedures and guidelines have been implemented that strengthens the Bank’s underwriting of loans, especially as relates to the Bank’s loan concentrations in church and c-store loans. The Bank believes these improvements will also positively impact the credit quality of our portfolio as new loans are written and existing credits are reevaluated.

vi.	The Bank has eliminated from its books those loans classified as “loss” and 50% of those classified as “doubtful”. This information is reflected in the Bank’s 2010 financial statements. These charge-offs had a significant impact on its overall allowance for loan losses calculation (ALLL). The Bank continues to evaluate the sufficiency of our allowance for loan losses based on its historical charge offs and related economic conditions.

vii.	The Bank recognizes that it continues to have a high concentration of church and c-store loans. Accordingly, the Bank prepares, on a quarterly basis, a risk analysis not only on those loans but on the entire loan portfolio of the Bank. The report is presented to the Board and submitted to the FDIC as part of the Order.

viii.	The Bank is no longer accepting brokered deposits. The Bank is making every effort to increase our core deposit base through enforcement of loan agreements and offering new and improved depository accounts. The Bank is accepting internet deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS (CONTINUED)

ix.	It is the Bank’s practice to comply with all regulatory and accounting guidelines as relates to the ALLL’s and its adequacy. However, a formal and comprehensive policy is still in the developmental stages.

x.	The Bank’s budget plan has been revised.

xi.	Progress reports are submitted to the Federal Deposit Insurance Corporation and Georgia Department of Banking and Finance on a quarterly basis.

Going Concern Considerations

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. The events and circumstances described herein create a substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include an adjustment to reflect possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon its ability to obtain the capital necessary to sustain profitable operations, implement a management plan to develop a profitable operation, overcoming and satisfying the requirements of the regulatory order described above and lower the level of problem assets.

The Bank has not achieved the required capital levels mandated by the Order. To date the Bank’s capital preservation activities have included balance sheet restructuring that has included curtailed lending activity, including working to reduce overall concentrations in certain lending areas; working to reduce adversely classified assets; and continuing efforts to raise additional capital. The Company has engaged external advisors and has pursued various capital enhancing transactions and strategies throughout 2011. The continuing level of problem loans as of the year ended December 31, 2011 and capital levels continuing to be in the “significantly under capitalized” category of the regulatory framework for prompt corrective action as of December 31, 2011 continue to create substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that any capital raising activities or other measures will allow the Bank to meet the capital levels required in the Order. Non-compliance with the capital requirements of the Order and other provisions of the Order may cause the Bank to be subject to further enforcement actions by the FDIC or the Department.

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

The Company is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists, drought, natural disasters, and other factors beyond the Company’s control may adversely affect the results of operations. Changes in interest rates, in particular, could adversely affect the net interest income and could have many other adverse effects on operations. Adverse economic conditions also could result in an increase in loan delinquencies, foreclosures, nonperforming assets, and a decrease in the value of the property or other collateral which secures the loans, all of which could adversely affect the results of operations. The Company is particularly sensitive to changes in economic conditions and related uncertainties in Georgia because the Company dervies substantially all of its loans, deposits, and other business from this area.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	RISK FACTORS (CONTINUED)

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

In addition, the Bank conducts business daily with correspondent banks. These banks are not immune to financial difficulties. Regulation F “Limitations on Interbank Liabilities” requires the Bank to establish and maintain written policies and procedures to prevent excessive exposure to any individual correspondent in relation to the financial condition of the correspondent. Actions resulting from the Dodd-Frank Act of 2010 have reduced the risk somewhat, but the Bank will be vulnerable to the financial difficulties of its major correspondent banks.

NOTE 4.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2011
State, county and municipals	$16,076,970	$73,281	$(186,020)	$15,964,231
Mortgage-backed securities GSE residential	25,738,730	201,977	(16,236)	25,924,471
Trust preferred securities	627,875	—	—	627,875

Total debt securities	42,443,575	275,258	(202,256)	42,516,577
Equity securities	50,000	—	—	50,000

Total securities	$42,493,575	$275,258	$(202,256)	$42,566,577

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2010
U.S. Government sponsored enterprises (GSEs)	$582,112	$1,579	$—	$583,691
State, county and municipals	2,353,058	—	(145,326)	2,207,732
Mortgage-backed securities GSE residential	33,832,986	88,554	(378,370)	33,543,170
Trust preferred securities	627,875	—	—	627,875

Total debt securities	37,396,031	90,133	(523,696)	36,962,468
Equity securities	50,000	—	—	50,000

Total securities	$37,446,031	$90,133	$(523,696)	$37,012,468

The amortized cost and fair value of debt securities as of December 31, 2011 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$500,000	$500,225
Due from one to five years	1,024,875	1,024,985
Due from five to ten years	7,467,835	7,432,802
Due after ten years	7,712,135	7,634,094
Mortgage-backed securities	25,738,730	25,924,471

	$42,443,575	$42,516,577

Securities with a carrying value of $17,070,932 and $18,790,667 at December 31, 2011 and December 31, 2010, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2011 and 2010 totaled $33,881,314 and $47,105,286, respectively. Gross gains and losses of $405,719 and $(2,007), respectively, were realized on the sales for the year ended December 31, 2011. Gross gains and losses of $569,225 and $(888), respectively, were realized on the sales for the year ended December 31, 2010.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at December 31, 2011 and December 31, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (CONTINUED)

	Less Than Twelve Months		Twelve Months or More		Total Unrealized Losses
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2011
State, county and municipals	$9,161,795	$(186,020)	$—	$—	$(186,020)
Mortgage-backed securities GSE residential	2,464,959	(16,236)	—	—	(16,236)

Total securities	$11,626,754	$(202,256)	$—	$—	$(202,256)

December 31, 2010
State, county and municipals	$2,207,732	$(145,326)	$—	$—	$(145,326)
Mortgage-backed securities GSE residential	24,689,777	(378,370)	—	—	(378,370)

Total securities	$26,897,509	$(523,696)	$—	$—	$(523,696)

State, county and municipal securities. There were unrealized losses on fourteen state and municipal securities resulting from temporary changes in the interest rate market. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its amortized cost bases, which may be maturity, the Company does not consider the investments to be other-than-temporarily impaired at December 31, 2011.

Mortgage-backed securities GSE residential. The unrealized loss on the Company’s investment in one GSE mortgage-backed security was caused by interest rate increases. The Company purchased this investment at a discount relative to its face amount, and the contractual cash flows of this investment is guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the security will not be settled at a price less than the amortized cost base of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost base, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2011.

Other-Than-Temporary Impairment

The Company conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. While all securities are considered, the securities primarily impacted by other-than-temporary impairment considerations have been trust preferred. For each security in the investment portfolio, a regular review is conducted to determine if an other-than-temporary impairment has occurred. Various factors are considered to determine if an other-than-temporary impairment has occurred. However, the most significant factors are default rates or interest deferral rates and the creditworthiness of the issuer. Other factors may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset.

During the first and third quarters of 2010, the Company recorded an other than temporary impairment charge of $97,500 and $27,625, respectively, on one of its investment in a trust preferred security. As of December 31, 2009, the value of that particular trust preferred security for which other than temporary impairment was recognized was $650,000. Management determined the value of this security declined significantly due to the deteriorating capital levels of the subsidiary banks owned by the owner of the trust preferred security, deteriorating asset quality at the subsidiary institutions, and the subordinated nature of the debt the Company held. The owner of the trust preferred security guarantees the securities; however, its primary assets are its subsidiary institutions. The owner of the trust preferred security took steps during the latter part of 2010 and early 2011 to stabilize its subsidiary institutions, including working to collapse the charters to gain cost savings and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (CONTINUED)

improving liquidity and capital positions. The security has a new cost basis of approximately $524,875 as of December 31, 2010. We have not noted further deterioration in the underlying credit quality of the trust preferred security during 2011. Thus, the security has the same cost basis of $524,875 as of December 31, 2011.

NOTE 5.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2011	2010
Unsecured	$848,418	$882,795
Cash Value	3,927,837	4,824,758
Residential Real Estate	31,146,880	38,447,647
Commercial Real Estate	181,117,917	186,281,923
Business Assets	1,821,587	3,386,296
Vehicles	1,948,661	2,585,997
Other	104,200	106,559

	220,915,500	236,515,975
Unearned loan fees	(742,898)	(970,203)
Allowance for loan losses	(5,154,505)	(5,223,764)

Loans, net	$215,018,097	$230,322,008

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

Unsecured – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. Unsecured loans are subject to the lending policies and procedures described in Note 1. Total unsecured loans as of December 31, 2011 were 0.4% of the total loan portfolio.

Cash Value – These are loans fully secured by cash or cash equivalents. Cash value loans are subject to the lending policies and procedures described in Note 1. Total cash value loans as of December 31, 2011 were 1.8% of the total loan portfolio.

Residential Real Estate – These loans include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Residential real estate loans are subject to the lending policies and procedures described in Note 1. Total residential real estate loans as of December 31, 2011 were 14.1% of the total loan portfolio.

Commercial Real Estate – The commercial real estate portfolio represents the largest category of the Company’s loan portfolio. These loans include all mortgages and other liens on commercial real estate. Commercial real estate loans are subject to the lending policies and procedures described in Note 1. Total commercial real estate loans as of December 31, 2011 were 82.0% of the total loan portfolio.

Business Assets – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory, and accounts receivable. Business assets loans are subject to the lending policies and procedures described in Note 1. Total business assets loans as of December 31, 2011 were 0.8% of the total loan portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

Vehicles – Loans in this segment are secured by motor vehicles. Vehicle loans are subject to the lending policies and procedures described in Note 1. Total vehicle loans as of December 31, 2011 were 0.9% of the total loan portfolio.

Other – Loans in this segment are generally secured by consumer loans, but include all loans that do not belong in one of the other segments. Other loans are subject to the lending policies and procedures described in Note 1. Total other loans as of December 31, 2011 were less than 0.1% of the total loan portfolio.

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2011, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
December 31, 2011
Beginning balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764
Charge-offs	(68,717)	—	(1,532,779)	(1,058,851)	(219,264)	(174,728)	—	—	(3,054,339)
Recoveries	9,199	—	190,046	26,853	11,807	1,175	—	—	239,080
Provision	94,459	11,517	1,167,185	1,277,843	190,354	207,815	(5)	(203,168)	2,746,000

Ending balance	$97,961	$16,727	$2,083,285	$2,480,770	$299,741	$176,021	$—	$—	$5,154,505

Ending balance - individually evaluated impairment	$37,861	$17,054	$1,559,888	$942,959	$287,819	$67,891	$—	$—	$2,913,472

Loans:
Ending balance (1)	$848,418	$3,927,837	$31,146,880	$181,117,917	$1,821,587	$1,948,661	$104,200	$—	$220,915,500

Ending balance - Loans individually evaluated for impairment	$65,080	$17,054	$12,180,496	$35,582,735	$650,392	$145,395	$—	$—	$48,641,152

(1)	Loan balances presented are gross of unearned loan fees of $742,898.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2010, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
December 31, 2010
Beginning balance	$121,061	$68,835	$2,945,465	$2,821,151	$483,536	$209,172	$41	$—	$6,649,261
Charge-offs	(48,444)	(2,840)	(1,107,937)	(989,904)	—	(16,509)	—	—	(2,165,634)
Recoveries	30,594	—	11,184	195,909	32,450	—	—	—	270,137
Provision	(40,191)	(60,785)	410,121	207,769	(199,142)	(50,904)	(36)	203,168	470,000

Ending balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764

Ending balance - individually evaluated impairment	$4,535	$—	$638,268	$989,599	$255,338	$122,269	$—	$—	$2,010,009

Loans:
Ending balance (1)	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$—	$236,515,975

Ending balance - Loans individually evaluated for impairment	$83,801	$—	$18,707,869	$29,430,587	$1,940,334	$238,945	$—	$—	$50,401,536

(1)	Loan balances presented are gross of unearned loan fees of $970,203.

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual term of the loan. Impaired loans include loans modified in trouble debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

Impaired loans by portfolio segment are as follows:

	As of December 31, 2011
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Unsecured	$65,080	$27,219	$37,861	$65,080	$37,861
Cash value	17,054	—	17,054	17,054	17,054
Residential real estate	13,754,238	7,738,672	4,441,824	12,180,496	1,559,888
Commercial real estate	37,035,387	18,762,620	16,820,115	35,582,735	942,959
Business assets	650,392	334,973	315,419	650,392	287,819
Vehicles	145,395	62,344	83,051	145,395	67,891
Other	—	—	—	—	—

	As of December 31, 2010
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Unsecured	$83,801	$76,446	$7,355	$83,801	$4,535
Cash value	—	—	—	—	—
Residential real estate	21,894,780	17,387,990	1,319,879	18,707,869	638,268
Commercial real estate	31,165,379	22,062,076	7,368,511	29,430,587	989,599
Business assets	1,971,023	1,673,333	267,001	1,940,334	255,338
Vehicles	264,991	80,697	158,248	238,945	122,269
Other	—	—	—	—	—

When the Company measures impairment based on the present value of expected cash flows the changes in the present value of these cash flows on impaired loans are recognized as part of bad-debt expense. Interest income from impaired loans for the years ended December 31, 2011 and 2010, by portfolio segment, is as follows:

	Year ended December 31, 2011		Year ended December 31, 2010
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Unsecured	$65,096	$3,582	$72,556	$7,031
Cash value	127,981	1,314	45,829	—
Residential real estate	15,630,196	390,773	16,564,446	529,845
Commercial real estate	32,650,297	1,243,184	25,613,162	1,055,949
Business assets	1,251,354	31,742	1,025,838	138,329
Vehicles	160,830	12,539	187,439	3,532
Other	—	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

A primary credit quality indicator for financial institutions is delinquent balances. Following are the delinquent amounts, by portfolio segment, as of December 31, 2011:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables
Unsecured	$680,215	$96,348	$25,358	$121,706	$46,497	$848,418
Cash value	3,627,793	282,990	—	282,990	17,054	3,927,837
Residential real estate	24,875,203	1,340,826	—	1,340,826	4,930,851	31,146,880
Commercial real estate	149,663,226	10,485,170	2,271,985	12,757,155	18,697,536	181,117,917
Business assets	997,810	308,062	—	308,062	515,715	1,821,587
Vehicles	1,679,728	91,771	—	91,771	177,162	1,948,661
Other	104,200	—	—	—	—	104,200

	$181,628,175	$12,605,167	$2,297,343	$14,902,510	$24,384,815	$220,915,500

Following are the delinquent amounts, by portfolio segment, as of December 31, 2010:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables
Unsecured	$748,934	$86,414	$—	$86,414	$47,447	$882,795
Cash value	4,790,927	33,831	—	33,831	—	4,824,758
Residential real estate	25,093,331	3,101,601	610,925	3,712,526	9,641,790	38,447,647
Commercial real estate	159,067,792	8,305,542	—	8,305,542	18,908,589	186,281,923
Business assets	2,181,829	571,309	—	571,309	633,158	3,386,296
Vehicles	2,174,963	86,212	8,970	95,182	315,852	2,585,997
Other	106,559	—	—	—	—	106,559

	$194,164,335	$12,184,909	$619,895	$12,804,804	$29,546,836	$236,515,975

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. When a loan becomes 90 days past due, it is evaluated to determine if the loan is well-secured and in the process of collection of past due amounts. Loans disclosed as included on nonaccrual status are generally past due over 90 days. However, as of December 31, 2011 three residential real estate loans totaling $69,017, five commercial real estate loans totaling $1,023,736 and 1 unsecured loan totaling $5,458 were past due less than 90 days and carried as nonaccrual at management’s discretion based on the afore mentioned qualifications. As of December 31, 2011 loans past due over 90 and still accruing have been examined by management to ensure they are well-secured and in the process of collection of past due amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

The Company uses an eight-grade internal loan rating system for its loan portfolio as follows:

Grade 1—Prime (Excellent)—Loans to borrowers with unquestionable financial strength and a solid earning history. This category includes national, international, regional, local entities, and individuals with commensurate capitalization, profitability, income, or ready access to capital markets as well as loans collateralized by cash equivalents. These loans are considered substantially risk free.

Grade 2—Good (Superior)—Loans which exhibit a strong earnings record, and liquidity and leverage ratios that compare favorably with the industry. There are excellent prospects for continued growth. This category also includes those loans secured within margins with marketable collateral. Limited risk. The elements for risk for these borrowers are slightly greater than those associated with risk grade Prime.

Grade 3—Acceptable (Average)—Loans to borrowers with a satisfactory financial condition, liquidity, and earnings history which indications that the trend will continue. Working capital is considered adequate and income is sufficient to repay debt as scheduled. Handles normal credit needs in a satisfactory manner.

Grade 4—Fair (Watch)—Loans to borrowers which may show at least one of the following: start-up operation or venture capital, financial condition, adverse events which have not yet become trends such as sporadic profitability, occasional overdrafts, instances of slow pay, documentation deficiencies. Borrower may also exhibit substantial grantor support. Debt is being handled as agreed, and the primary source of repayment remains available. Circumstances may warrant more than normal monitoring, but are not serious enough to warrant criticism of classification.

Grade 5—Special Mention—Loans with potential weaknesses which may, if not checked and corrected, would weaken the assets or inadequately protect the Bank’s credit position at some future date. These loans may require resolution of specific pending events before the associated risk can be adequately evaluated. These are criticized loans.

Grade 6—Substandard—Loans, which are inadequately protected by the net worth and cash flow capacity of the borrower or the collateral pledged. The credit risk in this situation relates to the possibility of some loss of principal or interest if the deficiencies are not corrected. These loans are considered classified.

Grade 7—Doubtful—Loans, which are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable on the basis of existing facts, values and conditions. The possibility of loss is high, but because of certain important and reasonable specific pending factors, which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified, as value is impaired. A full or partial reserve is warranted.

Grade 8—Loss—Loans, which are considered uncollectible and continuance as an unacceptable asset are not warranted. These loans are considered classified and are either charged off or fully reserved against.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

The following table presents the Company’s loans by risk rating, before unearned loan fees, at December 31, 2011:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$15,490	$27,296	$—	$—	$—	$—	$—	$42,786
Grade 2 (Superior)	20,127	190,867	—	354,446	—	18,929	—	584,369
Grade 3 (Acceptable-Average)	575,653	3,574,692	12,193,364	119,006,553	539,117	1,389,332	—	137,278,711
Grade 4 - Fair (Watch)	63,473	72,988	1,940,701	6,166,739	308,062	55,803	104,200	8,711,966
Grade 5 (Special Mention)	14,162	—	3,013,965	12,125,628	301,423	253,112	—	15,708,290
Grade 6 (Substandard)	159,513	61,994	13,892,036	43,464,551	672,985	231,381	—	58,482,460
Grade 7 (Doubtful)	—	—	106,814	—	—	104	—	106,918
Grade 8 (Loss)	—	—	—	—	—	—	—	—

	$848,418	$3,927,837	$31,146,880	$181,117,917	$1,821,587	$1,948,661	$104,200	$220,915,500

The following table presents the Company’s loans by risk rating at December 31, 2010:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$—	$44,674	$—	$—	$—	$—	$—	$44,674
Grade 2 (Superior)	22,945	70,500	—	371,277	—	42,733	—	507,455
Grade 3 (Acceptable-Average)	538,193	4,006,005	14,756,707	134,777,727	844,321	1,770,983	—	156,693,936
Grade 4 - Fair (Watch)	34,410	703,579	2,717,276	9,840,462	1,707,272	355,056	106,559	15,464,614
Grade 5 (Special Mention)	68,892	—	2,741,872	4,143,158	—	30,812	—	6,984,734
Grade 6 (Substandard)	218,355	—	17,787,787	36,936,982	834,703	381,283	—	56,159,110
Grade 7 (Doubtful)	—	—	444,005	—	—	5,130	—	449,135
Grade 8 (Loss)	—	—	—	212,317	—	—	—	212,317

	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$236,515,975

Each loan is assigned a risk rating at origination, and grades are continuously assessed as part of the bank’s loan grading system based on loan review results as well as internal evaluations. Grades are changed as necessary based on the most recent information and indications available for each loan.

In this current real estate environment it has become more common to restructure or modify the terms of certain loans under certain conditions (i.e. troubled debt restructures or “TDRs”). In those circumstances it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable real estate market. The Company has not forgiven any material principal amounts on any loan modifications to date.

At the time a loan is restructured, the Company considers the existing and anticipated cash flows and recent payment history to determine whether a restructured loan will accrue interest. Once a loan is restructured, missed payment under the revised note is an indication the customer is experiencing further cash flow difficulties, and therefore a restructure would immediately go to nonaccrual status. From time to time the Company has modified loans and not accounted for them as troubled debt restructurings. Given the current economic environment,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

especially with respect to interest rates, there have been instances where a good customer has come in to renegotiate for a more favorable rate or one more in line with market rates. Given this and similar circumstances we have made concessions to keep the relationship. In such cases these are not and will not be accounted for or reported as a TDR. Before any loan is modified and considered as a Troubled Debt Restructure, a thorough analysis is performed on current financial information and collateral valuation to derive a payment schedule that is supported by cash flows. The existing and anticipated cash flows and recent payment history will determine whether the loan will accrue interest or not.

The Company’s TDRs as of December 31, 2011 and 2010 are presented below based on their status as performing or non-performing in accordance with the restructured terms:

	2011	2010
Performing TDRs	$13,360,284	$7,150,692
Non-performing TDRs	7,832,091	12,093,796

Total TDRs	$21,192,375	$19,244,488

TDRs quantified by loan type and classified separately as accrual and non-accrual are presented below:

	December 31, 2011
	Accruing	Non-Accrual	Total
Unsecured	$—	$13,604	$13,604
Cash value	—	—	—
Residential real estate	4,935,018	—	4,935,018
Commercial real estate	11,142,281	5,083,439	16,225,720
Business assets	12,205	—	12,205
Vehicles	5,828	—	5,828
Other	—	—	—

Total TDRs	$16,095,332	$5,097,043	$21,192,375

	December 31, 2010
	Accruing	Non-Accrual	Total
Unsecured	$—	$—	$—
Cash value	5,200	—	5,200
Residential real estate	2,535,160	5,063,019	7,598,179
Commercial real estate	4,600,274	7,030,777	11,631,051
Business assets	10,058	—	10,058
Vehicles	—	—	—
Other	—	—	—

Total TDRs	$7,150,692	$12,093,796	$19,244,488

The Company’s policy is to return non-accrual TDR loans to accrual status when all the principal and interest amounts contractually due, pursuant to its modified terms, are brought current and future payments are reasonably assured. The policy also considers payment history of the borrower, but is not dependent upon a specific number of payments.

As of December 31, 2011 and 2010 TDRs totaling $20,983,196 and $12,433,192, respectively, were considered impaired loans. The Company recorded $726,270 and $121,956 in specific reserves as of December 31, 2011 and 2010, respectively. The Company recognized no charge offs on TDR loans during the year ended December

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

31, 2011. During the year ended December 31, 2010 the Company recognized charge offs of $871,836 related to TDR loans.

Loans are modified to minimize loan losses when the Company believes the modification will improve the borrower’s financial condition and ability to repay the loan. The Company typically does not forgive principal. The Company generally either defers, or decreases monthly payments for a temporary period of time. A summary of the types of concessions made as of December 31, 2011 and 2010 are presented in the table below:

	2011	2010
Lowered interest rate and/or payment amount	$5,767,702	$4,824,816
Interest only payment terms	3,476,659	11,316,296
Interest only & rate reduction	935,697	197,544
Waived interest and/or late fees	5,478,899	1,970,060
A&B note structure	1,015,693	935,772
Substitution of debtor	4,517,725	—

Total TDRs	$21,192,375	$19,244,488

The following table presents loans modified as TDRs by class and related recorded investment, which includes accrued interest and fees on accruing loans, in those loans as of December 31, 2011 and 2010:

	2011		2010
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Unsecured	1	$13,604	0	$—
Cash value	0	—	1	5,773
Residential real estate	5	4,949,688	5	7,984,656
Commercial real estate	22	16,320,317	14	11,806,852
Business assets	2	12,799	1	10,114
Vehicles	2	6,017	0	—
Other	0	—	0	—

Total TDRs	32	$21,302,425	21	$19,807,395

There have been no loans modified as TDRs within the past twelve months for which there was a payment default within the twelve month period ended December 31, 2011.

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2011 are as follows:

Balance, beginning of year	$3,026,856
Advances	19,793
Repayments	(170,946)
Change in related parties	(5,215)

Balance, end of year	$2,870,488

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2011	2010
Land	$1,359,497	$1,344,962
Buildings and improvements	8,931,190	8,931,190
Furniture and equipment	4,486,276	4,358,396

	14,776,963	14,634,548
Accumulated depreciation	(5,639,914)	(5,132,741)

	$9,137,049	$9,501,807

Depreciation expense was $520,548 and $567,424 for the years ended December 31, 2011 and 2010, respectively.

Leases

The Company has an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year). The lease calls for lease payments of $1,000 per month and has a term of five years.

The Company also has an operating lease agreement for the rental of an ATM location inside a retail shopping center in Albany, Georgia. The lease calls for lease payments of $950 per month and has a lease term of three years.

The following represents the minimum monthly lease payments under noncancelable operating leases:

2012	$16,400
2013	11,400
2014	2,850

Total	$30,650

Total rental expense for the years ended December 31, 2011 and 2010 was $71,544 and $66,632, respectively.

NOTE 7.	FORECLOSED REAL ESTATE

A summary of foreclosed real estate are presented as follows:

	Years Ended December 31,
	2011	2010
Balance, beginning of year	$8,917,239	$6,332,288
Additions	10,270,956	4,477,714
Capitalized expenses	92,108	3,858
Writedowns	(351,680)	(74,724)
Sales	(31,749)	(341,716)
Internally financed sales	(708,607)	(1,505,991)
Net gain (loss) on sales	(36,666)	25,810

Balance, end of year	$18,151,601	$8,917,239

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	FORECLOSED REAL ESTATE (CONTINUED)

Included in the amount of writedowns above are direct charges related to specifically identified declines in value of $166,680 and $74,724 for the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, a general reserve of $185,000 was established for probable losses related to selling and holding costs. There was no general reserve for the year ended December 31, 2010.

As of December 31, 2011 and 2010, deferred gains on sales of foreclosed real estate of $312,950 and $312,950 are included in the balance sheet as a reduction of loans.

(Income) expenses applicable to foreclosed real estate include the following:

	Years Ended December 31,
	2011	2010
Net loss (gain) on sales of real estate	$36,666	$(25,810)
Operating expenses, net of rental income	705,966	396,703

Total	$742,632	$370,893

NOTE 8.	DEPOSITS

Deposit account balances at December 31, 2011 and 2010 are summarized as follows:

	2011	2010
Non-interest bearing	$28,433,587	$24,624,361
Interest-bearing demand	5,513,729	5,088,279
Money market	22,220,023	20,539,734
Individual savings	9,567,472	9,037,684
Time deposits $100,000 or greater	126,350,997	113,019,690
Other time deposits	84,812,974	102,972,547

Total	$276,898,782	$275,282,295

The scheduled maturities of time deposits at December 31, 2011 are as follows:

2012	$130,789,865
2013	30,306,692
2014	29,725,141
2015	12,343,438
2016 and thereafter	7,998,835

Total	$211,163,971

At December 31, 2011 and 2010, the Company had brokered deposits of $13,854,654 and $19,571,210, respectively.

At December 31, 2011 and 2010, overdraft demand deposits reclassified to loans totaled $62,961 and $69,940, respectively.

NOTE 9.	NOTE PAYABLE

The Company has a line of credit with a financial institution that was later taken into receivership in 2010. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2011 and 2010, total borrowings under this line of credit were $275,250.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	NOTE PAYABLE (CONTINUED)

On April 10, 2009, certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest. Payments totaling $91,750 were due in 2011 and $183,500 were due in 2010, but were not paid and a waiver has not been provided by the lender due to the receivership of the originating institution. At December 31, 2011, the Company remains in the process of renewing the note subject to regulatory approval of the proposed terms and conditions. Under the terms of the note, the lender has the right to call the note due and payable; however, payment of such would likely be subject to regulatory approval of the FDIC since the source of payments of this note is from the holding company which derives its cash from dividends paid from the Bank. However, as of December 31, 2011, the Bank is unable to pay dividends to the holding company due to the consent order with the FDIC.

Contractual maturities of the note payable are as follows:

2012	$275,250
2013	—

Total	$275,250

NOTE 10.	OTHER BORROWINGS

At December 31, 2011, the Company had a federal fund line available with a correspondent bank of $5,000,000. The Company also had an available repurchase line with a correspondent bank of $10,000,000 and a borrowing capacity through the Federal Reserve Discount Window of $2,477,089.

FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, one of the Company’s investment securities available for sale, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2011 and 2010, the Company had advances outstanding with the FHLB totaling $5,500,000 and $5,500,000, respectively. As of December 31, 2011, advances had a weighted average rate of 0.35% and mature on various dates between April 1, 2012 and July 19, 2012.

On May 10, 2010, the Company was notified by the FHLB that, based on the current financial and operating condition of the Company, all credit availability of the Company with the FHLB had been rescinded. Additionally, the Company is also now required to provide all collateral underlying existing advances outstanding for safekeeping at the FHLB. On March 23, 2011, the Company was notified that its credit availability had been reinstated, for a maximum of 4% of the total assets of the Bank. At December 31, 2011, the Company had credit availability with FHLB of $6,396,378.

NOTE 11.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (3.70% at December 31, 2011). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	TRUST PREFERRED SECURITIES (CONTINUED)

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

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 3.70% at December 31, 2011. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The Company has exercised its right to defer payment of interest on the Debentures beginning during the first quarter of 2010, continuing through December 31, 2011. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2011 and 2010 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2011 and 2010 was $3,403,000.

NOTE 12.	EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a stock option plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 2,553,600 shares of the Company’s stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set at the Board’s sole and absolute discretion. The option period for all grants will not exceed ten years from the date of grant. Other pertinent information related to the options is as follows:

A summary of stock option activity under the Plan as of December 31, 2011 and 2010, and changes during the years then ended is presented below:

December 31, 2011	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2011	178,656	$0.94
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2011	178,656	$0.94	1.0

Vested at December 31, 2011	178,656	$0.94	1.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	EMPLOYEE BENEFIT PLANS (CONTINUED)

December 31, 2010	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2010	178,656	$0.94
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2010	178,656	$0.94	2.0

Vested at December 31, 2010	178,656	$0.94	2.0

There was no compensation cost related to share-based payments for the years ended December 31, 2011 and 2010.

Shares available for future stock options grants to employees and directors under existing plans were 633,600 at December 31, 2011. At December 31, 2011, the aggregate intrinsic value of options outstanding and exercisable was $279,150.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2011 and 2010, -0- and 2,300 shares, respectively, were purchased under the plan. A total of 7,440 shares have been purchased under the plan as of December 31, 2011.

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2011 and 2010 amounted to $81,732 and $74,703, respectively.

NOTE 13.	STOCK SPLIT

On June 22, 2010, the Company’s shareholders approved a 4 for 1 stock split and a change in the par value of its common stock from $1.50 to $1.00. All per share amounts in all periods have been retroactively adjusted for this split as if it occurred in the first period presented.

NOTE 14.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $2.50 per share. The offering was terminated on May 8, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	INCOME TAXES

Income tax benefit consists of the following:

Years Ended December 31,
	2011	2010
Current	$—	$—
Deferred	—	—

Income tax benefit	$—	$—

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2011	2010
Tax benefit at statutory federal rate	$(542,338)	$12,591
Tax-free income	(5,130)	—
Disallowed interest expense	562	—
State income tax benefit	(59,153)	39
Valuation allowance	597,497	(56,429)
Other items, net	8,562	43,799

Income tax benefit	$—	$—

The components of the net deferred tax asset, included in other assets, are as follows:

	Years Ended December 31,
	2011	2010
Deferred tax assets:
Loan loss reserves	$1,058,955	$1,171,780
Reserve for other real estate	494,783	383,154
Income tax loss carryover	2,045,540	1,448,731
Other	6,252	4,552

	3,605,530	3,008,217

Deferred tax liabilities:
Depreciation	205,819	206,003

Valuation allowance	(3,399,711)	(2,802,214)

Net deferred tax assets	$—	$—

The Company has net operating loss carryforwards expiring in 2029, if not utilized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	LOSSES PER COMMON SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share:

	Years Ended December 31,
	2011	2010
Net loss available to common shareholders	$(1,657,267)	$(25,125)

Weighted average common shares outstanding	9,818,338	9,719,293
Net effect of the assumed exercise of stock options based on the treasury	111,481	111,482

stock method using the average market price for the period
Average number of common shares outstanding used to calculate diluted earnings per common share	9,929,819	9,830,775

Weighted average common shares outstanding are used in the diluted earnings per share calculation for the years ended December 31, 2011 and 2010, as there was a net loss, and inclusion of common stock equivalents would have been anti-dilutive.

Weighted average shares outstanding for the year ended December 31, 2010 have been adjusted for a four for one stock split in the form of a 100% stock dividend declared and paid on June 22, 2010.

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

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2011	2010
Commitments to extend credit	$4,196,000	$4,894,000
Financial standby letters of credit	544,000	2,058,000
Other standby letters of credit	340,000	400,000

	$5,080,000	$7,352,000

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

At December 31, 2011 and 2010, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2011 and 2010.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

NOTE 18.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Ninety-six percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches and convenience stores in the Company’s market areas which make up twenty-five percent and twenty-seven percent, respectively, of the total loan portfolio. Accordingly, the ultimate collectability of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 5.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or net assets, as defined, which amounted to approximately $3,000,000 at December 31, 2011.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 19.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2011, no dividends could be declared without regulatory approval.

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

On January 13, 2010, the Company received a consent order (“order”) from the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	REGULATORY MATTERS (CONTINUED)

i.	Tier I capital at least equal to 8% of total average assets;

ii.	Total risk-based capital at least equal to 10% of total risk-weighted assets.

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

As of December 31, 2011, the Bank and Company’s capital amounts and ratios fall under the category of “significantly under capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2011:
Total Capital to Risk Weighted Assets:
Consolidated	$14,075	5.47%	$20,585	8.00%	N/A	N/A
Bank	$15,237	5.93%	$20,566	8.00%	$25,708	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$10,837	4.21%	$10,292	4.00%	N/A	N/A
Bank	$12,000	4.67%	$10,283	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$10,837	3.62%	$11,961	4.00%	N/A	N/A
Bank	$12,000	4.02%	$11,952	4.00%	$23,904	8.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	REGULATORY MATTERS (CONTINUED)

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total Capital to Risk Weighted Assets:
Consolidated	$16,176	6.21%	$20,825	8.00%	N/A	N/A
Bank	$16,600	6.38%	$20,801	8.00%	$26,001	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$12,901	4.96%	$10,412	4.00%	N/A	N/A
Bank	$13,325	5.12%	$10,401	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$12,901	4.17%	$12,382	4.00%	N/A	N/A
Bank	$13,325	4.31%	$12,370	4.00%	$24,739	8.00%

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES

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

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

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

Federal Home Loan Bank (“FHLB”) advances and other borrowings: Fair values of fixed rate FHLB advances and other borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The carrying values of variable rate FHLB advances and other borrowings approximate fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)

Assets Measured at Fair Value on a Recurring Basis:

Assets measured at fair value on a recurring basis are summarized below:

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Assets
Debt Securities Available for sale:
State, county and municipals	$—	$15,964,231	$—	$15,964,231
Mortgage-backed securities GSE residential	—	25,924,471	—	25,924,471
Trust preferred securities	—	—	627,875	627,875

Total debt securities available for sale	—	41,888,702	627,875	42,516,577
Equity securities	—	—	50,000	50,000

Investment securities available for sale	$—	$41,888,702	$677,875	$42,566,577

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets
Debt Securities Available for sale:
U.S. Government sponsored enterprises (GSEs)	$—	$583,691	$—	$583,691
State, county and municipals	—	2,207,732	—	2,207,732
Mortgage-backed securities GSE residential	—	33,543,170	—	33,543,170
Trust preferred securities	—	—	627,875	627,875

Total debt securities available for sale	—	36,334,593	627,875	36,962,468
Equity securities	—	—	50,000	50,000

Investment securities available for sale	$—	$36,334,593	$677,875	$37,012,468

In relation to the securities classified as available-for-sale which are reported at fair value utilizing Level 2 inputs, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The investments in the Company’s portfolio are generally not quoted on an exchange but are actively traded in the secondary institutional markets.

The available-for-sale securities which are reported at fair value using Level 3 inputs are evaluated on a regular basis by management through consideration of the financial condition of the issuer.

There have been no changes in the individual securities, balances or fair values of those available-for-sale securities reported using Level 3 inputs during the years ended December 31, 2011.

Assets Measured at Fair Value on a Nonrecurring Basis:

Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy, for which a nonrecurring change in fair value has been recorded:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)

	December 31, 2011
	Level 1	Level 2	Level 3	Total Gains (Losses)
Impaired loans	$—	$—	$21,155,090	$(2,844,797)
Foreclosed real estate	—	—	998,820	(166,680)

Total	$—	$—	$22,153,910	$(3,011,477)

	December 31, 2010
	Level 1	Level 2	Level 3	Total Gains (Losses)
Impaired loans	$—	$—	$19,201,393	$(6,424,524)
Foreclosed real estate	—	—	1,175,349	(271,788)

Total	$—	$—	$20,376,742	$(6,696,312)

At December 31, 2011, in accordance with the provisions of the loan impairment guidance, individual loans with a carrying value of $23,999,887 were written down to fair value of $21,155,090, resulting in charge offs and specific reserves of $2,844,797. Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may include real estate, or business assets including equipment, inventory and accounts receivable. Write downs of impaired loans are estimated using the present value of the expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

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

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and short term investments	$8,260,115	$8,260,115	$6,530,362	$6,530,362
Securities	43,359,477	43,359,477	38,037,768	38,037,768
Loans, net	215,018,097	217,575,824	230,322,008	233,696,460
Accrued interest receivable	1,087,596	1,087,596	1,124,611	1,124,611

Financial liabilities:
Deposits	276,898,782	276,218,543	275,282,295	277,390,698
Note payable	275,250	275,250	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,499,756	5,500,000	5,521,875
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	895,085	895,085	999,367	999,367

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2011	2010
Security	$338,418	$356,803
Computer expenses	946,362	1,046,775
Audit and professional fees	865,853	797,478
Telephone expenses	152,275	243,817
FDIC insurance assessments	1,101,069	1,416,624
Other real estate expenses	816,217	534,015

NOTE 22.	SUBSEQUENT EVENTS

Subsequent to December 31, 2011, the Company issued a Private Placement Memorandum and commenced the sale of its common stock to accredited investors. As of April 12, 2012, the Company had sold 382,000 shares totaling $955,000 to accredited investors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2011 and 2010:

CONDENSED BALANCE SHEETS

	2011	2010
Assets
Cash	$13,051	$14,584
Investment in subsidiaries	12,115,516	12,935,586
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	73,239	81,639

Total assets	$12,354,806	$13,184,809

Liabilities and Stockholders’ Equity
Other liabilities	$474,872	$264,654
Note payable	275,250	275,250
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	8,201,684	9,241,905

Total liabilities and stockholders’ equity	$12,354,806	$13,184,809

CONDENSED STATEMENTS OF OPERATIONS

	2011	2010
Income
Interest income	$—	$943
Dividends from bank subsidiary	—	25,000
Other income	—	816

Total income	—	26,759

Expense
Interest expense	148,062	144,786
Other expenses	45,413	64,723

Total expenses	193,475	209,509

Income (loss) before income tax benefit and equity in undistributed income (loss) of subsidiaries	(193,475)	(182,750)

Income tax benefit	—	—

Loss before equity in undistributed income (loss) of subsidiaries	(193,475)	(182,750)

Equity in undistributed income (distributions in excess of earnings) of subsidiaries	(1,401,636)	219,780

Net income (loss)	$(1,595,111)	$37,030

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS

	2011	2010
OPERATING ACTIVITIES
Net income (loss)	$(1,595,111)	$37,030
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Earnings) losses of subsidiaries	1,401,636	(244,780)
Net other operating activities	156,462	68,638

Net cash used in operating activities	(37,013)	(139,112)

INVESTING ACTIVITIES
Capital contribution in bank	(75,000)	(193,050)

Net cash used in investing activities	(75,000)	(193,050)

FINANCING ACTIVITIES
Cash dividends received from subsidiary	—	25,000
Proceeds from issuance of common stock from secondary stock offering	110,480	254,450
Proceeds from issuance of common stock under ESOP plan	—	5,750

Net cash provided by financing activities	110,480	285,200

Net decrease in cash	(1,533)	(46,962)

Cash at beginning of year	14,584	61,546

Cash at end of year	$13,051	$14,584

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts ____________________	FAX 404-214-1302 atlanta@nicholscauley.com

Atlanta — Clarkesville — Dublin — Warner Robins
www.nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the consolidated financial statements of Capitol City Bancshares, Inc. and subsidiaries as of and for the year ended December 31, 2011, and our report thereon dated April 12, 2012, which expressed an unqualified opinion on those consolidated financial statements, appears on page 1. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2011, is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Nichols, Cauley and Associates, LLC

Atlanta, Georgia

April 12, 2012

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2011

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$7,029,604	$13,051	$35,830	$(48,881)	$7,029,604
Interest-bearing deposits at other financial institutions	635,511	—	—	—	635,511
Federal funds sold	595,000	—	—	—	595,000
Securities available for sale	42,413,577	153,000	—	—	42,566,577
Restricted equity securities, at cost	792,900	—	—	—	792,900
Investment in subsidiaries	—	12,115,516	—	(12,115,516)	—
Loans, net of unearned income	220,172,602	—	—	—	220,172,602
Less allowance for loan losses	5,154,505	—	—	—	5,154,505

Loans, net	215,018,097	—	—	—	215,018,097

Premises and equipment, net	9,131,104	—	5,945	—	9,137,049
Foreclosed real estate	18,151,601	—	—	—	18,151,601
Other assets	1,880,528	73,239	—	—	1,953,767

Total assets	$295,647,922	$12,354,806	$41,775	$(12,164,397)	$295,880,106

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$28,482,468	$—	$—	$(48,881)	$28,433,587
Interest-bearing	248,465,195	—	—	—	248,465,195

Total deposits	276,947,663	—	—	(48,881)	276,898,782
Note payable	—	275,250	—	—	275,250
Federal Home Loan Bank advances	5,500,000	—	—	—	5,500,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	1,126,518	474,872	—	—	1,601,390

Total liabilities	283,574,181	4,153,122	—	(48,881)	287,678,422

Stockholders’ equity
Preferred Stock	—	1,607,800	—	—	1,607,800
Common Stock	3,192,528	9,833,430	341,000	(3,533,528)	9,833,430
Surplus	22,056,866	130,036	—	(22,056,866)	130,036
Retained deficit	(13,248,655)	(3,442,584)	(299,225)	13,547,880	(3,442,584)
Accumulated other comprehensive income (loss)	73,002	73,002	—	(73,002)	73,002

Total stockholders’ equity	12,073,741	8,201,684	41,775	(12,115,516)	8,201,684

Total liabilities and stockholders’ equity	$295,647,922	$12,354,806	$41,775	$(12,164,397)	$295,880,106

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income:
Loans, including fees	$13,650,673	$—	$—	$—	$13,650,673
Deposits in banks	988	—	—	—	988
Securities	958,586	—	—	—	958,586
Federal funds sold	3,666	—	—	—	3,666

Total interest income	14,613,913	—	—	—	14,613,913

Interest expense:
Deposits	5,525,543	—	—	—	5,525,543
Other borrowings	25,910	148,062	—	—	173,972

Total interest expense	5,551,453	148,062	—	—	5,699,515

Net interest income (loss)	9,062,460	(148,062)	—	—	8,914,398
Provision for loan losses	2,746,000	—	—	—	2,746,000

Net interest income (loss) after provision for loan losses	6,316,460	(148,062)	—	—	6,168,398

Other income:
Service charges on deposit accounts	1,386,243	—	—	—	1,386,243
Other fees and commissions	94,774	—	—	—	94,774
Gain on sales of available for sale securities	403,712	—	—	—	403,712
Gain (loss) on sales of foreclosed real estate	(36,666)	—	—	—	(36,666)
Gain on disposal of premises and equipment	10,549	—	—	—	10,549
Other operating income	504,130	—	—	—	504,130

Total other income	2,362,742	—	—	—	2,362,742

Other expenses:
Salaries and employee benefits	3,645,725	—	—	—	3,645,725
Occupancy and equipment expenses, net	1,155,896	—	3,329	—	1,159,225
Other operating expenses	5,275,928	45,413	(40)	—	5,321,301

Total other expenses	10,077,549	45,413	3,289	—	10,126,251

Loss before income tax benefit and equity in undistributed loss of subsidiaries	(1,398,347)	(193,475)	(3,289)	—	(1,595,111)
Income tax benefits	—	—	—	—	—

Loss before equity in undistributed loss of subsidiaries	(1,398,347)	(193,475)	(3,289)	—	(1,595,111)
Distributions in excess of earnings of subsidiaries	—	(1,401,636)	—	1,401,636	—

Net loss	$(1,398,347)	$(1,595,111)	$(3,289)	$1,401,636	$(1,595,111)