Form 10-K, Exhibit 13
period 2012-12-31
CAPITOL CITY BANCSHARES INC
filed 2013-04-17
CIK 1070295

Exhibit 13.1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2012

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of: Certified Public Accountants Certified Internal Auditors Certified Financial Planners® Certified Valuation Analysts	REPLY TO: 2800 Century Pkwy., Ste. 900 Atlanta, Georgia 30345 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Warner Robins www.nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2012 and 2011, and the related consolidated statements of operations, other comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is operating under regulatory orders to, among other items, increase capital and maintain certain levels of minimum capital. As of December 31, 2012, the Company was not in compliance with these capital requirements. In addition to its deteriorating capital position, the Company has suffered significant losses related to nonperforming assets, and has significant maturities of liabilities within the next twelve months. These matters raise substantial doubt about the ability of Capitol City Bancshares, Inc. and subsidiaries to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Nichols, Cauley and Associates, LLC

Atlanta, Georgia

April 15, 2013

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Cash and due from banks	$7,807,478	$7,029,604
Interest-bearing deposits at other financial institutions	727,124	635,511
Federal funds sold	6,340,000	595,000
Securities available for sale	42,609,727	42,566,577
Restricted equity securities, at cost	691,900	792,900

Loans, net of unearned income	217,650,162	220,172,602
Less allowance for loan losses	(5,389,613)	(5,154,505)

Loans, net	212,260,549	215,018,097

Premises and equipment, net	8,962,223	9,137,049
Foreclosed real estate	19,487,185	18,151,601
Other assets	1,776,673	1,953,767

Total assets	$300,662,859	$295,880,106

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$33,116,883	$28,433,587
Interest-bearing	248,224,450	248,465,195

Total deposits	281,341,333	276,898,782
Note payable	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,726,692	1,601,390

Total liabilities	292,246,275	287,678,422

Stockholders’ equity
Preferred stock, par value $100, 5,000,000 shares authorized
Series A, cumulative, non voting, 10,000 shares issued and outstanding	1,000,000	1,000,000
Series B, cumulative, non voting, 6,078 shares issued and outstanding	607,800	607,800
Series C, cumulative, non voting, 10,000 and -0- shares issued and outstanding, respectively	1,000,000	—
Common stock, par value $1.00; 80,000,000 shares authorized; 10,292,069 and 9,833,430 shares issued and outstanding, respectively	10,292,069	9,833,430
Surplus	801,398	130,036
Retained deficit	(5,236,465)	(3,442,584)
Accumulated other comprehensive income (loss)	(48,218)	73,002

Total stockholders’ equity	8,416,584	8,201,684

Total liabilities and stockholders’ equity	$300,662,859	$295,880,106

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2012 and 2011

	2012	2011
Interest income:
Loans, including fees	$12,329,198	$13,650,673
Deposits in banks	1,518	988
Securities	976,790	958,586
Federal funds sold	1,218	3,666

Total interest income	13,308,724	14,613,913

Interest expense:
Deposits	4,162,717	5,525,543
Other borrowings	180,241	173,972

Total interest expense	4,342,958	5,699,515

Net interest income	8,965,766	8,914,398
Provision for loan losses	1,722,277	2,746,000

Net interest income after provision for loan losses	7,243,489	6,168,398

Other income:
Service charges on deposit accounts	1,465,679	1,386,243
Other fees and commissions	124,227	94,774
Gain on sales of available for sale securities	514,758	403,712
Rental income	377,560	262,898
Gain (loss) on disposal of premises and equipment	(7,453)	10,549
Other operating income	401,586	361,864

Total other income	2,876,357	2,520,040

Other expenses:
Salaries and employee benefits	3,662,659	3,645,725
Occupancy and equipment expenses, net	1,259,633	1,279,857
Loss on sales of foreclosed real estate	37,993	36,666
Other real estate expenses and writedowns	1,711,401	816,217
Other operating expenses	5,179,885	4,505,084

Total other expenses	11,851,571	10,283,549

Loss before income tax benefits	(1,731,725)	(1,595,111)

Income tax benefits	—	—

Net loss	(1,731,725)	(1,595,111)

Preferred stock dividends	(62,156)	(62,156)

Net loss available to common shareholders	$(1,793,881)	$(1,657,267)

Basic losses per common share	$(0.18)	$(0.17)

Diluted losses per common share	$(0.18)	$(0.17)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

Years ended December 31, 2012 and 2011

	2012	2011
Net loss	$(1,731,725)	$(1,595,111)

Other comprehensive income (loss):

Unrealized gains on securities available for sale arising during period	393,538	910,278

Reclassification adjustment for realized gains on securities available for sale arising during the period	(514,758)	(403,712)

Other comprehensive income (loss)	(121,220)	506,566

Comprehensive loss	$(1,852,945)	$(1,088,545)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2012 and 2011

	Preferred Stock		Common Stock		Surplus	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2010	16,078	$1,607,800	9,777,656	$9,777,656	$75,330	$(1,785,317)	$(433,564)	$9,241,905
Net loss	—	—	—	—	—	(1,595,111)	—	(1,595,111)
Issuance of common stock	—	—	55,774	55,774	54,706	—	—	110,480
Dividends declared on cumulative preferred stock	—	—	—	—	—	(62,156)		(62,156)
Other comprehensive income	—	—	—	—	—	—	506,566	506,566

Balance, December 31, 2011	16,078	1,607,800	9,833,430	9,833,430	130,036	(3,442,584)	73,002	8,201,684
Net loss	—	—	—	—	—	(1,731,725)	—	(1,731,725)
Issuance of preferred stock	10,000	1,000,000	—	—	—	—	—	1,000,000
Issuance of common stock	—	—	458,639	458,639	671,362	—	—	1,130,001
Dividends declared on cumulative preferred stock	—	—	—	—	—	(62,156)	—	(62,156)
Other comprehensive loss	—	—	—	—	—	—	(121,220)	(121,220)

Balance, December 31, 2012	26,078	$2,607,800	10,292,069	$10,292,069	$801,398	$(5,236,465)	$(48,218)	$8,416,584

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2012 and 2011

	2012	2011
OPERATING ACTIVITIES
Net loss	$(1,731,725)	$(1,595,111)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	1,007,451	901,918
Provision for loan losses	1,722,277	2,746,000
Net gain on sale of securities available for sale	(514,758)	(403,712)
Other-than-temporary impairment of securities	262,437	—
Loss on sale of foreclosed assets	37,993	36,666
Writedowns of foreclosed real estate	763,358	351,680
(Gain) loss on sale of premises and equipment	7,453	(10,549)
Increase in dividends payable on preferred stock	(62,156)	(62,156)
Decrease in interest receivable	235,993	37,015
Decrease in interest payable	(16,528)	(104,282)
Net other operating activities	82,931	108,156

Net cash provided by operating activities	1,794,726	2,005,625

INVESTING ACTIVITIES
Purchases of securities available for sale	(38,068,420)	(42,396,521)
Proceeds from sales and paydowns of securities available for sale	36,641,601	37,371,320
Proceeds from maturities and calls of securities available for sale	1,010,000	—
Proceeds from sales of restricted equity securities	101,000	232,400
Net increase in interest-bearing deposits at other financial institutions	(91,613)	(180,543)
Net (increase) decrease in federal funds sold	(5,745,000)	135,000
Net (increase) decrease in loans	(815,266)	2,995,562
Capitalized costs on foreclosed real estate	(449,679)	(92,108)
Proceeds from sale of foreclosed real estate	163,281	31,749
Purchase of premises and equipment	(345,811)	(159,182)
Proceeds from disposal of premises and equipment	10,503	13,941

Net cash used in investing activities	(7,589,404)	(2,048,382)

FINANCING ACTIVITIES
Net increase in deposits	4,442,551	1,616,487
Proceeds from issuance of preferred stock	1,000,000	—
Proceeds from issuance of common stock from secondary stock offering	1,120,000	110,480
Proceeds from exercise of stock options	10,001	—

Net cash provided by financing activities	6,572,552	1,726,967

Net increase in cash and due from banks	777,874	1,684,210

Cash and due from banks at beginning of year	7,029,604	5,345,394

Cash and due from banks, end of period	$7,807,478	$7,029,604

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$4,359,486	$5,803,797
Income taxes	$—	$—

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$3,371,256	$10,270,956
Financed sales of foreclosed real estate	$1,708,011	$708,607

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through April 15, 2013, the date these financial statements were issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances were approximately $535,000 and $489,000 at December 31, 2012 and 2011, respectively.

The Bank maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At December 31, 2012 and December 31, 2011, those restricted balances were $2,453,491 and $2,399,858, respectively.

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

Management’s decision to charge off a loan is based on a loan by loan basis according to the facts and circumstances of each loan. The determination to charge off a loan is based on whether or not there is the possibility of full or partial collection from either liquidation of collateral or workout arrangement with the principal(s) or some other parameters. The number of days a loan is delinquent does not necessarily determine the basis for a loan being charged off but helps to determine when the loan will be placed on nonaccrual. If an impaired loan is considered collateral dependent based upon the fair value of the collateral, a partial charge off is recorded to the allowance for loan losses representing the collateral deficiency of the impaired loan. An impaired loan to be considered collateral dependent is when the only source of repayment is from the sale or liquidation of the collateral.

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

Commercial real estate loans – Loans in this segment includes all mortgages and other liens on commercial real estate. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn will have an effect on the credit quality in this segment.

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

In accordance with ASC 740-10 Income Taxes it is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Bank had no uncertain tax positions at December 31, 2012 or 2011. Further, all years subsequent to 2009 remain subject to evaluation. The Company’s 2009 federal tax return is currently subject to an ongoing audit. Such audit could result in additional amounts owed; however, at this time any such amounts are not known or reasonably estimatable.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for federal income tax purposes.

Stock-Based Compensation Plans

At December 31, 2012, the Company has a stock-based employee/director compensation plan which is more fully described in Note 12 of the consolidated financial statements.

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

Stock-Based Compensation Plans (continued)

All outstanding grants were fully vested and there were no options granted during the years ended December 31, 2012 and 2011. Therefore, there were no compensation cost related to share-based payments for the years ended December 31, 2012 and 2011.

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

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2012 and 2011, advertising expense was $112,289 and $93,127, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2011 financial statements in order to be comparable to the December 31, 2012 financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In October 2012, the FASB issued ASU 2012-04, Technical Corrections and Improvement. It makes conforming amendments related to fair value measurement within the ASC as well as other technical corrections covering a broad range of topics. The amendments in the update that did not have transition guidance were effective upon issuance and the amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012, for public entities. The adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

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

The Bank is in substantial compliance with the terms of the Order, with exceptions including compliance with required capital and problem asset levels, specifically other material provisions have been addressed as follows:

i.	Prior to and since the Order, it has been and continues to be the primary focus of the Board of Directors and Bank’s management to get the Bank back on sound financial footing. The Board in general and each committee in particular are taking a more active role in the affairs of the Bank.

ii.	The new Chief Operating Officer, John Turner, has taken on the role and responsibility of enforcement and oversight for compliance with the Order. A quarterly report is submitted on the status of the Bank’s compliance. Additionally, he had an immediate positive impact on the Bank’s overall financial position with the implementation of a number of new fee based products, including a new merchant services program, and organizational cost controls. These actions will obviously have a positive impact on the Bank’s bottom line.

iii.	The committee established for oversight of compliance with the Order is the Compliance Committee, that committee is active and ongoing.

iv.	The Bank is currently below the requisite minimum capital ratios of Tier 1 capital at 8% of total assets and total risk based capital at 10% of total risked based assets. The Bank continues to actively pursue those institutional investors that have made conditional commitments to us. Additionally, the Bank will continue to solicit on an ongoing basis investment from individuals. As these funds are infused, its capital ratios will improve to the required levels.

v.	The Bank’s lending and collection policy has been updated. Additionally, procedures and guidelines have been implemented that strengthens the Bank’s underwriting of loans, especially as relates to the Bank’s loan concentrations in church and c-store loans. The Bank believes these improvements will also positively impact the credit quality of our portfolio as new loans are written and existing credits are reevaluated.

vi.	The Bank has eliminated from its books those loans classified as “loss” and 50% of those classified as “doubtful”. This information is reflected in the Bank’s 2010 financial statements. These charge-offs had a significant impact on its overall allowance for loan losses calculation (ALLL). The Bank continues to evaluate the sufficiency of our allowance for loan losses based on its historical charge offs and related economic conditions.

vii.	The Bank recognizes that it continues to have a high concentration of church and c-store loans. Accordingly, the Bank prepares, on a quarterly basis, a risk analysis not only on those loans but on the entire loan portfolio of the Bank. The report is presented to the Board and submitted to the FDIC as part of the Order.

viii.	The Bank is no longer accepting brokered deposits. The Bank is making every effort to increase our core deposit base through enforcement of loan agreements and offering new and improved depository accounts. The Bank is accepting internet deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS (CONTINUED)

ix.	It is the Bank’s practice to comply with all regulatory and accounting guidelines as relates to the ALLL’s and its adequacy. However, a formal and comprehensive policy is still in the developmental stages.

x.	The Bank’s budget plan has been revised.

xi.	Progress reports are submitted to the Federal Deposit Insurance Corporation and Georgia Department of Banking and Finance on a quarterly basis.

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

The Bank has not achieved the required capital levels mandated by the Order. To date the Bank’s capital preservation activities have included balance sheet restructuring that has included curtailed lending activity, including working to reduce overall concentrations in certain lending areas; working to reduce adversely classified assets; and continuing efforts to raise additional capital. The Company has engaged external advisors and has pursued various capital enhancing transactions and strategies throughout 2012. The Bank’s continuing level of problem loans as of the year ended December 31, 2012 and capital levels continuing to be in the “under capitalized” category of the regulatory framework for prompt corrective action as of December 31, 2012 continue to create substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that any capital raising activities or other measures will allow the Bank to meet the capital levels required in the Order. Non-compliance with the capital requirements of the Order and other provisions of the Order may cause the Bank to be subject to further enforcement actions by the FDIC or the Department.

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

NOTE 4.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2012
U.S. Government sponsored enterprises (GSEs)	$2,000,000	$5,760	$—	$2,005,760
State, county and municipals	9,345,055	88,501	(125,929)	9,307,627
Mortgage-backed securities GSE residential	30,897,452	114,419	(130,969)	30,880,902
Trust preferred securities	365,438	—	—	365,438

Total debt securities	42,607,945	208,680	(256,898)	42,559,727
Equity securities	50,000	—	—	50,000

Total securities	$42,657,945	$208,680	$(256,898)	$42,609,727

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2011
State, county and municipals	$16,076,970	$73,281	$(186,020)	$15,964,231
Mortgage-backed securities GSE residential	25,738,730	201,977	(16,236)	25,924,471
Trust preferred securities	627,875	—	—	627,875

Total debt securities	42,443,575	275,258	(202,256)	42,516,577
Equity securities	50,000	—	—	50,000

Total securities	$42,493,575	$275,258	$(202,256)	$42,566,577

The amortized cost and fair value of debt securities as of December 31, 2012 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$505,306	$511,705
Due from one to five years	3,060,332	3,068,090
Due from five to ten years	3,098,073	3,047,528
Due after ten years	5,046,782	5,051,502
Mortgage-backed securities	30,897,452	30,880,902

	$42,607,945	$42,559,727

Securities with a carrying value of $16,222,527 and $17,070,932 at December 31, 2012 and December 31, 2011, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2012 and 2011 totaled $32,607,712 and $33,881,314 respectively. Gross gains and losses of $514,758 and $-, respectively, were realized on the sales for the year ended December 31, 2012. Gross gains and losses of $405,719 and $(2,007), respectively, were realized on the sales for the year ended December 31, 2011.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at December 31, 2012 and December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (CONTINUED)

	Less Than Twelve Months		Twelve Months or More		Total Unrealized Losses
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2012
State, county and municipals	$6,679,387	$(125,929)	$—	$—	$(125,929)
Mortgage-backed securities GSE residential	17,211,179	(130,969)	—	—	(130,969)

Total securities	$23,890,566	$(256,898)	$—	$—	$(256,898)

December 31, 2011
State, county and municipals	$9,161,795	$(186,020)	$—	$—	$(186,020)
Mortgage-backed securities GSE residential	2,464,959	(16,236)	—	—	(16,236)

Total securities	$11,626,754	$(202,256)	$—	$—	$(202,256)

State, county and municipal securities. There were unrealized losses on seven state and municipal securities resulting from temporary changes in the interest rate market. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its amortized cost bases, which may be maturity, the Company does not consider the investments to be other-than-temporarily impaired at December 31, 2012.

Mortgage-backed securities GSE residential. The unrealized loss on the Company’s investment in eight GSE mortgage-backed securities was caused by interest rate increases. The Company purchased these investments at a discount relative to its face amount, and the contractual cash flows of this investment is guaranteed by an agency of the U.S. Government. Accordingly, it is expected that these securities will not be settled at a price less than the amortized cost base of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost base, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2012.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (CONTINUED)

During the first and third quarters of 2010, the Company recorded an other than temporary impairment charge of $97,500 and $27,625, respectively, on one of its investments in a trust preferred security. During the first quarter of 2012, the Company recognized an additional other than temporary impairment on the same investment of $262,437. As of December 31, 2009, the value of that particular trust preferred security for which other than temporary impairment was recognized was $650,000. Management determined the value of this security declined significantly due to the deteriorating capital levels of the subsidiary banks owned by the owner of the trust preferred security, deteriorating asset quality at the subsidiary institutions, and the subordinated nature of the debt the Company held. The owner of the trust preferred security guarantees the securities; however, its primary assets are its subsidiary institutions. The security has the same cost basis of $262,438 as of December 31, 2012.

NOTE 5.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2012	2011
Unsecured	$822,538	$848,418
Cash Value	3,393,228	3,927,837
Residential Real Estate	24,604,432	31,146,880
Commercial Real Estate	185,352,416	181,117,917
Business Assets	2,621,853	1,821,587
Vehicles	1,686,508	1,948,661
Other	101,655	104,200

	218,582,630	220,915,500
Unearned loan fees	(932,468)	(742,898)
Allowance for loan losses	(5,389,613)	(5,154,505)

Loans, net	$212,260,549	$215,018,097

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

Unsecured – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. Unsecured loans are subject to the lending policies and procedures described in Note 1. Total unsecured loans as of December 31, 2012 were 0.38% of the total loan portfolio.

Cash Value – These are loans fully secured by cash or cash equivalents. Cash value loans are subject to the lending policies and procedures described in Note 1. Total cash value loans as of December 31, 2012 were 1.55% of the total loan portfolio.

Residential Real Estate – These loans include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Residential real estate loans are subject to the lending policies and procedures described in Note 1. Total residential real estate loans as of December 31, 2012 were 11.26% of the total loan portfolio.

Commercial Real Estate – The commercial real estate portfolio represents the largest category of the Company’s loan portfolio. These loans include all mortgages and other liens on commercial real estate. Commercial real estate loans are subject to the lending policies and procedures described in Note 1. Total commercial real estate loans as of December 31, 2012 were 84.80% of the total loan portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business Assets – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory, and accounts receivable. Business assets loans are subject to the lending policies and procedures described in Note 1. Total business assets loans as of December 31, 2012 were 1.20% of the total loan portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

Vehicles – Loans in this segment are secured by motor vehicles. Vehicle loans are subject to the lending policies and procedures described in Note 1. Total vehicle loans as of December 31, 2012 were 0.77% of the total loan portfolio.

Other – Loans in this segment are generally secured by consumer loans, but include all loans that do not belong in one of the other segments. Other loans are subject to the lending policies and procedures described in Note 1. Total other loans as of December 31, 2012 were less than 0.04% of the total loan portfolio.

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2012, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
December 31, 2012
Beginning balance	$97,961	$16,727	$2,083,285	$2,480,770	$299,741	$176,021	$—	$—	$5,154,505
Charge-offs	(25,523)	—	(605,011)	(1,051,727)	(2,087)	(9,633)	—	—	(1,693,981)
Recoveries	2,584	—	66,437	105,116	23,160	9,515	—	—	206,812
Provision	2,480	327	783,513	724,947	156,697	54,313	—	—	1,722,277

Ending balance	$77,502	$17,054	$2,328,224	$2,259,106	$477,511	$230,216	$—	$—	$5,389,613

Ending balance - individually evaluated impairment	$11,060	$17,054	$1,645,625	$1,075,729	$293,697	$81,037	$—	$—	$3,124,202

Loans:
Ending balance (1)	$822,538	$3,393,228	$24,604,432	$185,352,416	$2,621,853	$1,686,508	$101,655	$—	$218,582,630

Ending balance - Loans individually evaluated for impairment	$40,017	$17,054	$13,001,107	$34,805,680	$561,091	$123,984	$—	$—	$48,548,933

(1)	Loan balances presented are gross of unearned loan fees of $932,468.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2011, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
December 31, 2011
Beginning balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764
Charge-offs	(68,717)	—	(1,532,779)	(1,058,851)	(219,264)	(174,728)	—	—	(3,054,339)
Recoveries	9,199	—	190,046	26,853	11,807	1,175	—	—	239,080
Provision	94,459	11,517	1,167,185	1,277,843	190,354	207,815	(5)	(203,168)	2,746,000

Ending balance	$97,961	$16,727	$2,083,285	$2,480,770	$299,741	$176,021	$—	$—	$5,154,505

Ending balance - individually evaluated impairment	$37,861	$17,054	$1,559,888	$942,959	$287,819	$67,891	$—	$—	$2,913,472

Loans:
Ending balance (1)	$848,418	$3,927,837	$31,146,880	$181,117,917	$1,821,587	$1,948,661	$104,200	$—	$220,915,500

Ending balance - Loans individually evaluated for impairment	$65,080	$17,054	$12,180,496	$35,582,735	$650,392	$145,395	$—	$—	$48,641,152

(1)	Loan balances presented are gross of unearned loan fees of $742,898.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

Impaired loans by portfolio segment are as follows:

	As of December 31, 2012
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Unsecured	$44,634	$28,957	$11,060	$40,017	$11,060
Cash value	19,543	—	17,054	17,054	17,054
Residential real estate	15,758,053	6,419,011	6,582,096	13,001,107	1,645,625
Commercial real estate	40,127,425	22,047,391	12,758,289	34,805,680	1,075,729
Business assets	657,529	92,819	468,272	561,091	293,697
Vehicles	165,850	5,529	118,455	123,984	81,037
Other	—	—	—	—	—

	As of December 31, 2011
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Unsecured	$65,080	$27,219	$37,861	$65,080	$37,861
Cash value	17,054	—	17,054	17,054	17,054
Residential real estate	13,754,238	7,738,672	4,441,824	12,180,496	1,559,888
Commercial real estate	37,035,387	18,762,620	16,820,115	35,582,735	942,959
Business assets	650,392	334,973	315,419	650,392	287,819
Vehicles	145,395	62,344	83,051	145,395	67,891
Other	—	—	—	—	—

When the Company measures impairment based on the present value of expected cash flows the changes in the present value of these cash flows on impaired loans are recognized as part of bad-debt expense. Interest income from impaired loans for the years ended December 31, 2012 and 2011, by portfolio segment, is as follows:

	Year ended December 31, 2012		Year ended December 31, 2011
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Unsecured	$52,549	$860	$65,096	$3,582
Cash value	17,054	—	127,981	1,314
Residential real estate	12,590,802	353,218	15,630,196	390,773
Commercial real estate	35,194,208	1,314,075	32,650,297	1,243,184
Business assets	605,742	32,322	1,251,354	31,742
Vehicles	134,690	7,582	160,830	12,539
Other	—	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

A primary credit quality indicator for financial institutions is delinquent balances. Following are the delinquent amounts, by portfolio segment, as of December 31, 2012:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables
Unsecured	$802,020	$20,518	$—	$20,518	$—	$822,538
Cash value	3,373,835	19,393	—	19,393	—	3,393,228
Residential real estate	18,982,218	451,314	135,007	586,321	5,035,893	24,604,432
Commercial real estate	154,822,727	7,691,888	632,367	8,324,255	22,205,434	185,352,416
Business assets	1,555,326	387,218	—	387,218	679,309	2,621,853
Vehicles	1,533,528	145,902	—	145,902	7,078	1,686,508
Other	101,655	—	—	—	—	101,655

	$181,171,309	$8,716,233	$767,374	$9,483,607	$27,927,714	$218,582,630

Following are the delinquent amounts, by portfolio segment, as of December 31, 2011:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables
Unsecured	$680,215	$96,348	$25,358	$121,706	$46,497	$848,418
Cash value	3,627,793	282,990	—	282,990	17,054	3,927,837
Residential real estate	24,875,203	1,340,826	—	1,340,826	4,930,851	31,146,880
Commercial real estate	149,663,226	10,485,170	2,271,985	12,757,155	18,697,536	181,117,917
Business assets	997,810	308,062	—	308,062	515,715	1,821,587
Vehicles	1,679,728	91,771	—	91,771	177,162	1,948,661
Other	104,200	—	—	—	—	104,200

	$181,628,175	$12,605,167	$2,297,343	$14,902,510	$24,384,815	$220,915,500

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. When a loan becomes 90 days past due, it is evaluated to determine if the loan is well-secured and in the process of collection of past due amounts. Loans disclosed as included on nonaccrual status are generally past due over 90 days. However, as of December 31, 2012 one residential real estate loan totaling $246,609, and two commercial real estate loans totaling $885,992 were past due less than 90 days and carried as nonaccrual at management’s discretion based on the afore mentioned qualifications. As of December 31, 2012 loans past due over 90 and still accruing have been examined by management to ensure they are well-secured and in the process of collection of past due amounts.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

The following table presents the Company’s loans by risk rating, before unearned loan fees, at December 31, 2012:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$900	$27,496	$—	$—	$—	$—	$—	$28,396
Grade 2 (Superior)	16,163	220,824	—	339,757	—	3,969	—	580,713
Grade 3 (Acceptable-Average)	678,806	3,061,567	9,685,196	111,762,353	1,758,313	1,295,909	—	128,242,144
Grade 4 - Fair (Watch)	—	66,287	980,562	5,477,217	—	18,387	—	6,542,453
Grade 5 (Special Mention)	—	—	860,863	16,236,103	288,068	175,254	—	17,560,288
Grade 6 (Substandard)	126,669	—	13,077,811	51,536,986	575,472	192,989	101,655	65,611,582
Grade 7 (Doubtful)	—	—	—	—	—	—	—	—
Grade 8 (Loss)	—	17,054	—	—	—	—	—	17,054

	$822,538	$3,393,228	$24,604,432	$185,352,416	$2,621,853	$1,686,508	$101,655	$218,582,630

The following table presents the Company’s loans by risk rating at December 31, 2011:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$15,490	$27,296	$—	$—	$—	$—	$—	$42,786
Grade 2 (Superior)	20,127	190,867	—	354,446	—	18,929	—	584,369
Grade 3 (Acceptable-Average)	575,653	3,574,692	12,193,364	119,006,553	539,117	1,389,332	—	137,278,711
Grade 4 - Fair (Watch)	63,473	72,988	1,940,701	6,166,739	308,062	55,803	104,200	8,711,966
Grade 5 (Special Mention)	14,162	—	3,013,965	12,125,628	301,423	253,112	—	15,708,290
Grade 6 (Substandard)	159,513	61,994	13,892,036	43,464,551	672,985	231,381	—	58,482,460
Grade 7 (Doubtful)	—	—	106,814	—	—	104	—	106,918
Grade 8 (Loss)	—	—	—	—	—	—	—	—

	$848,418	$3,927,837	$31,146,880	$181,117,917	$1,821,587	$1,948,661	$104,200	$220,915,500

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

At the time a loan is restructured, the Company considers the existing and anticipated cash flows and recent payment history to determine whether a restructured loan will accrue interest. Once a loan is restructured, missed payment under the revised note is an indication the customer is experiencing further cash flow difficulties, and therefore a restructure would immediately go to nonaccrual status. From time to time the Company has modified

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

loans and not accounted for them as troubled debt restructurings. Given the current economic environment, especially with respect to interest rates, there have been instances where a good customer has come in to renegotiate for a more favorable rate or one more in line with market rates. Given this and similar circumstances we have made concessions to keep the relationship. In such cases these are not and will not be accounted for or reported as a TDR. Before any loan is modified and considered as a Troubled Debt Restructure, a thorough analysis is performed on current financial information and collateral valuation to derive a payment schedule that is supported by cash flows. The existing and anticipated cash flows and recent payment history will determine whether the loan will accrue interest or not.

The Company’s TDRs as of December 31, 2012 and 2011 are presented below based on their status as performing or non-performing in accordance with the restructured terms:

	2012	2011
Performing TDRs	$15,166,660	$13,360,284
Non-performing TDRs	6,472,817	7,832,091

Total TDRs	$21,639,477	$21,192,375

TDRs quantified by loan type and classified separately as accrual and non-accrual are presented below:

	December 31, 2012
	Accruing	Non-Accrual	Total
Unsecured	$—	$—	$—
Cash value	—	—	—
Residential real estate	6,276,108	1,533,958	7,810,066
Commercial real estate	8,880,336	4,938,859	13,819,195
Business assets	10,216	—	10,216
Vehicles	—	—	—
Other	—	—	—

Total TDRs	$15,166,660	$6,472,817	$21,639,477

	December 31, 2011
	Accruing	Non-Accrual	Total
Unsecured	$—	$13,604	$13,604
Cash value	—	—	—
Residential real estate	4,935,018	—	4,935,018
Commercial real estate	11,142,281	5,083,439	16,225,720
Business assets	12,205	—	12,205
Vehicles	5,828	—	5,828
Other	—	—	—

Total TDRs	$16,095,332	$5,097,043	$21,192,375

The Company’s policy is to return non-accrual TDR loans to accrual status when all the principal and interest amounts contractually due, pursuant to its modified terms, are brought current and future payments are reasonably assured. The policy also considers payment history of the borrower, but is not dependent upon a specific number of payments.

The Company recorded $536,111 and $726,270 in specific reserves as of December 31, 2012 and 2011, respectively. The Company recognized $204,143 in charge offs on TDR loans during the year ended December 31, 2012 and no charge offs for the year ended December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (CONTINUED)

Loans are modified to minimize loan losses when the Company believes the modification will improve the borrower’s financial condition and ability to repay the loan. The Company typically does not forgive principal. The Company generally either defers, or decreases monthly payments for a temporary period of time. A summary of the types of concessions made as of December 31, 2012 and 2011 are presented in the table below:

	2012	2011
Lowered interest rate and/or payment amount	$8,195,283	$5,767,702
Interest only payment terms	3,434,438	3,476,659
Interest only & rate reduction	748,324	935,697
Waived interest and/or late fees	3,282,608	5,478,899
A&B note structure	1,429,139	1,015,693
Substitution of debtor	4,549,685	4,517,725

Total TDRs	$21,639,477	$21,192,375

The following table presents loans modified as TDRs by class and related recorded investment, which includes accrued interest and fees on accruing loans, in those loans as of December 31, 2012 and 2011:

	2012		2011
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Unsecured	—	$—	1	$13,604
Cash value	—	—	—	—
Residential real estate	9	7,865,546	5	4,949,688
Commercial real estate	20	13,881,050	22	16,320,317
Business assets	1	10,896	2	12,799
Vehicles	—	—	2	6,017
Other	—	—	—	—

Total TDRs	30	$21,757,492	32	$21,302,425

There have been no loans modified as TDRs within the past twelve months for which there was a payment default within the twelve month period ended December 31, 2012.

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2012 are as follows:

Balance, beginning of year	$2,870,488
Advances	1,106,270
Repayments	(295,509)
Change in related parties	3,916,765

Balance, end of year	$7,598,014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2012	2011
Land	$1,359,497	$1,359,497
Buildings and improvements	9,172,868	8,931,190
Furniture and equipment	4,542,210	4,486,276

	15,074,575	14,776,963
Accumulated depreciation	(6,112,352)	(5,639,914)

	$8,962,223	$9,137,049

Depreciation expense was $502,681 and $520,548 for the years ended December 31, 2012 and 2011, respectively.

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

The following represents the minimum monthly lease payments under noncancelable operating leases:

2013	$23,400
2014	14,850
2015	12,000
2016	12,000
2017	5,000

Total	$67,250

Total rental expense for the years ended December 31, 2012 and 2011 was $71,033 and $71,544, respectively.

NOTE 7.	FORECLOSED REAL ESTATE

A summary of foreclosed real estate are presented as follows:

	Years Ended December 31,
	2012	2011
Balance, beginning of year	$18,151,601	$8,917,239
Additions	3,371,256	10,270,956
Capitalized expenses	449,679	92,108
Writedowns	(763,358)	(351,680)
Sales	(163,281)	(31,749)
Internally financed sales	(1,708,011)	(708,607)
Net gain (loss) on sales	(37,993)	(36,666)
Deferred gain on sale	187,292	—

Balance, end of year	$19,487,185	$18,151,601

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	FORECLOSED REAL ESTATE (CONTINUED)

Included in the amount of writedowns above are direct charges related to specifically identified declines in value of $33,139 and $166,680 for the years ended December 31, 2012 and 2011, respectively. During the year ended December 31, 2012, the general reserve was funded by $730,219 for probable losses related to selling and holding costs. During the year ended December 31, 2011, a general reserve of $185,000 was established for probable losses related to selling and holding costs.

As of December 31, 2012 and 2011, deferred gains on sales of foreclosed real estate of $396,962 and $312,950, respectively are included in the balance sheet as a reduction of loans.

(Income) expenses applicable to foreclosed real estate include the following:

	Years Ended December 31,
	2012	2011
Net loss on sales of real estate	$37,993	$36,666
Operating expenses, net of rental income	697,952	705,966

Total	$735,945	$742,632

NOTE 8.	DEPOSITS

Deposit account balances at December 31, 2012 and 2011 are summarized as follows:

	2012	2011
Non-interest bearing	$33,116,883	$28,433,587
Interest-bearing demand	4,835,768	5,513,729
Money market	20,595,812	22,220,023
Individual savings	10,632,569	9,567,472
Time deposits $100,000 or greater	137,865,996	126,350,997
Other time deposits	74,294,305	84,812,974

Total	$281,341,333	$276,898,782

The scheduled maturities of time deposits at December 31, 2012 are as follows:

2013	$117,237,648
2014	51,721,125
2015	20,519,434
2016	8,230,852
2017 and thereafter	14,451,242

Total	$212,160,302

At December 31, 2012 and 2011, the Company had brokered deposits of $6,171,499 and $13,854,654, respectively.

At December 31, 2012 and 2011, overdraft demand deposits reclassified to loans totaled $71,909 and $62,961, respectively.

NOTE 9.	NOTE PAYABLE

The Company has a line of credit with a financial institution that was later taken into receivership in 2010. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2012 and 2011, total borrowings under this line of credit were $275,250.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	NOTE PAYABLE (CONTINUED)

On April 10, 2009, certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest. Payments totaling $91,750 were due in 2011 and $183,500 were due in 2010, but were not paid and a waiver has not been provided by the lender due to the receivership of the originating institution. At December 31, 2012, the Company remains in the process of renewing the note subject to regulatory approval of the proposed terms and conditions. Under the terms of the note, the lender has the right to call the note due and payable; however, payment of such would likely be subject to regulatory approval of the FDIC since the source of payments of this note is from the holding company which derives its cash from dividends paid from the Bank. However, as of December 31, 2012, the Bank is unable to pay dividends to the holding company due to the consent order with the FDIC.

Contractual maturities of the note payable are as follows:

2013	$275,250
2014	—

Total	$275,250

NOTE 10.	OTHER BORROWINGS

At December 31, 2012, the Company had a federal fund line available with a correspondent bank of $5,000,000. The Company also had an available repurchase line with a correspondent bank of $10,000,000 and a borrowing capacity through the Federal Reserve Discount Window of $2,261,024. The availability through the Federal Reserve Discount Window is secured by one investment security available for sale with a carrying value of $2,553,994 at December 31, 2012.

FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and specific loans with total unpaid principal of $17,519,320. As of December 31, 2012 and 2011, the Company had advances outstanding with the FHLB totaling $5,500,000. As of December 31, 2012, advances had a weighted average rate of 0.37% and mature on various dates between April 3, 2013 and July 19, 2013.

On May 10, 2010, the Company was notified by the FHLB that, based on the current financial and operating condition of the Company, all credit availability of the Company with the FHLB had been rescinded. Additionally, the Company is also now required to provide all collateral underlying existing advances outstanding for safekeeping at the FHLB. On March 23, 2011, the Company was notified that its credit availability had been reinstated, for a maximum of 4% of the total assets of the Bank. At December 31, 2012, the Company had credit availability with FHLB of $6,276,974.

NOTE 11.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (3.61% at December 31, 2012). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

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

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 3.61% at December 31, 2012. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The Company has exercised its right to defer payment of interest on the Debentures beginning during the first quarter of 2010, continuing through December 31, 2012. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2012 and 2011 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2012 and 2011 was $3,403,000.

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

A summary of stock option activity under the Plan as of December 31, 2012 and 2011, and changes during the years then ended is presented below:

December 31, 2012	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2012	178,656	$0.94
Granted	—	—
Forfeited	(24,000)	0.94
Expired	(37,361)	0.94
Exercised	(10,639)	0.94

Outstanding at December 31, 2012	106,656	$0.94	0.25

Vested at December 31, 2012	106,656	$0.94	0.25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	EMPLOYEE BENEFIT PLANS (CONTINUED)

December 31, 2011	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2011	178,656	$0.94
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2011	178,656	$0.94	1.0

Vested at December 31, 2011	178,656	$0.94	1.0

There was no compensation cost related to share-based payments for the years ended December 31, 2012 and 2011.

Shares available for future stock options grants to employees and directors under existing plans were 633,600 at December 31, 2012. At December 31, 2012, the aggregate intrinsic value of options outstanding and exercisable was $262,527.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2012 and 2011, no shares were purchased under the plan. A total of 7,440 shares have been purchased under the plan as of December 31, 2012.

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2012 and 2011 amounted to $88,001 and $81,732, respectively.

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

On March, 19, 2012, the Company began accepting the subscriptions of several investors in a private placement offering to accredited investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 and 506 of Regulation D under the Securities Act. The Company is offering a maximum of 1,000,000 shares of its common stock at a price of $2.50 per share. If all of the shares are purchased, the total raised would be $2.5 million, less offering expenses of approximately $10,000. The offering closed in 2012 and 448,000 shares were sold for $1,120,000.

On April 24, 2012, the Company entered into an agreement with SunTrust Bank to sell 10,000 shares of Series C cumulative nonvoting, $100 par value preferred stock for cash consideration of $1,000,000. No underwriting

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

discounts or commissions were paid. The transaction was exempt under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The proceeds were used to inject capital into the Company’s subsidiary bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	INCOME TAXES

Income tax benefit consists of the following:

Years Ended December 31,
	2012	2011
Current	$—	$—
Deferred	—	—

Income tax benefit	$—	$—

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2012	2011
Tax benefit at statutory federal rate	$(588,787)	$(542,338)
Tax-free income	(18,685)	(5,130)
Disallowed interest expense	1,711	562
State income tax benefit	(65,861)	(59,153)
Valuation allowance	662,175	597,497
Other items, net	9,447	8,562

Income tax benefit	$—	$—

The components of the net deferred tax asset, included in other assets, are as follows:

	Years Ended December 31,
	2012	2011
Deferred tax assets:
Loan loss reserves	$1,078,736	$1,058,955
Reserve for other real estate	495,163	494,783
Income tax loss carryover	2,644,960	2,045,540
Other	9,130	6,252

	4,227,989	3,605,530

Deferred tax liabilities:
Depreciation	166,103	205,819

Valuation allowance	(4,061,886)	(3,399,711)

Net deferred tax assets	$—	$—

The Company has net operating loss carryforwards expiring in 2029, if not utilized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	LOSSES PER COMMON SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share:

	Years Ended December 31,
	2012	2011
Net loss available to common shareholders	$(1,793,881)	$(1,657,267)

Weighted average common shares outstanding	10,167,367	9,818,338
Net effect of the assumed exercise of stock options based on the treasury stock method using the average market price for the period	104,843	111,481

Average number of common shares outstanding used to calculate diluted earnings per common share	10,292,210	9,929,819

Weighted average common shares outstanding are used in the diluted earnings per share calculation for the years ended December 31, 2012 and 2011, as there was a net loss, and inclusion of common stock equivalents would have been anti-dilutive.

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

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2012	2011
Commitments to extend credit	$4,733,000	$4,196,000
Financial standby letters of credit	503,000	544,000
Other standby letters of credit	488,000	340,000

	$5,724,000	$5,080,000

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

At December 31, 2012 and 2011, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2012 and 2011.

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

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or net assets, as defined, which amounted to approximately $2,800,000 at December 31, 2012.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 19.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2012, no dividends could be declared without regulatory approval.

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

On January 13, 2010, the Company received a consent order (“order”) from the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

i.	Tier I capital at least equal to 8% of total average assets;

ii.	Total risk-based capital at least equal to 10% of total risk-weighted assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	REGULATORY MATTERS (CONTINUED)

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

As of December 31, 2012, the Bank’s capital amounts and ratios fall under the category of “under capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2012:
Total Capital to Risk Weighted Assets:
Consolidated	$14,435	5.55%	$20,818	8.00%	N/A	N/A
Bank	$15,758	6.06%	$20,800	8.00%	$26,000	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$11,159	4.29%	$10,409	4.00%	N/A	N/A
Bank	$12,482	4.80%	$10,400	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$11,159	3.79%	$11,788	4.00%	N/A	N/A
Bank	$12,482	4.24%	$11,779	4.00%	$23,558	8.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	REGULATORY MATTERS (CONTINUED)

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2011:
Total Capital to Risk Weighted Assets:
Consolidated	$14,075	5.47%	$20,585	8.00%	N/A	N/A
Bank	$15,237	5.93%	$20,566	8.00%	$25,708	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$10,837	4.21%	$10,292	4.00%	N/A	N/A
Bank	$12,000	4.67%	$10,283	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$10,837	3.62%	$11,961	4.00%	N/A	N/A
Bank	$12,000	4.02%	$11,952	4.00%	$23,904	8.00%

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES

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

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)

Assets and Liabilities Measured at Fair Value:

Assets measured at fair value are summarized below:

	December 31, 2012
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Assets
Recurring fair value measurements:
Debt securities available for sale:
U.S. Government sponsored enterprises (GSEs)	$2,005,760	$—	$2,005,760	$—
State, county and municipals	9,307,627	—	9,307,627	—
Mortgage-backed securities GSE residential	30,880,902	—	30,880,902	—
Trust preferred securities	365,438	—	—	365,438

Total debt securities available for sale	42,559,727	—	42,194,289	365,438
Equity securities	50,000	—	—	50,000

Investment securities available for sale	$42,609,727	$—	$42,194,289	$415,438

Nonrecurring fair value measurements:
Impaired loans	$25,525,940	$—	$—	$25,525,940	$(1,848,164)
Foreclosed real estate	5,412,435	—	—	5,412,435	(802,157)

Total nonrecurring fair value measurements	$30,938,375	$—	$—	$30,938,375	$(2,650,321)

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value at December 31, 2012:

	Quantitative Information About Level 3 Fair Value Measurements
Asset Description	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired loans	$25,525,940	Appraisal of collateral (1)	Liquidation expenses (2)	0.0% to-8.0% (-6.89%)

			Discount for lack of marketability and age of appraisal	0.0% to-92.0% (3.39%)

Foreclosed real estate	$5,412,435	Appraisal (1)	Liquidation expenses (2)	0.0% to-7.0% (-6.9%)

			Discount for lack of marketability and age of appraisal	0.0% to-18.0% (1.3%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors including estimated liquidation expenses. The range of adjustments including liquidation expenses is presented as a percent of the appraisal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2011
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Assets
Recurring fair value measurements:
Debt securities available for sale:
State, county and municipals	$15,964,231	$—	$15,964,231	$—
Mortgage-backed securities GSE residential	25,924,471	—	25,924,471	—
Trust preferred securities	627,875	—	—	627,875

Total debt securities available for sale	42,516,577	—	41,888,702	627,875
Equity securities	50,000	—	—	50,000

Investment securities available for sale	$42,566,577	$—	$41,888,702	$677,875

Nonrecurring fair value measurements:
Impaired loans	$21,155,090	$—	$—	$21,155,090	$(2,844,797)
Foreclosed real estate	998,820	—	—	998,820	(166,680)

Total nonrecurring fair value measurements	$22,153,910	$—	$—	$22,153,910	$(3,011,477)

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

Presented below are the changes in the individual securities, balances or fair values of those available-for-sale securities reported using Level 3 inputs for the year ended December 31, 2012 and for the year ended December 31, 2011:

	December 31, 2012			December 31, 2011
	Debt Securities Available for Sale	Equity Securities	Total	Debt Securities Available for Sale	Equity Securities	Total
Opening Balance	$627,875	$50,000	$677,875	$627,875	$50,000	$677,875
Total gains or losses for the period
Loss on OTTI Impairment included in earnings	(262,437)	—	(262,437)	—	—	—
Included in other comprehensive income	—	—	—	—	—	—

Closing Balance	$365,438	$50,000	$415,438	$627,875	$50,000	$677,875

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)

Foreclosed real estate is adjusted to fair value upon transfer of the loans to foreclosed real estate. Subsequently, foreclosed real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed real estate as nonrecurring Level 3. Valuation of foreclosed real estate presented as nonrecurring Level 3 is based upon unobservable inputs developed by management through consideration of changes in the real estate market and estimates of cost associated with selling or holding the property. Due to fluctuations in market conditions, these inputs can range widely.

The Company did not identify any liabilities that are required to be presented at fair values as of December 31, 2012 and as of December 31, 2011.

The carrying amount and fair values for other financial instruments that are not measured at fair value on a recurring basis at December 31, 2012 and December 31, 2011, are as follows:

	December 31, 2012
	Carrying Amount	Fair Value Level
		Level 1	Level 2	Level 3	Total
Financial assets:
Interest-bearing deposits at other financial institutions	$727,124	$727,124	$—	$—	$727,124
Federal funds sold	6,340,000	6,340,000	—	—	6,340,000
Restricted equity securities	691,900	—	691,900	—	691,900
Loans, net	212,260,549	—	—	212,704,841	212,704,841
Financial liabilities:
Deposits	281,341,333	—	283,707,789	—	283,707,789
Note payable	275,250	—	—	275,250	275,250
Federal Home Loan Bank advances	5,500,000	—	5,495,163	—	5,495,163
Company guaranteed trust preferred securities	3,403,000	—	—	3,403,000	3,403,000

	December 31, 2011
	Carrying Amount	Fair Value
Financial assets:
Interest-bearing deposits at other financial institutions	$635,511	$635,511
Federal funds sold	595,000	595,000
Restricted equity securities	792,900	792,900
Loans, net	215,018,097	217,575,824
Financial liabilities:
Deposits	276,898,782	276,218,543
Note payable	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,499,756
Company guaranteed trust preferred securities	3,403,000	3,403,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2012	2011
Security	$350,812	$338,418
Computer expenses	1,054,511	946,362
Audit and professional fees	1,002,264	865,853
Telephone expenses	159,583	152,275
FDIC insurance assessments	1,010,325	1,101,069

NOTE 22.	SUBSEQUENT EVENTS

The Company performed an evaluation of subsequent events through April 15, 2013, the date upon which the Company’s financial statements were available for issue. The Company has not evaluated subsequent events after this date.

Effective February 4, 2013, the Company’s $5,000,000 federal funds line of credit with a correspondent bank was closed.

Subsequent to December 31, 2012, the Company discovered a material misappropriation of cash due to suspected collusion of employees. Management is working diligently with the appropriate authorities in this matter and believes that this misappropriation is fully covered, less appropriate deductibles, by its insurance policies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2012 and 2011:

CONDENSED BALANCE SHEETS

	2012	2011
Assets
Cash	$4,817	$13,051
Investment in subsidiaries	12,568,312	12,115,516
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	64,839	73,239

Total assets	$12,790,968	$12,354,806

Liabilities and Stockholders’ Equity
Other liabilities	$696,134	$474,872
Note payable	275,250	275,250
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	8,416,584	8,201,684

Total liabilities and stockholders’ equity	$12,790,968	$12,354,806

CONDENSED STATEMENTS OF OPERATIONS

	2012	2011
Income
Interest income	$212	$—
Dividends from bank subsidiary	—	—
Other income	—	—

Total income	212	—

Expense
Interest expense	159,106	148,062
Other expenses	118,096	45,413

Total expenses	277,202	193,475

Income (loss) before income tax benefit and equity in undistributed income (loss) of subsidiaries	(276,990)	(193,475)

Income tax benefit	—	—

Loss before equity in undistributed income (loss) of subsidiaries	(276,990)	(193,475)

Equity in undistributed income (distributions in excess of earnings) of subsidiaries	(1,454,735)	(1,401,636)

Net income (loss)	$(1,731,725)	$(1,595,111)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS

	2012	2011
OPERATING ACTIVITIES
Net income (loss)	$(1,731,725)	$(1,595,111)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Earnings) losses of subsidiaries	1,454,735	1,401,636
Net other operating activities	—	156,462

Net cash used in operating activities	(276,990)	(37,013)

INVESTING ACTIVITIES
Capital contribution in bank	(1,851,245)	(75,000)

Net cash used in investing activities	(1,851,245)	(75,000)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock	1,000,000	—
Proceeds from issuance of common stock from secondary stock offering	1,120,001	110,480
Proceeds from exercise of stock options	10,001	—

Net cash provided by financing activities	2,120,001	110,480

Net decrease in cash	(8,234)	(1,533)

Cash at beginning of year	13,051	14,584

Cash at end of year	$4,817	$13,051

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of: Certified Public Accountants Certified Internal Auditors Certified Financial Planners® Certified Valuation Analysts	REPLY TO: 2800 Century Pkwy., Ste. 900 Atlanta, Georgia 30345 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Warner Robins www.nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the consolidated financial statements of Capitol City Bancshares, Inc. and subsidiaries as of and for the year ended December 31, 2012, and our report thereon dated April 15, 2013, which expressed an unqualified opinion on those consolidated financial statements, appears on page 1. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2012, is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Nichols, Cauley and Associates, LLC

Atlanta, Georgia

April 15, 2013

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2012

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$7,807,478	$4,817	$35,770	$(40,587)	$7,807,478
Interest-bearing deposits at other financial institutions	727,124	—	—	—	727,124
Federal funds sold	6,340,000	—	—	—	6,340,000
Securities available for sale	42,456,727	153,000	—	—	42,609,727
Restricted equity securities, at cost	691,900	—	—	—	691,900
Investment in subsidiaries	—	12,568,312	—	(12,568,312)	—
Loans, net of unearned income	217,650,162	—	—	—	217,650,162
Less allowance for loan losses	5,389,613	—	—	—	5,389,613

Loans, net	212,260,549	—	—	—	212,260,549

Premises and equipment, net	8,959,607	—	2,616	—	8,962,223
Foreclosed real estate	19,487,185	—	—	—	19,487,185
Other assets	1,711,834	64,839	—	—	1,776,673

Total assets	$300,442,404	$12,790,968	$38,386	$(12,608,899)	$300,662,859

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$33,157,470	$—	$—	$(40,587)	$33,116,883
Interest-bearing	248,224,450	—	—	—	248,224,450

Total deposits	281,381,920	—	—	(40,587)	281,341,333
Note payable	—	275,250	—	—	275,250
Federal Home Loan Bank advances	5,500,000	—	—	—	5,500,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	1,030,558	696,134	—	—	1,726,692

Total liabilities	287,912,478	4,374,384	—	(40,587)	292,246,275

Stockholders’ equity
Preferred Stock	—	2,607,800	—	—	2,607,800
Common Stock	3,192,528	10,292,069	341,000	(3,533,528)	10,292,069
Surplus	24,085,617	801,398	—	(24,085,617)	801,398
Retained deficit	(14,700,001)	(5,236,465)	(302,614)	15,002,615	(5,236,465)
Accumulated other comprehensive income (loss)	(48,218)	(48,218)	—	48,218	(48,218)

Total stockholders’ equity	12,529,926	8,416,584	38,386	(12,568,312)	8,416,584

Total liabilities and stockholders’ equity	$300,442,404	$12,790,968	$38,386	$(12,608,899)	$300,662,859

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income:
Loans, including fees	$12,329,198	$—	$—	$—	$12,329,198
Deposits in banks	1,518	212	—	(212)	1,518
Securities	976,790	—	—	—	976,790
Federal funds sold	1,218	—	—	—	1,218

Total interest income	13,308,724	212	—	(212)	13,308,724

Interest expense:
Deposits	4,162,929	—	—	(212)	4,162,717
Other borrowings	21,135	159,106	—	—	180,241

Total interest expense	4,184,064	159,106	—	(212)	4,342,958

Net interest income (loss)	9,124,660	(158,894)	—	—	8,965,766
Provision for loan losses	1,722,277	—	—	—	1,722,277

Net interest income (loss) after provision for loan losses	7,402,383	(158,894)	—	—	7,243,489

Other income:
Service charges on deposit accounts	1,465,679	—	—	—	1,465,679
Other fees and commissions	124,227	—	—	—	124,227
Gain on sales of available for sale securities	514,758	—	—	—	514,758
Rental income	377,560	—	—		377,560
Gain (loss) on disposal of premises and equipment	(7,453)	—	—	—	(7,453)
Other operating income	401,586	—	—	—	401,586

Total other income	2,876,357	—	—	—	2,876,357

Other expenses:
Salaries and employee benefits	3,662,659	—	—	—	3,662,659
Occupancy and equipment expenses, net	1,256,304	—	3,329	—	1,259,633
Loss on sales of foreclosed real estate	37,993	—	—	—	37,993
Other real estate expenses and writedowns	1,711,401	—	—	—	1,711,401
Other operating expenses	5,061,729	118,096	60	—	5,179,885

Total other expenses	11,730,086	118,096	3,389	—	11,851,571

Loss before income tax benefit and equity in undistributed loss of subsidiaries	(1,451,346)	(276,990)	(3,389)	—	(1,731,725)
Income tax benefits	—	—	—	—	—

Loss before equity in undistributed loss of subsidiaries	(1,451,346)	(276,990)	(3,389)	—	(1,731,725)
Equity in undistributed loss of subsidiaries	—	(1,454,735)	—	1,454,735	—

Net loss	$(1,451,346)	$(1,731,725)	$(3,389)	$(1,454,735)	$(1,731,725)