Form 10-K, Exhibit 13
period 2013-12-31
CAPITOL CITY BANCSHARES INC
filed 2014-03-31
CIK 1070295

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We were engaged to audit the accompanying consolidated balance sheet of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2013, and the related consolidated statements of operations, other comprehensive loss, stockholders’ equity, and cash flows for the year then ended. We have audited the accompanying consolidated balance sheet of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2012, and the related consolidated statements of operations, other comprehensive loss, stockholders’ equity, and cash flows for the year then ended. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. These consolidated financial statements are the responsibility of the Company’s management.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is operating under regulatory orders to, among other items, increase capital and maintain certain levels of minimum capital. As of December 31, 2013, the Company was not in compliance with these capital requirements. In addition to its deteriorating capital position, the Company has suffered significant losses related to nonperforming assets, and has significant maturities of liabilities within the next twelve months. These matters raise substantial doubt about the ability of Capitol City Bancshares, Inc. and subsidiaries to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because of the significance of the uncertainty described in the preceding paragraph, we are unable to express, and we do not express, an opinion on the consolidated financial statements as of December 31, 2013 and for the year then ended.

In our opinion dated April 15, 2013, the consolidated financial statements as of and for the year ended December 31, 2012 present fairly, in all material respects, the consolidated financial position of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2012, and the results of operations and its cash flows for the year ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Nichols, Cauley & Associates, LLC
Atlanta, GA

March 28, 2014

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets

Cash and due from banks	$12,743,850	$7,807,478
Interest-bearing deposits at other financial institutions	507,286	727,124
Federal funds sold	294,000	6,340,000
Securities available for sale	38,805,780	42,609,727
Restricted equity securities, at cost	608,700	691,900

Loans, net of unearned income	209,469,729	217,650,162
Less allowance for loan losses	(6,231,422)	(5,389,613)
Loans, net	203,238,307	212,260,549

Premises and equipment, net	8,590,361	8,962,223
Foreclosed real estate	20,463,980	19,487,185
Other assets	1,721,562	1,776,673

Total assets	$286,973,826	$300,662,859

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Noninterest-bearing	$29,581,206	$33,116,883
Interest-bearing	245,807,660	248,224,450
Total deposits	275,388,866	281,341,333
Note payable	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,702,305	1,726,692
Total liabilities	286,269,421	292,246,275

Stockholders' equity
Preferred stock, par value $100, 5,000,000 shares authorized
Series A, cumulative, non voting, 10,000 shares issued and outstanding	1,000,000	1,000,000
Series B, cumulative, non voting, 6,078 shares issued and outstanding	607,800	607,800
Series C, cumulative, non voting, 10,000 shares issued and outstanding	1,000,000	1,000,000
Common stock, par value $1.00; 80,000,000 shares authorized; 10,376,069 and 10,292,069 shares issued and outstanding, respectively	10,376,069	10,292,069
Surplus	927,398	801,398
Retained deficit	(10,768,281)	(5,236,465)
Accumulated other comprehensive loss	(2,438,581)	(48,218)
Total stockholders' equity	704,405	8,416,584

Total liabilities and stockholders' equity	$286,973,826	$300,662,859

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2013 and 2012

	2013	2012
Interest income:
Loans, including fees	$10,597,816	$12,329,198
Deposits in banks	698	1,518
Securities	769,356	976,790
Federal funds sold	14,345	1,218
Total interest income	11,382,215	13,308,724

Interest expense:
Deposits	3,202,830	4,162,717
Other borrowings	176,261	180,241
Total interest expense	3,379,091	4,342,958
Net interest income	8,003,124	8,965,766
Provision for loan losses	3,600,000	1,722,277
Net interest income after provision for loan losses	4,403,124	7,243,489

Other income:
Service charges on deposit accounts	1,527,864	1,465,679
Other fees and commissions	86,466	124,227
Gain on sales of available for sale securities	392,346	514,758
Rental income	413,040	377,560
Gain (loss) on disposal of premises and equipment	72,857	(7,453)
Other operating income	563,935	401,586
Total other income	3,056,508	2,876,357

Other expenses:
Salaries and employee benefits	3,714,406	3,662,659
Occupancy and equipment expenses, net	1,203,123	1,259,633
Loss on sales of foreclosed real estate	325,609	37,993
Other real estate expenses and writedowns	1,563,646	1,711,401
Other operating expenses	6,154,908	5,179,885
Total other expenses	12,961,692	11,851,571

Loss before income tax benefits	(5,502,060)	(1,731,725)

Income tax benefits	-	-
Net loss	(5,502,060)	(1,731,725)

Preferred stock dividends	(29,756)	(62,156)
Net loss available to common shareholders	$(5,531,816)	$(1,793,881)

Basic losses per common share	$(0.54)	$(0.18)
Diluted losses per common share	$(0.54)	$(0.18)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

Years ended December 31, 2013 and 2012

	2013	2012
Net loss	$(5,502,060)	$(1,731,725)

Other comprehensive loss:
Unrealized gains (losses) on securities available for sale arising during period	(1,998,017)	393,538
Reclassification adjustment for realized gains on securities available for sale arising during the period	(392,346)	(514,758)

Other comprehensive loss	(2,390,363)	(121,220)

Comprehensive loss	$(7,892,423)	$(1,852,945)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2013 and 2012

							Accumulated
							Other	Total
	Preferred Stock		Common Stock			Retained	Comprehensive	Stockholders'
	Shares	Par Value	Shares	Par Value	Surplus	Deficit	Income (Loss)	Equity
Balance, December 31, 2011	16,078	$1,607,800	9,833,430	$9,833,430	$130,036	$(3,442,584)	$73,002	$8,201,684
Net loss	-	-	-	-	-	(1,731,725)	-	(1,731,725)
Issuance of preferred stock	10,000	1,000,000	-	-	-	-	-	1,000,000
Issuance of common stock	-	-	458,639	458,639	671,362	-	-	1,130,001
Dividends declared on cumulative preferred stock	-	-	-	-	-	(62,156)		(62,156)
Other comprehensive loss	-	-	-	-	-	-	(121,220)	(121,220)

Balance, December 31, 2012	26,078	2,607,800	10,292,069	10,292,069	801,398	(5,236,465)	(48,218)	8,416,584
Net loss	-	-	-	-	-	(5,502,060)	-	(5,502,060)
Issuance of common stock	-	-	84,000	84,000	126,000	-	-	210,000
Dividends declared on cumulative preferred stock	-	-	-	-	-	(29,756)	-	(29,756)
Other comprehensive loss	-	-	-	-	-	-	(2,390,363)	(2,390,363)

Balance, December 31, 2013	26,078	$2,607,800	10,376,069	$10,376,069	$927,398	$(10,768,281)	$(2,438,581)	$704,405

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2013 and 2012

	2013	2012
OPERATING ACTIVITIES
Net loss	$(5,502,060)	$(1,731,725)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	821,924	1,007,451
Provision for loan losses	3,600,000	1,722,277
Net gain on sale of securities available for sale	(392,346)	(514,758)
Other-than-temporary impairment of securities	-	262,437
Loss on sale of foreclosed assets	325,609	37,993
Writedowns of foreclosed real estate	703,478	763,358
(Gain) loss on sale of premises and equipment	(72,857)	7,453
Increase in dividends payable on preferred stock	(29,756)	(62,156)
Decrease in interest receivable	192,041	235,993
Increase (decrease) in interest payable	52,657	(16,528)
Net other operating activities	(213,974)	82,931
Net cash provided by (used in) operating activities	(515,284)	1,794,726

INVESTING ACTIVITIES
Purchases of securities available for sale	(26,087,831)	(38,068,420)
Proceeds from sales and paydowns of securities available for sale	26,583,186	36,641,601
Proceeds from maturities and calls of securities available for sale	985,000	1,010,000
Proceeds from sales of restricted equity securities	83,200	101,000
Net (increase) decrease in interest-bearing deposits at other financial institutions	219,838	(91,613)
Net (increase) decrease in federal funds sold	6,046,000	(5,745,000)
Net (increase) decrease in loans	3,525,068	(815,266)
Capitalized costs on foreclosed real estate	(730,685)	(449,679)
Proceeds from sale of foreclosed real estate	621,977	163,281
Purchase of premises and equipment	(183,648)	(345,811)
Proceeds from disposal of premises and equipment	132,018	10,503
Net cash provided by (used in) investing activities	11,194,123	(7,589,404)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(5,952,467)	4,442,551
Proceeds from issuance of preferred stock	-	1,000,000
Proceeds from issuance of common stock from secondary stock offering	210,000	1,120,000
Proceeds from exercise of stock options	-	10,001
Net cash provided by (used in) financing activities	(5,742,467)	6,572,552

Net increase in cash and due from banks	4,936,372	777,874

Cash and due from banks at beginning of year	7,807,478	7,029,604
Cash and due from banks, end of period	$12,743,850	$7,807,478

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$3,326,473	$4,359,486
Income taxes	$-	$-

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$2,528,972	$3,371,256
Financed sales of foreclosed real estate	$631,798	$1,708,011

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

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through March 28, 2014, the date these financial statements were issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances were approximately $441,000 and $535,000 at December 31, 2013 and 2012, respectively.

The Bank maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At December 31, 2013 and December 31, 2012, those restricted balances were $2,753,491 and $2,453,491, respectively.

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

Management’s decision to charge off a loan is based on a loan by loan evaluation according to the facts and circumstances of each loan. The determination to charge off a loan is based on whether or not there is the possibility of full or partial collection from either liquidation of collateral or workout arrangement with the principal(s) or some other parameters. The number of days a loan is delinquent does not necessarily determine the basis for a loan being charged off but helps to determine when the loan will be placed on nonaccrual. If an impaired loan is considered collateral dependent based upon the fair value of the collateral, a partial charge off is recorded to the allowance for loan losses representing the collateral deficiency of the impaired loan. An impaired

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (continued)

loan is considered collateral dependent when the only source of repayment is from the sale or liquidation of the collateral.

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

In accordance with ASC 740-10 Income Taxes it is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Bank had no uncertain tax positions at December 31, 2013 or 2012. Further, all years subsequent to 2010 remain subject to evaluation.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for federal income tax purposes.

Stock-Based Compensation Plans

At December 31, 2013, the Company has a stock-based employee/director compensation plan which is more fully described in Note 12 of the consolidated financial statements.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation Plans (continued)

At December 31, 2012, all outstanding options were fully vested and there were no options granted during the years ended December 31, 2013 and 2012. Therefore, there were no compensation costs related to share-based payments for the years ended December 31, 2013 and 2012. Additionally, all options expired during the second quarter of 2013 leaving no options outstanding at December 31, 2013.

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

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains or losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive loss.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2013 and 2012, advertising expense was $108,809 and $112,289, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2012 financial statements in order to be comparable to the December 31, 2013 financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this Update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles(GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

In February 2013, the FASB issued ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. The objective of the amendments in this Update is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. generally accepted accounting principles (GAAP). Examples of obligations within the scope of this Update include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. U.S. GAAP does not include specific guidance on accounting for such obligations with joint and several liability, which has resulted in diversity in practice. Some entities record the entire amount under the joint and several liability arrangement on the basis of the concept of a liability and the guidance that must be met to extinguish a liability. Other entities record less than the total amount of the obligation, such as an amount allocated, an amount corresponding to the proceeds received, or the portion of the amount the entity agreed to pay among its co-obligors, on the basis of the guidance for contingent liabilities. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. This ASU is not expected to have a significant impact on the Company’s financial statements.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendments in this update provide guidance for financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit exists. ASU 2013-11 was issued to eliminate diversity in current disclosure practices and does not require new recurring disclosures. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance is not expected to have a material effect on the Company's financial position or results of operations.

In January 2014, the FASB issued ASU 2014-04, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance is not expected to have a material effect on the Company's financial position or results of operations.

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

The Bank is in substantial compliance with the terms of the Order, with exceptions including compliance with required capital and problem asset levels, specifically other material provisions have been addressed as follows:

i.	Prior to and since the Order, it has been and continues to be the primary focus of the Board of Directors and Bank’s management to get the Bank back on sound financial footing. The Board in general and each committee in particular are taking a more active role in the affairs of the Bank.

ii.	The new Chief Executive Officer, John Turner, has taken on the role and responsibility of enforcement and oversight for compliance with the Order. A quarterly report is submitted on the status of the Bank’s compliance. Additionally, he had an immediate positive impact on the Bank’s overall financial position with the implementation of a number of new fee based products, including a new merchant services program, and organizational cost controls. These actions have had a positive impact on the Bank’s bottom line.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS (CONTINUED)

iii.	The committee established for oversight of compliance with the Order is the Compliance Committee, that committee is active and ongoing.

iv.	The Bank is currently below the requisite minimum capital ratios of Tier 1 capital at 8% of total assets and total risk based capital at 10% of total risked based assets. The Bank continues to actively pursue those institutional investors that have made conditional commitments to us. Additionally, the Bank will continue to solicit on an ongoing basis investment from individuals. As these funds are infused, its capital ratios will improve to the required levels.

v.	The Bank’s lending and collection policy has been updated. Additionally, procedures and guidelines have been implemented that strengthens the Bank’s underwriting of loans, especially as relates to the Bank’s loan concentrations in church and c-store loans. The Bank believes these improvements will also positively impact the credit quality of our portfolio as new loans are written and existing credits are reevaluated.

vi.	The Bank has eliminated from its books those loans classified as “loss” and 50% of those classified as “doubtful”. This information is reflected in the Bank’s 2010 financial statements. These charge-offs had a significant impact on its overall allowance for loan losses calculation (ALLL). The Bank continues to evaluate the sufficiency of our allowance for loan losses based on its historical charge offs and related economic conditions.

vii.	The Bank recognizes that it continues to have a high concentration of church and c-store loans. Accordingly, the Bank prepares, on a quarterly basis, a risk analysis not only on those loans but on the entire loan portfolio of the Bank. The report is presented to the Board and submitted to the FDIC as part of the Order.

viii.	The Bank is no longer accepting brokered deposits. The Bank is making every effort to increase our core deposit base through enforcement of loan agreements and offering new and improved depository accounts. The Bank is accepting internet deposits.

ix.	It is the Bank’s practice to comply with all regulatory and accounting guidelines as relates to the ALLL’s and its adequacy. However, a formal and comprehensive policy is still in the developmental stages.

x.	The Bank’s budget plan has been revised.

xi.	Progress reports are submitted to the Federal Deposit Insurance Corporation and Georgia Department of Banking and Finance on a quarterly basis.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS (CONTINUED)

The Bank has not achieved the required capital levels mandated by the Order. To date the Bank’s capital preservation activities have included balance sheet restructuring that has included curtailed lending activity, including working to reduce overall concentrations in certain lending areas; working to reduce adversely classified assets; and continuing efforts to raise additional capital. The Company has engaged external advisors and has pursued various capital enhancing transactions and strategies throughout 2013. The Bank’s continuing level of problem loans as of the year ended December 31, 2013 and the Bank’s capital levels continuing to be in the “significantly under capitalized” category of the regulatory framework for prompt corrective action as of December 31, 2013 continue to create substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that any capital raising activities or other measures will allow the Bank to meet the capital levels required in the Order. Non-compliance with the capital requirements of the Order and other provisions of the Order may cause the Bank to be subject to further enforcement actions by the FDIC or the Department which could include actions to protect the depositors.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. RISK FACTORS (CONTINUED)

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

NOTE 4. SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2013
State, county and municipals	$8,929,482	$-	$(913,751)	$8,015,731
Mortgage-backed securities GSE residential	31,899,441	162	(1,524,992)	30,374,611
Trust preferred securities	365,438	-	-	365,438
Total debt securities	41,194,361	162	(2,438,743)	38,755,780
Equity securities	50,000	-	-	50,000
Total securities	$41,244,361	$162	$(2,438,743)	$38,805,780

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2012
U.S. Government sponsored enterprises (GSEs)	$2,000,000	$5,760	$-	$2,005,760
State, county and municipals	9,345,055	88,501	(125,929)	9,307,627
Mortgage-backed securities GSE residential	30,897,452	114,419	(130,969)	30,880,902
Trust preferred securities	365,438	-	-	365,438
Total debt securities	42,607,945	208,680	(256,898)	42,559,727
Equity securities	50,000	-	-	50,000
Total securities	$42,657,945	$208,680	$(256,898)	$42,609,727

The amortized cost and fair value of debt securities as of December 31, 2013 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due in one year or less	$-	$-
Due from one to five years	784,321	776,973
Due from five to ten years	2,507,815	2,292,845
Due after ten years	6,002,784	5,311,351
Mortgage-backed securities	31,899,441	30,374,611
	$41,194,361	$38,755,780

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SECURITIES (CONTINUED)

Securities with a carrying value of $10,334,955 and $16,222,527 at December 31, 2013 and December 31, 2012, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2013 and 2012 totaled $22,337,214 and $32,607,712 respectively. Gross gains and losses of $501,189 and $(108,843), respectively, were realized on sales and calls of available for sale securities during the year ended December 31, 2013. Gross gains and losses of $514,758 and $-, respectively, were realized on the sales during the year ended December 31, 2012.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at December 31, 2013 and December 31, 2012.

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Unrealized Losses
December 31, 2013
State, county and municipals	$7,260,911	$(875,450)	$754,820	$(38,300)	$(913,750)
Mortgage-backed securities GSE residential	24,789,058	(1,206,048)	5,581,004	(318,945)	(1,524,993)
Total securities	$32,049,969	$(2,081,498)	$6,335,824	$(357,245)	$(2,438,743)

December 31, 2012
State, county and municipals	$6,679,387	$(125,929)	$-	$-	$(125,929)
Mortgage-backed securities GSE residential	17,211,179	(130,969)	-	-	(130,969)
Total securities	$23,890,566	$(256,898)	$-	$-	$(256,898)

State, county and municipal securities. There were unrealized losses on 11 state and municipal securities resulting from temporary changes in the interest rate market. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its amortized cost bases, which may be maturity, the Company does not consider the investments to be other-than-temporarily impaired at December 31, 2013.

Mortgage-backed securities GSE residential. The unrealized loss on the Company’s investment in 18 GSE mortgage-backed securities was caused by interest rate increases. The Company purchased these investments at a discount relative to its face amount, and the contractual cash flows of this investment is guaranteed by an agency of the U.S. Government. Accordingly, it is expected that these securities will not be settled at a price less than the amortized cost base of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost base, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2013.

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

During the first and third quarters of 2010, the Company recorded an other than temporary impairment charge of $97,500 and $27,625, respectively, on one of its investments in a trust preferred security. During the first quarter of 2012, the Company recognized an additional other than temporary impairment on the same investment of $262,437. As of December 31, 2009, the value of that particular trust preferred security for which other than temporary impairment was recognized was $650,000. Management determined the value of this security declined significantly due to the deteriorating capital levels of the subsidiary banks owned by the owner of the trust preferred security, deteriorating asset quality at the subsidiary institutions, and the subordinated nature of the debt the Company held. The owner of the trust preferred security guarantees the securities; however, its primary assets are its subsidiary institutions. The security has the same cost basis of $262,438 as of December 31, 2013.

NOTE 5. LOANS

The composition of loans is summarized as follows:

	December 31,
	2013	2012

Unsecured	$509,598	$822,538
Cash Value	3,143,563	3,393,228
Residential Real Estate	21,754,221	24,604,432
Commercial Real Estate	180,747,485	185,352,416
Business Assets	2,474,070	2,621,853
Vehicles	1,539,830	1,686,508
Other	417,128	101,655
	210,585,895	218,582,630

Unearned loan fees	(1,116,166)	(932,468)
Allowance for loan losses	(6,231,422)	(5,389,613)
Loans, net	$203,238,307	$212,260,549

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

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

Unsecured – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. Unsecured loans are subject to the lending policies and procedures described in Note 1. Total unsecured loans as of December 31, 2013 were 0.24% of the total loan portfolio.

Cash Value – These are loans fully secured by cash or cash equivalents. Cash value loans are subject to the lending policies and procedures described in Note 1. Total cash value loans as of December 31, 2013 were 1.49% of the total loan portfolio.

Residential Real Estate – These loans include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Residential real estate loans are subject to the lending policies and procedures described in Note 1. Total residential real estate loans as of December 31, 2013 were 10.33% of the total loan portfolio.

Commercial Real Estate – The commercial real estate portfolio represents the largest category of the Company’s loan portfolio. These loans include all mortgages and other liens on commercial real estate. Commercial real estate loans are subject to the lending policies and procedures described in Note 1. Total commercial real estate loans as of December 31, 2013 were 85.83% of the total loan portfolio.

Business Assets – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory, and accounts receivable. Business assets loans are subject to the lending policies and procedures described in Note 1. Total business assets loans as of December 31, 2013 were 1.18% of the total loan portfolio.

Vehicles – Loans in this segment are secured by motor vehicles. Vehicle loans are subject to the lending policies and procedures described in Note 1. Total vehicle loans as of December 31, 2013 were 0.73% of the total loan portfolio.

Other – Loans in this segment are generally secured by consumer loans, but include all loans that do not belong in one of the other segments. Other loans are subject to the lending policies and procedures described in Note 1. Total other loans as of December 31, 2013 were less than 0.20% of the total loan portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2013, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Allowance for loan losses:
December 31, 2013
Beginning balance	$77,502	$17,054	$2,328,224	$2,259,106	$477,511	$230,216	$-	$5,389,613
Charge-offs	(199,798)	(17,054)	(1,365,116)	(945,223)	(305,374)	(150,885)	-	(2,983,450)
Recoveries	40,022	-	151,817	22,999	3,814	6,607	-	225,259
Provision	205,549	4,044	973,825	2,255,937	99,486	61,159	-	3,600,000
Ending balance	$123,275	$4,044	$2,088,750	$3,592,819	$275,437	$147,097	$-	$6,231,422

Ending balance - individually evaluated impairment	$-	$-	$1,289,098	$2,949,143	$114,703	$26,405	$-	$4,379,349

Loans:
Ending balance (1)	$509,598	$3,143,563	$21,754,221	$180,747,485	$2,474,070	$1,539,830	$417,128	$210,585,895

Ending balance - Loans individually evaluated for impairment	$27,219	$-	$10,904,128	$36,118,788	$899,772	$169,268	$-	$48,119,175

(1)	Loan balances presented are gross of unearned loan fees of $1,116,166.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2012, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Allowance for loan losses:
December 31, 2012
Beginning balance	$97,961	$16,727	$2,083,285	$2,480,770	$299,741	$176,021	$-	$5,154,505
Charge-offs	(25,523)	-	(605,011)	(1,051,727)	(2,087)	(9,633)	-	(1,693,981)
Recoveries	2,584	-	66,437	105,116	23,160	9,515	-	206,812
Provision	2,480	327	783,513	724,947	156,697	54,313	-	1,722,277
Ending balance	$77,502	$17,054	$2,328,224	$2,259,106	$477,511	$230,216	$-	$5,389,613

Ending balance - individually evaluated impairment	$11,060	$17,054	$1,645,625	$1,075,729	$293,697	$81,037	$-	$3,124,202

Loans:
Ending balance (1)	$822,538	$3,393,228	$24,604,432	$185,352,416	$2,621,853	$1,686,508	$101,655	$218,582,630

Ending balance - Loans individually evaluated for impairment	$40,017	$17,054	$13,001,107	$34,805,680	$561,091	$123,984	$-	$48,548,933

(1)	Loan balances presented are gross of unearned loan fees of $932,468.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

Impaired loans by portfolio segment are as follows:

	As of December 31, 2013
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance

Unsecured	$27,219	$27,219	$-	$27,219	$-
Cash value	-	-	-	-	-
Residential real estate	12,940,008	3,515,254	7,388,874	10,904,128	1,289,098
Commercial real estate	38,270,017	21,538,743	14,580,045	36,118,788	2,949,143
Business assets	899,772	714,711	185,061	899,772	114,703
Vehicles	169,268	142,863	26,405	169,268	26,405
Other	-	-	-	-	-

	As of December 31, 2012
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance

Unsecured	$44,634	$28,957	$11,060	$40,017	$11,060
Cash value	19,543	-	17,054	17,054	17,054
Residential real estate	15,758,053	6,419,011	6,582,096	13,001,107	1,645,625
Commercial real estate	40,127,425	22,047,391	12,758,289	34,805,680	1,075,729
Business assets	657,529	92,819	468,272	561,091	293,697
Vehicles	165,850	5,529	118,455	123,984	81,037
Other	-	-	-	-	-

When the Company measures impairment based on the present value of expected cash flows the changes in the present value of these cash flows on impaired loans are recognized as part of bad-debt expense. Interest income from impaired loans for the years ended December 31, 2013 and 2012, by portfolio segment, is as follows:

	Year ended December 31, 2013		Year ended December 31, 2012
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized

Unsecured	$32,645	$-	$52,549	$860
Cash value	3,411	-	17,054	-
Residential real estate	11,539,254	108,864	12,590,802	353,218
Commercial real estate	35,797,913	904,487	35,194,208	1,314,075
Business assets	762,259	47,704	605,742	32,322
Vehicles	157,616	15,003	134,690	7,582
Other	-	-	-	-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

A primary credit quality indicator for financial institutions is delinquent balances. Following are the delinquent amounts, by portfolio segment, as of December 31, 2013:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables

Unsecured	$467,752	$14,022	$-	$14,022	$27,824	$509,598
Cash value	3,143,563	-	-	-	-	3,143,563
Residential real estate	16,243,522	116,231	30,912	147,143	5,363,556	21,754,221
Commercial real estate	154,205,059	3,125,284	970,724	4,096,008	22,446,418	180,747,485
Business assets	1,531,414	35,471	-	35,471	907,185	2,474,070
Vehicles	1,296,111	16,542	-	16,542	227,177	1,539,830
Other	417,128	-	-	-	-	417,128

	$177,304,549	$3,307,550	$1,001,636	$4,309,186	$28,972,160	$210,585,895

Following are the delinquent amounts, by portfolio segment, as of December 31, 2012:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables

Unsecured	$802,020	$20,518	$-	$20,518	$-	$822,538
Cash value	3,373,835	19,393	-	19,393	-	3,393,228
Residential real estate	18,982,218	451,314	135,007	586,321	5,035,893	24,604,432
Commercial real estate	154,822,727	7,691,888	632,367	8,324,255	22,205,434	185,352,416
Business assets	1,555,326	387,218	-	387,218	679,309	2,621,853
Vehicles	1,533,528	145,902	-	145,902	7,078	1,686,508
Other	101,655	-	-	-	-	101,655

	$181,171,309	$8,716,233	$767,374	$9,483,607	$27,927,714	$218,582,630

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. When a loan becomes 90 days past due, it is evaluated to determine if the loan is well-secured and in the process of collection of past due amounts. Loans disclosed as included on nonaccrual status are generally past due over 90 days. However, as of December 31, 2013 one residential real estate loans totaling $30,912 and two commercial real estate loans totaling $970,624 were past due less than 90 days and carried as nonaccrual at management’s discretion based on the afore mentioned qualifications. As of December 31, 2013 loans past due over 90 and still accruing have been examined by management to ensure they are well-secured and in the process of collection of past due amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

The Company uses an eight-grade internal loan rating system for its loan portfolio as follows:

Grade 1 - Prime (Excellent) – Loans to borrowers with unquestionable financial strength and a solid earning history. This category includes national, international, regional, local entities, and individuals with commensurate capitalization, profitability, income, or ready access to capital markets as well as loans collateralized by cash equivalents. These loans are considered substantially risk free.

Grade 2 - Good (Superior) – Loans which exhibit a strong earnings record, and liquidity and leverage ratios that compare favorably with the industry. There are excellent prospects for continued growth. This category also includes those loans secured within margins with marketable collateral. Limited risk. The elements for risk for these borrowers are slightly greater than those associated with risk grade Prime.

Grade 3 - Acceptable (Average) – Loans to borrowers with a satisfactory financial condition, liquidity, and earnings history which indications that the trend will continue. Working capital is considered adequate and income is sufficient to repay debt as scheduled. Handles normal credit needs in a satisfactory manner.

Grade 4 - Fair (Watch) – Loans to borrowers which may show at least one of the following: start-up operation or venture capital, financial condition, adverse events which have not yet become trends such as sporadic profitability, occasional overdrafts, instances of slow pay, documentation deficiencies. Borrower may also exhibit substantial grantor support. Debt is being handled as agreed, and the primary source of repayment remains available. Circumstances may warrant more than normal monitoring, but are not serious enough to warrant criticism of classification.

Grade 5 - Special Mention – Loans with potential weaknesses which may, if not checked and corrected, would weaken the assets or inadequately protect the Bank’s credit position at some future date. These loans may require resolution of specific pending events before the associated risk can be adequately evaluated. These are criticized loans.

Grade 6 - Substandard – Loans, which are inadequately protected by the net worth and cash flow capacity of the borrower or the collateral pledged. The credit risk in this situation relates to the possibility of some loss of principal or interest if the deficiencies are not corrected. These loans are considered classified.

Grade 7 - Doubtful – Loans, which are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable on the basis of existing facts, values and conditions. The possibility of loss is high, but because of certain important and reasonable specific pending factors, which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified, as value is impaired. A full or partial reserve is warranted.

Grade 8 - Loss – Loans, which are considered uncollectible and continuance as an unacceptable asset are not warranted. These loans are considered classified and are either charged off or fully reserved against.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

The following table presents the Company’s loans by risk rating, before unearned loan fees, at December 31, 2013:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total

Grade 1 (Prime)	$261	$27,689	$-	$-	$-	$-	$-	$27,950
Grade 2 (Superior)	12,841	10,990	-	-	-	-	-	23,831
Grade 3 (Acceptable-Average)	451,736	3,066,877	9,604,888	97,757,272	1,514,300	1,284,242	316,820	113,996,135
Grade 4 - Fair (Watch)	-	-	552,501	12,851,741	-	7,967	100,308	13,512,517
Grade 5 (Special Mention)	-	-	259,027	17,030,029	-	-	-	17,289,056
Grade 6 (Substandard)	44,760	38,007	11,264,273	53,108,443	819,054	247,621	-	65,522,158
Grade 7 (Doubtful)	-	-	73,532	-	140,716	-	-	214,248
Grade 8 (Loss)	-	-	-	-	-	-	-	-
	$509,598	$3,143,563	$21,754,221	$180,747,485	$2,474,070	$1,539,830	$417,128	$210,585,895

The following table presents the Company’s loans by risk rating at December 31, 2012:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total

Grade 1 (Prime)	$900	$27,496	$-	$-	$-	$-	$-	$28,396
Grade 2 (Superior)	16,163	220,824	-	339,757	-	3,969	-	580,713
Grade 3 (Acceptable-Average)	678,806	3,061,567	9,685,196	111,762,353	1,758,313	1,295,909	-	128,242,144
Grade 4 - Fair (Watch)	-	66,287	980,562	5,477,217	-	18,387	-	6,542,453
Grade 5 (Special Mention)	-	-	860,863	16,236,103	288,068	175,254	-	17,560,288
Grade 6 (Substandard)	126,669	-	13,077,811	51,536,986	575,472	192,989	101,655	65,611,582
Grade 7 (Doubtful)	-	-	-	-	-	-	-	-
Grade 8 (Loss)	-	17,054	-	-	-	-	-	17,054
	$822,538	$3,393,228	$24,604,432	$185,352,416	$2,621,853	$1,686,508	$101,655	$218,582,630

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

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

The Company’s TDRs as of December 31, 2013 and 2012 are presented below based on their status as performing or non-performing in accordance with the restructured terms:

	2013	2012

Performing TDRs	$16,853,620	$15,166,660
Non-performing TDRs	11,151,803	6,472,817
Total TDRs	$28,005,423	$21,639,477

TDRs quantified by loan type and classified separately as accrual and non-accrual are presented below:

	December 31, 2013
	Accruing	Non-Accrual	Total

Unsecured	$-	$-	$-
Cash value	-	-	-
Residential real estate	5,453,980	1,468,952	6,922,932
Commercial real estate	11,389,424	9,682,851	21,072,275
Business assets	10,216	-	10,216
Vehicles	-	-	-
Other	-	-	-
Total TDRs	$16,853,620	$11,151,803	$28,005,423

	December 31, 2012
	Accruing	Non-Accrual	Total

Unsecured	$-	$-	$-
Cash value	-	-	-
Residential real estate	6,276,108	1,533,958	7,810,066
Commercial real estate	8,880,336	4,938,859	13,819,195
Business assets	10,216	-	10,216
Vehicles	-	-	-
Other	-	-	-
Total TDRs	$15,166,660	$6,472,817	$21,639,477

The Company’s policy is to return non-accrual TDR loans to accrual status when all the principal and interest amounts contractually due, pursuant to its modified terms, are brought current and future payments are reasonably assured. The policy also considers payment history of the borrower, but is not dependent upon a specific number of payments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

The Company recorded $1,086,501 and $536,111 in specific reserves as of December 31, 2013 and 2012, respectively. The Company recognized $242,417 in charge offs on TDR loans during the year ended December 31, 2013 and $204,143 in charge offs on TDR loans for the year ended December 31, 2012.

Loans are modified to minimize loan losses when the Company believes the modification will improve the borrower’s financial condition and ability to repay the loan. The Company typically does not forgive principal. The Company generally either defers, or decreases monthly payments for a temporary period of time. A summary of the types of concessions made as of December 31, 2013 and 2012 are presented in the table below:

	2013	2012

Lowered interest rate and/or payment amount	$12,356,916	$8,195,283
Interest only payment terms	1,554,410	3,434,438
Interest only & rate reduction	1,715,202	748,324
Waived interest and/or late fees	3,046,347	3,282,608
A&B note structure	5,319,880	1,429,139
Substitution of debtor	4,012,668	4,549,685
Total TDRs	$28,005,423	$21,639,477

The following table presents loans modified as TDRs by class and related recorded investment, which includes accrued interest and fees on accruing loans, in those loans as of December 31, 2013 and 2012:

	2013		2012
	Number of	Recorded	Number of	Recorded
	Loans	Investment	Loans	Investment

Unsecured	-	$-	-	$-
Cash value	-	-	-	-
Residential real estate	12	9,784,635	9	7,865,546
Commercial real estate	29	18,445,184	20	13,881,050
Business assets	1	10,289	1	10,896
Vehicles	-	-	-	-
Other	-	-	-	-
Total TDRs	42	$28,240,108	30	$21,757,492

There have been no loans modified as TDRs within the past twelve months for which there was a payment default within the twelve month period ended December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS (CONTINUED)

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2013 are as follows:

Balance, beginning of year	$7,598,014
Advances	2,805,030
Repayments	(1,136,907)
Change in related parties	-
Balance, end of year	$9,266,137

NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2013	2012
Land	$1,281,805	$1,359,497
Buildings and improvements	8,954,238	9,172,868
Furniture and equipment	4,933,940	4,542,210
	15,169,983	15,074,575
Accumulated depreciation	(6,579,622)	(6,112,352)
	$8,590,361	$8,962,223

Depreciation expense was $496,349 and $502,681 for the years ended December 31, 2013 and 2012, respectively.

Leases

The Company has an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sub lessor agreed to pay the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year). The lease calls for lease payments of $1,000 per month and has a term of five years.

The Company also has an operating lease agreement for the rental of an ATM location inside a retail shopping center in Albany, Georgia. The lease calls for lease payments of $950 per month and has a lease term of three years.

The following represents the minimum monthly lease payments under noncancelable operating leases:

2014	14,850
2015	12,000
2016	12,000
2017	5,000
Total	$43,850

Total rental expense for the years ended December 31, 2013 and 2012 was $77,652 and $71,033, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. FORECLOSED REAL ESTATE

A summary of foreclosed real estate are presented as follows:

	Years Ended December 31,
	2013	2012
Balance, beginning of year	$19,487,185	$18,151,601
Additions	2,528,972	3,371,256
Capitalized expenses	730,685	449,679
Writedowns	(703,478)	(763,358)
Sales	(621,977)	(163,281)
Internally financed sales	(590,368)	(1,708,011)
Deferred gain on sale	(41,430)	187,292
Net gain (loss) on sales	(325,609)	(37,993)
Balance, end of year	$20,463,980	$19,487,185

Included in the amount of writedowns above are direct charges related to specifically identified declines in value of $1,028,861 and $33,139 for the years ended December 31, 2013 and 2012, respectively. During the year ended December 31, 2013 the general reserve was funded by $400,000, and reserved amounts totaling $725,383 were charged to specific properties as declines in value were identified. During the year ended December 31, 2012, the general reserve was $730,219 for probable losses related to selling and holding costs.

As of December 31, 2013 and 2012, deferred gains on sales of foreclosed real estate of $438,392 and $396,962, respectively are included in the balance sheet as a reduction of loans.

(Income) expenses applicable to foreclosed real estate include the following:

	Years Ended December 31,
	2013	2012
Net loss on sales of real estate	$325,609	$37,993
Operating expenses, net of rental income	775,041	697,952
Total	$1,100,650	$735,945

NOTE 8. DEPOSITS

Deposit account balances at December 31, 2013 and 2012 are summarized as follows:

	2013	2012
Non-interest bearing	$29,581,206	$33,116,883
Interest-bearing demand	4,794,410	4,835,768
Money market	18,474,098	20,595,812
Individual savings	12,368,503	10,632,569
Time deposits $100,000 or greater	137,867,201	137,865,996
Other time deposits	72,303,448	74,294,305
Total	$275,388,866	$281,341,333

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. DEPOSITS (CONTINUED)

The scheduled maturities of time deposits at December 31, 2013 are as follows:

2014	$123,033,618
2015	44,658,161
2016	19,921,167
2017	16,313,960
2018 and thereafter	6,243,743
Total	$210,170,649

At December 31, 2013 and 2012, the Company had brokered deposits of $4,559,636 and $6,171,499, respectively.

At December 31, 2013 and 2012, overdraft demand deposits reclassified to loans totaled $49,969 and $71,909, respectively.

NOTE 9. NOTE PAYABLE

The Company has a line of credit with a financial institution that was later taken into receivership in 2010. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2013 and 2012, total borrowings under this line of credit were $275,250.

On April 10, 2009, certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest. Payments totaling $91,750 were due in 2011 and $183,500 were due in 2010, but were not paid and a waiver has not been provided by the lender due to the receivership of the originating institution. At December 31, 2013, the Company remains in the process of renewing the note subject to regulatory approval of the proposed terms and conditions. Under the terms of the note, the lender has the right to call the note due and payable; however, payment of such would likely be subject to regulatory approval of the FDIC since the source of payments of this note is from the holding company which derives its cash from dividends paid from the Bank. However, as of December 31, 2013, the Bank is unable to pay dividends to the holding company due to the consent order with the FDIC.

Contractual maturities of the note payable are as follows:

2014	$275,250
2015	-
Total	$275,250

NOTE 10. OTHER BORROWINGS

At December 31, 2013, the company had a borrowing capacity through the Federal Reserve Discount Window of $3,760,761. The availability through the Federal Reserve Discount Window is secured by two investment securities available for sale with a carrying value of $4,712,492 at December 31, 2013.

FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and specific loans with total unpaid principal of $16,181,236. As of December 31, 2013 and 2012, the Company had advances outstanding with the FHLB totaling $5,500,000. As of December 31, 2013, advances had a weighted average rate of 0.32% and mature on various dates between April 7, 2014 and July 21, 2014.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. OTHER BORROWINGS (CONTINUED)

On May 10, 2010, the Company was notified by the FHLB that, based on the current financial and operating condition of the Company, all credit availability of the Company with the FHLB had been rescinded. Additionally, the Company is also now required to provide all collateral underlying existing advances outstanding for safekeeping at the FHLB. On March 23, 2011, the Company was notified that its credit availability had been reinstated, for a maximum of 4% of the total assets of the Bank. At December 31, 2013, the Company had credit availability with FHLB of $6,146,943.

NOTE 11. TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (3.54% at December 31, 2013). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

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

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 3.54% at December 31, 2013. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The Company has exercised its right to defer payment of interest on the Debentures beginning during the first quarter of 2010, continuing through December 31, 2013. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2013 and 2012 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2013 and 2012 was $3,403,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

A summary of stock option activity under the Plan as of December 31, 2013 and 2012, and changes during the years then ended is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
December 31, 2013	Shares	Price	Term (Years)
Outstanding at January 1, 2013	106,656	$0.94
Granted	-	-
Forfeited	-	-
Expired	(106,656)	0.94
Exercised	-	-
Outstanding at December 31, 2013	-	$-	-
Vested at December 31, 2013	-	$-	-

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
December 31, 2012	Shares	Price	Term (Years)
Outstanding at January 1, 2012	178,656	$0.94
Granted	-	-
Forfeited	(24,000)	0.94
Expired	(37,361)	0.94
Exercised	(10,639)	0.94
Outstanding at December 31, 2012	106,656	$0.94	0.25
Vested at December 31, 2012	106,656	$0.94	0.25

There was no compensation cost related to share-based payments for the years ended December 31, 2013 and 2012.

Shares available for future stock options grants to employees and directors under existing plans were 633,600 at December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. EMPLOYEE BENEFIT PLANS (CONTINUED)

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2013 and 2012, no shares were purchased under the plan. A total of 7,440 shares have been purchased under the plan as of December 31, 2013.

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2013 and 2012 amounted to $79,576 and $88,001, respectively.

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

On April 24, 2012, the Company entered into an agreement with SunTrust Bank to sell 10,000 shares of Series C cumulative nonvoting, $100 par value preferred stock for cash consideration of $1,000,000. No underwriting discounts or commissions were paid. The transaction was exempt under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The proceeds were used to inject capital into the Company’s subsidiary bank.

On July 26, 2013, the Company began accepting the subscriptions of investors in a private placement offering to accredited investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 and 506 of Regulation D under the Securities Act. The offering is for a maximum of 4,000,000 shares of common stock and the offering price is $2.50 per share. As of December 31, 2013, 84,000 shares have been sold.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. INCOME TAXES

Income tax benefit consists of the following:

Years Ended December 31,
	2013	2012
Current	$-	$-
Deferred	-	-
Income tax benefit	$-	$-

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2013	2012
Tax benefit at statutory federal rate	$(1,870,701)	$(588,787)
Tax-free income	(3,825)	(18,685)
Disallowed interest expense	305	1,711
State income tax benefit	(198,328)	(65,861)
Valuation allowance	2,002,684	662,175
Other items, net	69,865	9,447
Income tax benefit	$-	$-

The components of the net deferred tax asset, included in other assets, are as follows:

	Years Ended December 31,
	2013	2012
Deferred tax assets:
Loan loss reserves	$1,407,633	$1,155,045
Reserve for other real estate	932,763	726,773
Income tax loss carryover	3,894,794	2,336,250
Alternative minimum tax credit carryover	199,646	199,646
Other	11,965	10,941
	6,446,801	4,428,655
Deferred tax liabilities:
Depreciation	181,565	166,103
Valuation allowance	(6,265,236)	(4,262,552)
Net deferred tax assets	$-	$-

The Company has net operating loss carryforwards expiring in 2029, if not utilized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. LOSSES PER COMMON SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share:

	Years Ended December 31,
	2013	2012
Net loss available to common shareholders	$(5,531,816)	$(1,793,881)
Weighted average common shares outstanding	10,309,001	10,167,367
Net effect of the assumed exercise of stock options based on the treasury stock method using the average market price for the period	-	104,843
Average number of common shares outstanding used to calculate diluted earnings per common share	10,309,001	10,272,210

Weighted average common shares outstanding are used in the diluted earnings per share calculation for the years ended December 31, 2013 and 2012, as there was a net loss, and inclusion of common stock equivalents would have been anti-dilutive.

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

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2013	2012
Commitments to extend credit	$3,909,000	$4,733,000
Financial standby letters of credit	566,000	503,000
Other standby letters of credit	80,000	488,000
	$4,555,000	$5,724,000

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. COMMITMENTS AND CONTINGENCIES (CONTINUED)

At December 31, 2013 and 2012, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2013 and 2012.

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

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or net assets, as defined, which amounted to approximately $1,000,000 at December 31, 2013.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 19. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2013, no dividends could be declared without regulatory approval.

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

On January 13, 2010, the Company received a consent order (“order”) from the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Contained in the order were various reporting

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. REGULATORY MATTERS (CONTINUED)

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

As of December 31, 2013, the Bank’s capital amounts and ratios fall under the category of “significantly under capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

			Minimum		Minimum Required
			Required for		For Compliance
			Capital Adequacy		With Consent
	Actual		Purposes		Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2013:
Total Capital to Risk Weighted Assets:
Consolidated	$7,308	2.97%	$19,708	8.00%	N/A	N/A
Bank	$10,443	4.24%	$19,703	8.00%	$24,629	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$4,191	1.70%	$9,854	4.00%	N/A	N/A
Bank	$7,325	2.97%	$9,852	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$4,191	1.45%	$11,542	4.00%	N/A	N/A
Bank	$7,325	2.54%	$11,539	4.00%	$23,079	8.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. REGULATORY MATTERS (CONTINUED)

			Minimum		Minimum Required
			Required for		For Compliance
			Capital Adequacy		With Consent
	Actual		Purposes		Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2012:
Total Capital to Risk Weighted Assets:
Consolidated	$14,435	5.55%	$20,818	8.00%	N/A	N/A
Bank	$15,758	6.06%	$20,800	8.00%	$26,000	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$11,159	4.29%	$10,409	4.00%	N/A	N/A
Bank	$12,482	4.80%	$10,400	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$11,159	3.79%	$11,788	4.00%	N/A	N/A
Bank	$12,482	4.24%	$11,779	4.00%	$23,558	8.00%

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

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traced in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)

Level 2 - Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)

Assets and Liabilities Measured at Fair Value:

Assets measured at fair value on a recurring basis are summarized below:

	December 31, 2013
					Total Gains
	Total	Level 1	Level 2	Level 3	(Losses)
Assets
Recurring fair value measurements;
Debt Securities Available for sale:
U.S. Government sponsored enterprises (GSEs)	$-	$-	$-	$-
State, county and municipals	8,015,731	-	8,015,731	-
Mortgage-backed securities GSE residential	30,374,611	-	30,374,611	-
Trust preferred securities	365,438	-	-	365,438
Total debt securities available for sale	38,755,780	-	38,390,342	365,438
Equity securities	50,000	-	-	50,000
Total recurring fair value measurements	$38,805,780	$-	$38,390,342	$415,438

Nonrecurring fair value measurements:
Impaired loans	$30,830,431	$-	$-	$30,830,431	$(3,843,360)
Foreclosed real estate	13,364,968	-	-	13,364,968	(849,156)
Total nonrecurring fair value measurements	$44,195,399	$-	$-	$44,195,399	$(4,692,516)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value at December 31, 2013:

	Quantitative Information About Level 3 Fair Value Measurements
	FairValue	Valuation	Unobservable	Range (Weighted
Asset Description	Estimate	Techniques	Input	Average)

Impaired loans	$30,830,431	Appraisal of collateral (1)	Liquidation expenses (2)	0.0% to - 8.0% (-6.89%)

			Discount for lack of marketability and age of appraisal	0.0% to -92.0% (3.39%)

Foreclosed real estate	$13,364,968	Appraisal (1)	Liquidation expenses (2)	0.0% to - 7.0% (-6.9%)

			Discount for lack of marketability and age of appraisal	0.0% to -18.0% (1.3%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include level 3 inputs which are not identifiable.

(2)	Appraisals may be adjusted by management for qualitative factors including estimated liquidation expenses. The range of adjustments including liquidation expenses is presented as a percent of the appraisal.

	December 31, 2012
	Total	Level1	Level2	Level3	Total Gains (Losses)
Assets
Recurring fair value measurements:
Debt securities available for sale:
U.S. Government sponsored enterprises (GSEs)	$2,005,760	$-	$2,005,760	$-
State, county and municipals	9,307,627	-	9,307,627	-
Mortgage-backed securities GSE residential	30,880,902	-	30,880,902	-
Trust preferred securities	365,438	-	-	365,438
Total debt securities available for sale	42,559,727	-	42,194,289	365,438
Equity securities	50,000	-	-	50,000
Total recurring fair value measurements	$42,609,727	$-	$42,194,289	$415,438

Nonrecurring fair value measurements:
Impaired loans	$25,525,940	$-	$-	$25,525,940	$(1,848,164)
Foreclosed real estate	5,412,435	-	-	5,412,435	(802,157)
Total nonrecurring fair value measurements	$30,938,375	$-	$-	$30,938,375	$(2,650,321)

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

Presented below are the changes in the individual securities, balances or fair values of those available-for-sale securities reported using Level 3 inputs for the year ended December 31, 2013 and for the year ended December 31, 2012:

	December 31, 2013			December 31, 2012
	Debt Securities	Equity		Debt Securities	Equity
	Available for Sale	Securities	Total	Available for Sale	Securities	Total
Opening Balance	$365,438	$50,000	$415,438	$627,875	$50,000	$677,875
Total gains or losses for the period
Loss on OTTI Impairment included in earnings	-	-	-	(262,437)	-	(262,437)
Included in other comprehensive income	-	-	-	-	-	-
Closing Balance	$365,438	$50,000	$415,438	$365,438	$50,000	$415,438

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

The Company did not identify any liabilities that are required to be presented at fair values as of December 31, 2013 and as of December 31, 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)

The carrying amount and fair values for other financial instruments that are not measured at fair value on a recurring basis at December 31, 2013 and 2012 are as follows:

	December 31, 2013
	Carrying	Fair Value Level
	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Interest-bearing deposits at other financial institutions	$507,286	$507,286	$-	$-	$507,286
Federal funds sold	294,000	294,000	-	-	294,000
Restricted equity securities	608,700	-	608,700	-	608,700
Loans, net	203,238,307	-	-	202,033,204	202,033,204

Financial liabilities:
Deposits	275,388,866	-	276,806,640	-	276,806,640
Note payable	275,250	-	-	275,250	275,250
Federal Home Loan Bank advances	5,500,000	-	5,502,746	-	5,502,746
Company guaranteed trust preferred securities	3,403,000	-	-	3,403,000	3,403,000

	December 31, 2012
	Carrying	Fair Value Level
	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Interest-bearing deposits at other financial institutions	$727,124	$727,124	$-	$-	$727,124
Federal funds sold	6,340,000	6,340,000	-	-	6,340,000
Restricted equity securities	691,900	-	691,900	-	691,900
Loans, net	212,260,549	-	-	212,704,841	212,704,841

Financial liabilities:
Deposits	281,341,333	-	283,707,789	-	283,707,789
Note payable	275,250	-	-	275,250	275,250
Federal Home Loan Bank advances	5,500,000	-	5,495,163	-	5,495,163
Company guaranteed trust preferred securities	3,403,000	-	-	3,403,000	3,403,000

NOTE 21. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended
	December 31,
	2013	2012
Security	$348,390	$350,812
Computer expenses	1,089,953	1,054,511
Audit and professional fees	920,130	1,002,264
Telephone expenses	193,788	159,583
FDIC insurance assessments	1,014,956	1,010,325
General liability insurance	240,399	167,477
Other losses	518,424	130,336
Employee fraud loss	933,000	-
Courier Expenses	137,758	155,287

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. SUBSEQUENT EVENTS

The Company assessed events that have occurred subsequent to December 31, 2013 through March 28, 2014 for potential recognition and disclosure in the consolidated financial statements. No events have occurred that would require adjustment to or disclosure in the consolidated financial statements which were available for issuance on March 28, 2014.

NOTE 23. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2013 and 2012:

CONDENSED BALANCE SHEETS

	2013	2012
Assets
Cash	$205,609	$4,817
Investment in subsidiaries	4,920,972	12,568,312
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	59,939	64,839
Total assets	$5,339,520	$12,790,968

Liabilities and Stockholders’ Equity
Other liabilities	$956,865	$696,134
Note payable	275,250	275,250
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	704,405	8,416,584
Total liabilities and stockholders’ equity	$5,339,520	$12,790,968

CONDENSED STATEMENTS OF OPERATIONS

	2013	2012
Income
Interest income	$39	$212
Dividends from bank subsidiary	-	-
Other income	-	-
Total income	39	212

Expense
Interest expense	156,859	159,106
Other expenses	87,925	118,096
Total expenses	244,784	277,202

Loss before income tax benefit and equity in undistributed loss of subsidiaries	(244,745)	(276,990)
Income tax benefit	-	-

Loss before equity in undistributed loss of subsidiaries	(244,745)	(276,990)
Equity in undistributed loss (distributions in excess of earnings) of subsidiaries	(5,257,315)	(1,454,735)

Net loss	$(5,502,060)	$(1,731,725)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23. PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

 CONDENSED STATEMENTS OF CASH FLOWS

	2013	2012
OPERATING ACTIVITIES
Net loss	$(5,502,060)	$(1,731,725)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Losses of subsidiaries	5,257,315	1,454,735
Net other operating activities	235,537	-
Net cash used in operating activities	(9,208)	(276,990)

INVESTING ACTIVITIES
Capital contribution in bank	-	(1,861,245)
Net cash provided by (used in) investing activities	-	(1,861,245)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock	-	1,000,000
Proceeds from issuance of common stock from secondary stock offering	210,000	1,120,000
Proceeds from exercise of stock options	-	10,001
Net cash provided by financing activities	210,000	2,130,001

Net increase (decrease) in cash	200,792	(8,234)

Cash at beginning of year	4,817	13,051
Cash at end of year	$205,609	$4,817

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We were engaged to audit the consolidated financial statements of Capitol City Bancshares, Inc. and subsidiaries as of and for the year ended December 31, 2013, and our report thereon dated March 31, 2014, which we are unable to express, and we do not express, an opinion on the consolidated financial statements as of December 31, 2013 and for the year then ended, appears on page 1. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2013, is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to procedures including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Due to the inability to express an opinion on the consolidated financial statements as of December 31, 2013, we therefore express no opinion concerning the supplementary information being fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Nichols, Cauley & Associates, LLC
Atlanta, GA

March 28, 2014

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2013

		Capitol City	Capitol
	Capitol City	Bancshares,	City Home
	Bank & Trust	Inc.	Loans	Eliminations	Consolidated
Assets

Cash and due from banks	$12,743,850	$205,609	$34,730	$(240,339)	$12,743,850
Interest-bearing deposits at other financial institutions	507,286	-	-	-	507,286
Federal funds sold	294,000	-	-	-	294,000
Securities available for sale	38,652,780	153,000	-	-	38,805,780
Restricted equity securities, at cost	608,700	-	-	-	608,700
Investment in subsidiaries	-	4,920,972	-	(4,920,972)	-
Loans, net of unearned income	209,469,729	-	-	-	209,469,729
Less allowance for loan losses	6,231,422	-	-	-	6,231,422
Loans, net	203,238,307	-	-	-	203,238,307

Premises and equipment, net	8,590,035	-	326	-	8,590,361
Foreclosed real estate	20,463,980	-	-	-	20,463,980
Other assets	1,661,623	59,939	-	-	1,721,562

Total assets	$286,760,561	$5,339,520	$35,056	$(5,161,311)	$286,973,826

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Noninterest-bearing	$29,821,545	$-	$-	$(240,339)	$29,581,206
Interest-bearing	245,807,660	-	-	-	245,807,660
Total deposits	275,629,205	-	-	(240,339)	275,388,866
Note payable	-	275,250	-	-	275,250
Federal Home Loan Bank advances	5,500,000	-	-	-	5,500,000
Company guaranteed trust preferred securities	-	3,403,000	-	-	3,403,000
Other liabilities	745,440	956,865	-	-	1,702,305
Total liabilities	281,874,645	4,635,115	-	(240,339)	286,269,421

Stockholders' equity

Preferred Stock	-	2,607,800	-	-	2,607,800
Common Stock	3,192,528	10,376,069	341,000	(3,533,528)	10,376,069
Surplus	24,085,617	927,398	-	(24,085,617)	927,398
Retained deficit	(19,953,648)	(10,768,281)	(305,944)	20,259,592	(10,768,281)
Accumulated other comprehensive income (loss)	(2,438,581)	(2,438,581)	-	2,438,581	(2,438,581)
Total stockholders' equity	4,885,916	704,405	35,056	(4,920,972)	704,405

Total liabilities and stockholders' equity	$286,760,561	$5,339,520	$35,056	$(5,161,311)	$286,973,826

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

		Capitol City	Capitol
	Capitol City	Bancshares,	City Home
	Bank & Trust	Inc.	Loans	Eliminations	Consolidated
Interest income:
Loans, including fees	$10,597,816	$-	$-	$-	$10,597,816
Deposits in banks	698	39	-	(39)	698
Securities	769,356	-	-	-	769,356
Federal funds sold	14,345	-	-	-	14,345
Total interest income	11,382,215	39	-	(39)	11,382,215

Interest expense:
Deposits	3,202,869	-	-	(39)	3,202,830
Other borrowings	19,402	156,859	-	-	176,261
Total interest expense	3,222,271	156,859	-	(39)	3,379,091
Net interest income (loss)	8,159,944	(156,820)	-	-	8,003,124
Provision for loan losses	3,600,000	-	-	-	3,600,000
Net interest income (loss) after provision for loan losses	4,559,944	(156,820)	-	-	4,403,124

Other income:
Service charges on deposit accounts	1,527,864	-	-	-	1,527,864
Other fees and commissions	86,466	-	-	-	86,466
Gain on sales of available for sale securities	392,346	-	-	-	392,346
Rental income	413,040	-	-		413,040
Gain on disposal of premises and equipment	72,857	-	-	-	72,857
Other operating income	563,935	-	-	-	563,935
Total other income	3,056,508	-	-	-	3,056,508

Other expenses:
Salaries and employee benefits	3,714,406	-	-	-	3,714,406
Occupancy and equipment expenses, net	1,200,833	-	2,290	-	1,203,123
Loss on sales of foreclosed real estate	325,609	-	-	-	325,609
Other real estate expenses and writedowns	1,563,646	-	-	-	1,563,646
Other operating expenses	6,065,943	87,925	1,040	-	6,154,908
Total other expenses	12,870,437	87,925	3,330	-	12,961,692

Loss before income tax benefit and equity in undistributed loss of subsidiaries	(5,253,985)	(244,745)	(3,330)	-	(5,502,060)
Income tax benefits	-	-	-	-	-
Loss before equity in undistributed loss of subsidiaries	(5,253,985)	(244,745)	(3,330)	-	(5,502,060)
Equity in undistributed loss of subsidiaries	-	(5,257,315)	-	5,257,315	-
Net loss	$(5,253,985)	$(5,502,060)	$(3,330)	$5,257,315	$(5,502,060)

